U.S. $1,000,000,000

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
Dated as of September 25, 2015
among
KBR, INC.
as Borrower,
THE ISSUING BANKS NAMED HEREIN
as Issuing Banks,
THE BANKS NAMED HEREIN
as Banks,
CITIBANK, N.A.
 as Administrative Agent

Syndication Agents:
BANK OF AMERICA, N.A.,
ING BANK, N.V., DUBLIN BRANCH,
 BNP PARIBAS,
and
 THE BANK OF NOVA SCOTIA,

Joint Lead Arrangers and Joint Bookrunners:
CITIGROUP GLOBAL MARKETS INC.,
BNP PARIBAS SECURITIES CORP.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INC.,
ING BANK, N.V., DUBLIN BRANCH,
 and
THE BANK OF NOVA SCOTIA

TABLE OF CONTENTS
Page
Article I
 DEFINITIONS AND ACCOUNTING TERMS
Section 1.01	Certain Defined Terms
Section 1.02	Computation of Time Periods
Section 1.03	Accounting Terms; GAAP.
Section 1.04	Miscellaneous
Section 1.05	Ratings
Section 1.06	Exchange Rate.
Section 1.07	Change of Currency.
Section 1.08	Additional Alternative Currencies.
Article II
 AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES
Section 2.01	The Revolving Credit Advances.
Section 2.02	Making the Revolving Credit Advances.
Section 2.03	Issuance of and Drawings and Reimbursement Under Letters of Credit.
Section 2.04	Fees.
Section 2.05	Reduction of Commitments.
Section 2.06	Repayment of Advances; Required Cash Collateral.
Section 2.07	Interest
Section 2.08	Additional Interest on Eurodollar Rate Advances
Section 2.09	Interest Rate Determination.
Section 2.10	Optional Prepayments
Section 2.11	Payments and Computations.
Section 2.12	Compensation for Losses
Section 2.13	Increased Costs and Capital Requirements.
Section 2.14	Taxes.
Section 2.15	Sharing of Payments, Etc.
Section 2.16	Illegality
Section 2.17	Conversion/Continuation of Advances
Section 2.18	Replacement of Bank
Section 2.19	Evidence of Indebtedness
Section 2.20	Increase in the Aggregate Revolving Credit Commitments; Increase in Letter of Credit Commitment.
Section 2.21	Defaulting Lenders.
Section 2.22	Extension of Maturity Date
Article III
 CONDITIONS OF LENDING
Section 3.01	Conditions Precedent to Effectiveness
Section 3.02	Conditions Precedent to Each Revolving Credit Advance, Each Commitment Increase and Each Issuance, Renewal, Amendment, Increase and Extension of Each Letter of Credit
Section 3.03	Determinations Under Section 3.01
Article IV
 REPRESENTATIONS AND WARRANTIES
Section 4.01	Representations and Warranties of the Borrower
Article V
 COVENANTS OF THE BORROWER
Section 5.01	Affirmative Covenants
Section 5.02	Negative Covenants
Section 5.03	Financial Covenants
Article VI
 EVENTS OF DEFAULT
Section 6.01	Events of Default
Section 6.02	Actions in Respect of the Letters of Credit upon Default
Section 6.03	Application of Funds
Article VII
 THE ADMINISTRATIVE AGENT
Section 7.01	Appointment and Authority
Section 7.02	Duties of Administrative Agent; Exculpatory Provisions.
Section 7.03	Reliance by Administrative Agent
Section 7.04	Rights as a Bank.
Section 7.05	Bank Credit Decision.
Section 7.06	Delegation of Duties
Section 7.07	Resignation; Removal of Administrative Agent.
Section 7.08	Joint Lead Arrangers, Joint Bookrunners, Syndication Agents
Section 7.09	Guarantee Matters
Section 7.10	Administrative Agent May File Proofs of Claim
Article VIII
 MISCELLANEOUS
Section 8.01	Amendments, Etc.
Section 8.02	Notices, Etc.
Section 8.03	No Waiver; Remedies; Enforcement
Section 8.04	Expenses and Taxes; Compensation; Indemnification.
Section 8.05	Right of Setoff
Section 8.06	Limitation and Adjustment of Interest.
Section 8.07	Binding Effect
Section 8.08	Assignments and Participations.
Section 8.09	No Liability of Issuing Banks
Section 8.10	Counterparts; Integration, Effectiveness; Electronic Execution.
Section 8.11	Judgment.
Section 8.12	Governing Law
Section 8.13	Jurisdiction; Damages.
Section 8.14	Confidentiality.
Section 8.15	Patriot Act Notice
Section 8.16	Waiver of Jury Trial
Section 8.17	Substitution of Currency
Section 8.18	No Advisory or Fiduciary Responsibility
Section 8.19	Amendment and Restatement

SCHEDULES
Schedule I	-	Commitments
Schedule II	-	Subsidiary Guarantors
Schedule 4.01(b)	-	Loan Parties, Subsidiaries and Project Finance Subsidiaries
Schedule 5.02(a)(i)                                            -        Existing Liens
Schedule 5.02(b)(ii)                                            -        Existing Debt of Subsidiaries
Schedule 5.02(i)                                    -    Existing Restrictive Agreements

EXHIBITS
Exhibit A                    -  Form of Note
Exhibit B-1                          -            Form of Notice of Revolving Credit Borrowing
Exhibit B-2                          -            Form of Notice of Issuance and Application for Letter of Credit
Exhibit C                    -  Form of Guarantee
Exhibit D                    -  Form of Assignment and Acceptance
Exhibit E                    -  Strategic Plan

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
 Dated as of September 25, 2015
This Amended and Restated Credit Agreement (this "Agreement") is entered into as of the date set forth above, among KBR, Inc., a Delaware corporation (the "Borrower"), and Citibank, N.A., a national banking association ("Citibank"), as Administrative Agent and as an Issuing Bank, the other Issuing Banks party hereto and the Banks party hereto.
Preliminary Statement:  The Borrower is a party to the Existing Credit Agreement as herein defined, together with Citibank, N.A. as Administrative Agent and the banks and financial institutions parties thereto.  The Borrower has requested that the Existing Credit Agreement be amended and restated and the parties hereto are willing to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows
ARTICLE I
 DEFINITIONS AND ACCOUNTING TERMS
Section 1.01                          Certain Defined Terms.  As used in this Agreement, the terms "Borrower" and "Citibank" shall have the meanings set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"Administrative Agent" means Citibank in its capacity as administrative agent and any successor in such capacity pursuant to Section 7.07.
"Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, Agent's Account with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Banks.
"Administrative Questionnaire" means an Administrative Questionnaire in the form approved by the Administrative Agent.
"Advance" means a Revolving Credit Advance under Section 2.01 or a Letter of Credit Advance under Section 2.03 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each, a "Type" of Advance).
"Affected Bank" has the meaning specified in Section 2.16.
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.
"Agent Parties" has the meaning specified in Section 8.02(c).
"Agent's Account" means (a) the account of the Administrative Agent maintained by the Administrative Agent with Citibank at its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, Account No. 36852248, Attention:  KBR Account Officer, (b) ) in the case of Revolving Credit Advances denominated in any Committed Foreign Currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Borrower and the Banks for such purpose, or (c) such other account as the Administrative Agent shall specify in writing to the Banks.
"Agreement" means this Amended and Restated Revolving Credit Agreement dated as of the Effective Date among the Borrower, the Banks and the Administrative Agent, as amended from time to time in accordance with the terms hereof.
"Anti-Corruption Laws" means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
"Applicable Lending Office" means, with respect to each Bank, (i) in the case of a Base Rate Advance, such Bank's Domestic Lending Office, and (ii) in the case of a Eurodollar Rate Advance, such Bank's Eurodollar Lending Office.
"Applicable Margin" means the percentages per annum (stated in terms of basis points) set forth in the table below, for any date of determination, with respect to the Type of Advance or Letter of Credit Fee that corresponds to the Pricing Level, as determined based upon the ratio of Consolidated Debt to Consolidated EBITDA determined as of the last day of the immediately preceding fiscal quarter.
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Applicable Margin for Eurodollar Rate Advances, and Financial Standby Letters of Credit Fees	Applicable Margin for Base Rate Advances
1	≤ 1.00:1	22.5	137.50	37.50
2	> 1.00:1 but ≤ 2.50:1	22.5	150.00	50.00
3	> 2.50:1 but ≤ 3.00:1	25.0	162.50	62.50
4	> 3.00:1	25.0	175.00	75.00

Any increase or decrease in the Applicable Margin resulting from a change in the ratio of Consolidated Debt to Consolidated EBITDA shall become effective as of the first Business Day immediately following the date of delivery of a compliance certificate pursuant to Section 5.01(d)(i) or Section 5.01(d)(ii); provided, however, that if any such compliance certificate is not delivered when due in accordance with such Sections, then, upon the request of the Required Banks, Pricing Level 4 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered and shall remain in effect until the date on which such compliance certificate is delivered.  The Applicable Margin in effect on the Effective Date shall be based on Pricing Level 1 until the first calculation date following the receipt by the Administrative Agent and the Banks of the financial information and related compliance certificate for the first fiscal quarter ending after the Effective Date.
"Applicable Time" means, with respect to any borrowings and payments in any Committed Foreign Currency, the local time in the place of settlement for such Committed Foreign Currency as may be determined by Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
"Approved Electronic Communications" has the meaning set forth in Section 8.02(c).
"Approved Electronic Platform" has the meaning specified in Section 8.02(c).
"Approved Fund" means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
"Assignment and Acceptance" means an Assignment and Acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.08), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
"Assuming Lender" has the meaning specified in Section 2.20.
"Available Amount" of any Letter of Credit means, at any time, the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit at the time of such determination (assuming compliance at such time with all conditions to drawing); provided, however, that with respect to any Letter of Credit that by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the maximum available amount thereof, the Available Amount of such Letter of Credit shall, for all purposes other than the calculation of fees under Section 2.04(b), be deemed to be the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum available amount is in effect at such time.
"Banks" means the Issuing Banks and the other banks and other financial institutions party hereto from time to time as lenders, including each Eligible Assignee that becomes a party hereto pursuant to Section 2.18, Section 8.08(a), Section 8.08(d) or Section 8.08(g).
"Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Overnight Rate in effect on such day plus ½ of 1% per annum and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum.  For purposes of this definition, the Eurodollar Rate for any day shall be based on the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day.  Any change in the Base Rate due to a change in the Prime Rate, the Overnight Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Overnight Rate or the Eurodollar Rate, respectively.
"Base Rate Advance" means an Advance which bears interest as provided in Section 2.07(a).  All Base Rate Advances shall be denominated in Dollars.
"Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Banks pursuant to Section 2.01 and, if such Advances are Eurodollar Rate Advances, having Interest Periods of the same duration.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and:
(a)            if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day that is also a London Banking Day;
(b)            if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means a TARGET Day;
(c)            if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
"Capitalized Leases" means leases that should be, in accordance with GAAP, recorded as capitalized leases; provided that (a) any lease entered into prior to the Effective Date that is treated as an operating lease under GAAP as in effect as of the Effective Date but that is classified as a Capitalized Lease because of changes in GAAP that take effect after the Effective Date and (b) any lease entered into after the Effective Date that was considered an operating lease under GAAP as in effect as of the date it was entered into but that is classified as a Capitalized Lease because of changes in GAAP that take effect after such date and (c) any lease that did not exist on the Effective Date and was required to be characterized as a Capitalized Lease but would not have been required to be treated as a Capitalized Lease on the Effective Date had it existed at that time, in each case, shall be treated as an operating lease for all purposes under this Agreement.
"Cash Collateralize" means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank (and "Cash Collateral" and "Cash Collateralization" have corresponding meanings).
"Cash Equivalents" means
(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)            marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's;
(c)            commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service) and corporate notes or bonds maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A- or A3 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(d)            certificates of deposit maturing within one year after the date of acquisition, bankers' acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued or accepted by any Bank or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any foreign country recognized by the United States having combined capital and surplus of not less than $100,000,000 (or the Foreign Currency Equivalent thereof);
(e)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;
(f)            marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)            Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
(h)            investment funds investing substantially all their assets in securities of one or more of the types of securities described in clauses (a) through (g) above; and
(i)            substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks);
provided that any Investment that, when made, complies with the requirements of the definition of the term "Cash Equivalents" may continue to be held notwithstanding that such Investment, if made thereafter, would not comply with such requirements.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 25% or more of the combined voting power of all Voting Interests of the Borrower or (b) during any period of 24 consecutive months, the Continuing Directors shall cease for any reason (other than death or disability) to constitute a majority of the board of directors of the Borrower.
"Co-Documentation Agents" means Barclays Bank PLC, Compass Bank, Lloyds Bank plc, MUFG Union Bank, N.A., Regions Bank and Sumitomo Mitsui Banking Corporation.
"Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.
"Commercial Letter of Credit" means a letter of credit qualifying as a "commercial letter of credit" under 12 C.F.R. Part 3, Appendix A, Section 3(b)(3)(i) or any successor U.S. Comptroller of the Currency regulation.
"Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment, as the context may require.
"Commitment Date" has the meaning specified in Section 2.20.
"Commitment Fee" has the meaning specified in Section 2.04(a).
"Commitment Increase" has the meaning specified in Section 2.20.
"Committed Foreign Currencies" means, collectively, the lawful currency of the United Kingdom of Great Britain and Northern Ireland, the lawful currency of Japan and Euros.
"Communications" has the meaning specified in Section 8.02(c).
"Consolidated Debt" means at any time, without duplication, the Indebtedness of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis as of such time, excluding:
(i)            Indebtedness of Project Finance Subsidiaries;
(ii)            Permitted Non-Recourse Indebtedness;
(iii)            obligations under letter of credit reimbursement agreements with respect to any Performance Letters of Credit and Commercial Letters of Credit, in each case, so long as such letters of credit remain undrawn;
(iv)            Hedging Obligations;
(v)            obligations with respect to bid, performance or similar project-related bonds, bank guarantees and bankers' acceptances obtained in the ordinary course of the Borrower's and its Subsidiaries' business or consistent with past practice or Ordinary Course Industry Norms, so long as such bonds or other instruments remain undrawn; and
(vi)            obligations with respect to letters of credit, bankers' acceptances and bank guarantees, in each case to the extent collateralized with cash and/or Cash Equivalents.
"Consolidated EBITDA" means, for any period, for the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) on a consolidated basis, an amount equal to Consolidated Net Income Attributable to Borrower for such period
(a) increased by the following to the extent deducted in calculating such Consolidated Net Income Attributable to Borrower:
(i) Consolidated Interest Charges for such period,
(ii) income tax expenses,
(iii) depreciation expense,
(iv) amortization expense,
(v) net income attributable to noncontrolling interests,
(vi) charges, accruals, reserves and expenses related to restructuring, asset impairment or other extraordinary items or related to non-cash estimate project losses (including non-extraordinary items) and non-cash charges (other than any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenses in any future period;
(vii) charges, expenses or losses indemnified or required to be indemnified by Halliburton Company,
(b) decreased by the following to the extent included in calculating such Consolidated Net Income Attributable to Borrower:  (i) cash payments related to restructuring, asset impairment or other extraordinary items or related to non-cash estimate project losses (including non-extraordinary items) (except to the extent indemnified or required to be indemnified by Halliburton Company) and (ii) any non-cash items of income or gain;
provided, that:
(A)            with respect to any Project Finance Subsidiary, any cash distribution made by such Project Finance Subsidiary to the Borrower or any Subsidiary of the Borrower (other than any Project Finance Subsidiary) to the extent not previously included in the equity and earnings of such Person shall be included for purposes of calculation of Consolidated EBITDA; and
(B)            for the purposes of determining Consolidated EBITDA for any period during which the purchase or other acquisition of Equity Interests or other property or assets of any Person is consummated, or the sale, transfer, abandonment or other Disposition of, or closure or discontinued operations related to, Equity Interests or other property or assets of any Person is consummated, Consolidated EBITDA shall be adjusted in a manner consistent with Regulation S-X promulgated under the Securities Act of 1933, as amended, or as reasonably satisfactory to the Administrative Agent, in each case, to give effect to the consummation of such acquisition or Disposition on a pro forma basis in accordance with GAAP, as if such acquisition or Disposition occurred on the first day of such period; and
(C)            to the extent included in Consolidated Net Income Attributable to Borrower, there shall be excluded in determining Consolidated EBITDA for any period any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Codification No. 815 and its related pronouncements and interpretations.
"Consolidated Interest Charges" means, for any period, for the Borrower and its consolidated Subsidiaries on a consolidated basis, the sum of all interest, premium payments, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and all fees paid in respect of letters of credit, surety bonds and similar instruments.
"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period.
"Consolidated Net Income Attributable to Borrower" means, for any period, net income attributable to the Borrower on a consolidated basis for that period.  When determining Consolidated Net Income Attributable to the Borrower for any fiscal quarter, undistributed net income of a Subsidiary shall be excluded to the extent that the ability of such Subsidiary to pay dividends or distributions on equity to the Borrower or to a Subsidiary is, as of the date of determination of Consolidated Net Income Attributable to Borrower, restricted by its organizational documents, any contractual obligation (other than pursuant to this Agreement), or any law.
"Consolidated Net Worth" means at any time the total consolidated Shareholders' Equity of the Borrower and its consolidated Subsidiaries calculated on a consolidated basis as of such time (excluding treasury stock), and, except as otherwise provided in Section 1.03(a), determined in accordance with GAAP.
"Continuing Directors" means, during any period, the directors of the Borrower on the first date of such period, and each other director if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09, Section 2.16 or Section 2.17.
"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
"Defaulting Lender" means, at any time, subject to Section 2.21(h), (i) any Bank that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance and/or make a payment to any Issuing Bank in respect of a Letter of Credit Advance or make any other payment due hereunder (each a "funding obligation") unless such Bank has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Bank's determination that one or more conditions precedent to funding has not been satisfied (each of which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing), (ii) any Bank that has notified the Administrative Agent, the Borrower or any Issuing Bank in writing or has stated publicly, that it does not intend to comply with its funding obligation hereunder, unless such writing or statement states that such position is based on such Bank's determination that one or more conditions precedent to funding cannot be satisfied (each of which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement), (iii) any Bank that has defaulted on its funding obligations under other loan agreements, credit agreements or similar financing agreements with the Borrower or any Subsidiary thereof, (iv) any Bank that has, for five or more Business Days, failed to confirm in writing to the Administrative Agent and the Borrower, in response to a written request of the Administrative Agent or the Borrower, that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent's and the Borrower's receipt of such written confirmation), or (v) any Bank with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.21(a) as a result of a Bank's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination by the Administrative Agent that a Bank is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Lender (subject to Section 2.21(h)) upon notification of such determination by the Administrative Agent in good faith to the Borrower, the Issuing Banks and the Banks.
"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanction (as of the Effective Date, Iran, Cuba, North Korea, Sudan, Syria, and the Crimea region).
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition of property.
"Disposition Date" has the meaning given to such term in the definition of "Permitted Disposition".
"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date.
"Dollar Equivalent" means, on any date, (i) in relation to an amount denominated in a currency other than Dollars, the equivalent in Dollars determined by using the Spot Rate (determined as of such date, if such date is a Revaluation Date, or if such date is not a Revaluation Date, as of the most recent Revaluation Date) and (ii) in relation to an amount denominated in Dollars, such amount.
"Dollars" and "$" means lawful money of the United States of America.
"Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Bank, as applicable, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
"Domestic Subsidiary" means any Subsidiary incorporated or organized under the laws of a state of the United States or the District of Columbia.
"Effective Date" has the meaning specified in Section 3.01.
"Eligible Assignee" means (i) any Bank, (ii) any Affiliate of any Bank, (iii) an Approved Fund, and (iv) with the consent of the Administrative Agent and each Issuing Bank (which consent shall not be unreasonably withheld), and so long as no Event of Default under Section 6.01(a) or Section 6.01(e) shall have occurred and be continuing, the Borrower (which consent shall not be unreasonably withheld), any other Person; provided, however, that (A) no (w) Loan Party or any Affiliate of any Loan Party, (x) Defaulting Lender or any Person who, upon becoming a Bank hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (y) a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person shall be an Eligible Assignee; and (B) in the case of an assignment by an Issuing Bank pursuant to Section 8.08(d), the consent of the other Issuing Banks shall not be required.
"Environmental Action" means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
"Environmental Law" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.
"Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"ERISA Affiliate" means any Person that is a member of a Loan Party's controlled group, or under common control with a Loan Party, within the meaning of Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA or Section 412 of the Code, within the meaning of Section 414(m) or (o) of the Code.
"ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, (b) the application for a minimum funding waiver with respect to a Pension Plan; (c) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041 or 4041A of ERISA other than a standard termination under Section 4041(b) of ERISA; (d) the cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from Pension Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) (i) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or (ii) the receipt by the Borrower or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (g) the imposition of any liability upon the Borrower or any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (h) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; or (i) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Pension Plan or Multiemployer Plan.
"Euro" and "EUR" mean the lawful currency of the Participating Member States.
"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
"Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" specified in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Bank, as applicable (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.
"Eurodollar Rate" means, for any Interest Period, the rate per annum equal to the ICE Benchmark Administration Limited (or the successor thereto) LIBOR Rate ("LIBOR"), as published on the applicable Reuters screen page (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar (or other applicable currency) deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar (or other applicable currency) deposits with a maturity comparable to such Interest Period; provided that if the Eurodollar Rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.  In the event that such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate at which Dollar (or other applicable currency) deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in Same Day Funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period provided that if the Eurodollar Rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
"Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.07(b).  Eurodollar Rate Advances may be denominated in Dollars or in a Committed Foreign Currency.  All Advances denominated in a Committed Foreign Currency must be Eurodollar Rate Advances.
"Eurodollar Rate Reserve Percentage" of any Bank for any Interest Period for all Eurodollar Rate Advances comprising part of the same borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
"Events of Default" has the meaning specified in Section 6.01.
"Excluded Dividends" means (i) cash payments in lieu of fractional shares in connection with (a) any dividend, split or combination thereof, (b) any permitted acquisition of Equity Interests or (c) in connection with any conversion or exchange of Equity Interests and (ii) any dividend payable in Equity Interests or in an amount not in excess of the substantially concurrent issuance of Equity Interests of the Borrower.
"Excluded Subsidiary" means (a) any Subsidiary of the Borrower that is not a wholly owned Subsidiary of the Borrower, (b) any Foreign Subsidiary of the Borrower, (c) any Domestic Subsidiary of the Borrower (including a disregarded entity for United States Federal income tax purposes) that has no material assets other than Equity Interests in one or more "controlled foreign corporations" ("CFCs") within the meaning of Section 957 of the Code, (d) any Domestic Subsidiary of the Borrower that is a Subsidiary of a CFC, (e) any Subsidiary of the Borrower that is prohibited or restricted by applicable Law or contractual restriction (with respect to any such contractual restriction, only to the extent existing on the Effective Date or the date on which the applicable Person becomes a Subsidiary of the Borrower (and not created in contemplation of such acquisition)) from providing a Guaranty, or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization ("Government Approval") and the Borrower is unable, after exercising its best efforts, to obtain such Government Approval, (f) each Project Finance Subsidiary, and (g) any other Subsidiary of the Borrower with respect to which, in the reasonable judgment of the Administrative Agent with the consent of the Required Banks (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Banks therefrom.
"Excluded Taxes" means, with respect to the Administrative Agent, any Bank and any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), branch profits and franchise taxes (i) imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, or (ii) as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising from it having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a), (c) Taxes attributable to such Foreign Lender's failure or inability (other than as a result of Change of Law) to comply with Section 2.14(g) and (d) Taxes imposed under FATCA.
"Existing Credit Agreement" means that certain Five Year Revolving Credit Agreement dated as of December 2, 2011 among KBR, Inc., as borrower, Citibank, N.A., as administrative agent, the issuing banks named therein, and the lenders a party thereto, as amended.
"Existing Letters of Credit" means each of the Letters of Credit as defined in and issued under the Existing Credit Agreement outstanding on the Effective Date.
"Existing Maturity Date" shall have the meaning set forth in Section 2.22(a).
"Extended Letter of Credit" has the meaning specified in Section 2.01(b).
"Extending Banks" has the meaning specified in Section 2.22(e).
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(i) of the Code.

"Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.
"Financial LC Sublimit" means at any time an amount equal to fifteen percent (15%) of the aggregate Revolving Credit Commitments at such time.  The Financial LC Sublimit is part of, and not in addition to, the Revolving Credit Facility.
"Financial Standby Letter of Credit" means a Letter of Credit that is a "financial standby letter of credit" as defined in 12 C.F.R. Part 3, Appendix A (Risk-Based Capital Guidelines), Section 4 or any successor regulation.
"First Tier Domestic Subsidiary" means a First Tier Subsidiary that is a Domestic Subsidiary.
"First Tier Subsidiary" means a direct Subsidiary of the Borrower.
"Foreign Currency" means any lawful currency (other than Dollars).
"Foreign Currency Advance" means an Advance denominated in a Committed Foreign Currency.
"Foreign Currency Equivalent" means at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.
 "Foreign Currency Letter of Credit" means a Letter of Credit denominated in a Foreign Currency.
"Foreign Currency Letter of Credit Contingency Amount" means, at any time, an amount equal to 10% of the aggregate Available Amount of all Foreign Currency Letters of Credit outstanding at such time.
"Foreign Lender" means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Subsidiary" means a Subsidiary that is not a Domestic Subsidiary
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means generally accepted accounting principles in the United States of America.  Subject to the provisions of Section 1.03(a).  the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (subject to Section 1.03(a)). The Borrower shall give prompt notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.
"Gap Cash Collateral Amount" has the meaning set forth in the definition of "Unused Revolving Credit Commitment".
"Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, joint venture, joint stock company, or limited liability company.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" means the guarantee of the Subsidiary Guarantors substantially in the form of Exhibit C, together with each Guarantee Supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.
"Guarantee Supplement" has the meaning specified in Section 5.01(j).
"Guaranty Obligation" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain equity or other financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligees against loss in respect thereof (in whole or in part); provided, however, that the term "Guaranty Obligation" shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business,  (ii) any obligation to the extent it is payable only in any Equity Interest issued by the Borrower, (iii) any Lien on the Equity Interests of a Project Finance Subsidiary securing Project Financing and (iv) any Lien on the Equity Interests of a Joint Venture securing Joint Venture Debt.
"Hazardous Materials" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
"Hedging Obligation" means an obligation of the Borrower or a Subsidiary entered into in the ordinary course of business or consistent with past practice pursuant to an interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other hedging agreement.
"IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board.
"Increase Date" has the meaning specified in Section 2.20.
"Increasing Lender" has the meaning specified in Section 2.20.
"Indebtedness" means, for any Person and without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than deferred rent and trade accounts payable and other similar current obligations arising in the ordinary course of business), (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (d) all contingent and non-contingent obligations of such Person in connection with letters of credit, bankers' acceptances, bank guaranties and similar instruments (including, in the case of the Borrower, indemnification obligations of the Borrower to Halliburton Company, in respect of letters of credit) and all non-contingent reimbursement obligations in connection with surety bonds and similar instruments, (e) all obligations of such Person under Capitalized Leases, (f) all Guaranty Obligations of such Person with respect to the obligations of another of a type described in clauses (a) through (e) above, (g) all indebtedness referred to in clauses (a) through (e) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person (other than (i) a Lien on the Equity Interests of a Project Finance Subsidiary securing Project Financing and (ii) a Lien on the Equity Interests of a Joint Venture securing Joint Venture Debt), even though such Person has not assumed or become liable for the payment of such Indebtedness (provided that, for purposes of determining the amount of Indebtedness of the type described in this clause, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness), and (h) all Indebtedness referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  For the avoidance of doubt, in calculating the consolidated Indebtedness of the Borrower and its consolidated Subsidiaries, where one letter of credit, acceptance or bank guarantee is issued for the account of the Borrower or one of its Subsidiaries and which supports another letter of credit, acceptance or bank guarantee of the Borrower or such Subsidiary, the related Indebtedness shall only be included once.
Notwithstanding the preceding, "Indebtedness" of a Person shall not include:
(1)            any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;
(2)            any obligation arising from agreements of such Person providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the Disposition or acquisition of any business, assets or capital stock of a Subsidiary in a transaction permitted by this Agreement, and in each case unless and until such obligations appear in the liabilities section of the balance sheet of such Person prepared in accordance with GAAP; and
(3)            obligations in respect of worker's compensation claims, self insurance obligations and obligations under completion guaranties, in each case incurred by the Borrower or a Subsidiary in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms.
"Indemnified Party" has the meaning specified in Section 8.04(b).
"Indemnified Taxes" means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
"Information Memorandum" means the Confidential Information Memorandum dated August 2015 document in the form approved by the Borrower concerning the Loan Parties and their Subsidiaries which, at the Borrower's request and on its behalf, was prepared in relation to this transaction and distributed by the Joint Lead Arrangers to selected financial institutions before the date of this Agreement.
 "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the Borrower and each of the Banks may agree to for such Interest Period), in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided, however, that:
(a)            Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(b)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(c)            any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;
(d)            the Borrower may not select an Interest Period for any Advance if the last day of such Interest Period would be later than the date on which the Advances are then payable in full or if any Event of Default shall have occurred and be continuing at the time of selection; and
(e)            the Required Banks may demand that any or all of the then outstanding Eurodollar Rate Advances denominated in a Committed Foreign Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
"Investment" means, with respect to any Person, any loan or advance by such Person to any other Person, any purchase or other acquisition of any Equity Interests or Indebtedness issued by such other Person or the assets comprising a division or business unit or a substantial part or all of the business of such other Person, any capital contribution to such other Person or any other direct or indirect investment in such other Person, including any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (f) or (g) of the definition of "Indebtedness" in respect of such Person.
"Investment Grade Rating Date" means the first date, occurring after the Effective Date, on which the senior unsecured long-term debt of the Borrower is rated BBB- or better by S&P or Baa3 or better by Moody's.
"ISP" has the meaning specified in Section 2.03(g).
"Issuing Bank" means each of (a) Citibank, BNP Paribas, ING Bank, N.V., Dublin Branch, The Bank of Nova Scotia, Bank of America, N.A. and Compass Bank in their capacities as initial issuing banks, (b) any other Bank that, by written agreement with the Borrower (and with the consent of the Administrative Agent not to be unreasonably withheld), agrees to be an Issuing Bank, and (c) any Eligible Assignee to which a Letter of Credit Commitment has been assigned pursuant to Section 8.08 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.  An Issuing Bank may, with the prior consent of the Borrower (not to be unreasonably withheld), arrange for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate solely with respect to such Letters of Credit issued by such Affiliate; provided that such designation shall not result in or grant to such Affiliate the status or rights of a Bank pursuant to this Agreement.
"Joint Lead Arrangers" means, collectively, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., BNP Paribas Securities Corp., ING Bank, N.V., Dublin Branch, and The Bank of Nova Scotia.
"Joint Venture" means any Person (other than a Subsidiary of the Borrower) in which the Borrower (including ownership through Subsidiaries) owns Equity Interests representing 50% or less of the Equity Interests of such Person.
"Joint Venture Debt" has the meaning specified in Section 5.02(a)(vi).
"JV Subsidiary" means each Subsidiary of the Borrower (a) that directly holds an Equity Interest in any Joint Venture and (b) that has no other material assets.
"L/C Cash Collateral Account" means the letters of credit cash collateral deposit account, Account No. 30618602, with Citibank, as securities intermediary and depository bank, at its office at One Penns Way, 2nd Floor, New Castle, Delaware 19720, in the name of the Borrower but under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement, or such other account as the Administrative Agent shall specify in writing to the Borrower and the Banks.
"L/C Exposure" means, at any time and without duplication, the sum of (a) the Available Amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations of the Borrower in respect of drawings of drafts under any Letter of Credit made by a Letter of Credit beneficiary, including all unpaid Letter of Credit Advances.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"L/C Related Documents" has the meaning specified in Section 2.06(b)(iii)(A).
"Lender Insolvency Event" with respect to a Bank means that (i) such Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) other than pursuant to an Undisclosed Administration with respect to such Bank that is not expected by such Bank to impair or delay its ability to satisfy its funding obligations hereunder, such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Bank or its Parent Company or the exercise of control over such Bank or its Parent Company by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not (i) result in or provide such Bank or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank or its Parent Company (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person and (ii) prohibit such Bank from performing its obligations under this Agreement.
"Letter of Credit" has the meaning set forth in Section 2.01(b).
"Letter of Credit Advance" means an Advance made by any Issuing Bank or any Bank pursuant to Section 2.03(d).
"Letter of Credit Commitment" of any Issuing Bank means, at any time, the Dollar amount set forth (a) opposite such Issuing Bank's name on Schedule I under the heading "Letter of Credit Commitments", (b) in the relevant Assignment and Acceptance to which such Issuing Bank is a party or (c) in such other agreement pursuant to which such Issuing Bank becomes an Issuing Bank hereunder, in each case as such amount may be terminated, reduced or increased pursuant to Section 2.05, Section 2.20, Section 6.01 or Section 8.08.
"Letter of Credit Fees" means fees payable pursuant to Section 2.04(b) or Section 2.04(c).
"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, a statutory deemed trust and any easement, right of way or other encumbrance on title to real property; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property shall not constitute a Lien.
"Loan Documents" means, collectively, this Agreement, the Guarantee, the Notes, the Letters of Credit, any L/C Related Documents executed by the Borrower or any Loan Party, any agreement executed by the Borrower creating or perfecting rights in Cash Collateral provided by the Borrower in accordance with the terms and conditions of this Agreement, and any fee letters executed by the Borrower in connection with this Agreement.
"Loan Parties" means, collectively, the Borrower and the Subsidiary Guarantors.
"London Banking Day" means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
"Material Adverse Change" means a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries, taken as a whole.
"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Bank under any Loan Document or (c) the ability of each of the Borrower or any Subsidiary Guarantor to perform its Obligations under any Loan Document to which it is or is to be a party.
"Material Domestic Subsidiary" means, at any date, any wholly-owned Domestic Subsidiary which is a Material Subsidiary.
"Material Subsidiary" means, as at any date of determination (i) KBR Holdings, LLC and (ii) each other Subsidiary, excluding any Project Finance Subsidiary, now existing or hereafter acquired or formed if the revenues of such other Subsidiary plus the revenues of its Subsidiaries equal more than 5% of total revenues of the Borrower and its Subsidiaries for the most recently ended four fiscal quarters.  In calculating total revenues the revenues attributable to interests in Subsidiaries which interests are not owned by the Borrower shall be excluded.
"Maturity Date" means the date that is the fifth anniversary of the Effective Date, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.22, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
"Moody's" means Moody's Investors Service, Inc. or any successor to its debt ratings business.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any liability, or during the preceding five plan years, has made or been obligated to make contributions.
"Multiple Employer Plan" means an employee pension benefit plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Non-Consenting Lender" has the meaning specified in Section 2.18
"Non-Defaulting Lender" means, at any time, a Bank that is not a Defaulting Lender.
"Non-Extending Bank" shall have the meaning set forth in Section 2.22(b).
"Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owing to such Bank.
"Notice Date" shall have the meaning set forth in Section 2.22(b).
"Notice of Issuance and Application for Letter of Credit" has the meaning specified in Section 2.03(a).
"Notice of Revolving Credit Borrowing" has the meaning specified in Section 2.02(a).
"NPL" means the National Priorities List under CERCLA.
 "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Ordinary Course Industry Norms", when used in the context of "consistent with Ordinary Course of Industry Norms", means similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of companies of similar size and similar credit quality, and in the same line of business, as the Borrower or the applicable Subsidiary.
"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
"Overnight Rate" means, for any day: (a) with respect to any amount denominated in Dollars, the Federal Funds Rate; and (b) with respect to any amount denominated in a Committed Foreign Currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citibank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.
"Parent Company" means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
"Participant" has the meaning assigned to such term in Section 8.08.
"Participant Register" has the meaning specified in clause (c) of Section 8.08.
"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
"PBGC" means the Pension Benefit Guaranty Corporation (or any successor).
"PEMEX" means Pemex Exploracíon y Produccíon.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Performance Letter of Credit" means a letter of credit qualifying as a "performance based standby letter of credit" under 12 C.F.R. Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.
"Permitted Disposition" means any Disposition by the Borrower or a Subsidiary, provided, that (x) on and as of the date that the Borrower or such Subsidiary entered into a binding obligation to consummate such Disposition (the "Disposition Date"), before and after giving effect to such Disposition (i) no Default or Event of Default exists and (ii) the Borrower is in Pro Forma Compliance with the covenants contained in Section 5.03 (calculated on a pro forma basis) as of the last day of the most recently completed fiscal quarter for which financial statements were required to be delivered pursuant to Section 5.01(d)(i) or (ii) (the  "relevant fiscal quarter" and the "quarter-end date") and (y) no later than five (5) Business Days after such Disposition Date (or such longer time as may be agreed by the Administrative Agent) the Borrower delivers to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower in form reasonably satisfactory to the Administrative Agent certifying as to the matters set forth in the foregoing subclauses (i) and (ii) of clause (x) and attaching reasonably detailed calculations demonstrating pro forma compliance as required by such subclause (ii).   Pro forma compliance as of a Disposition Date with respect to any Permitted Disposition shall be calculated by giving pro forma effect to such Permitted Disposition and to all other Dispositions consummated during the period after the relevant quarter-end date (as defined above) through such Disposition Date, as if such Permitted Disposition and such other Dispositions had been consummated on such  quarter-end date; provided that, the Borrower may elect to exclude the pro forma effect of such other Dispositions to the extent that the consideration received in connection with such excluded Dispositions does not exceed $5,000,000 in the aggregate during any fiscal year.  Pro forma compliance shall be calculated in a manner consistent with Regulation S-X promulgated under the Securities Act of 1933, as amended, or as reasonably satisfactory to the Administrative Agent
"Permitted L/C Collateral" means, with respect to any letter of credit, bankers' acceptance or bank guaranty, (a) cash and Cash Equivalents, (b) any deposit account containing such cash and Cash Equivalents, (c) with respect to commercial letters of credit and bankers' acceptances and bank guarantees serving a similar purpose, (i) all property shipped under or relative to such letter of credit, bankers' acceptance or bank guaranty or any drafts drawn thereunder and (ii) all documents accompanying or relative to drafts drawn under such letter of credit, bankers' acceptance or bank guaranty; and (d) the proceeds of the foregoing.
"Permitted Non-Recourse Indebtedness" means Indebtedness of the Borrower or any Subsidiary (including a Project Finance Subsidiary) of the Borrower, in each case incurred in connection with the acquisition, construction, repair or improvement by the Borrower, such Project Finance Subsidiary or other Subsidiary of any property securing such Indebtedness pursuant to a Lien permitted by Section 5.02(a)(ii) (or in the case of a Project Finance Subsidiary, pursuant to a Lien permitted by Section 5.02(a)(v)), provided that (i) recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited to (x) such property and (y) if such property is held by a Project Finance Subsidiary, to such Project Finance Subsidiary and Equity Interests issued by such Project Finance Subsidiary; (ii) neither the Borrower nor any such Subsidiary (other than a Project Finance Subsidiary) (A) otherwise provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (B) is otherwise directly or indirectly liable for such Indebtedness;  and (iii) no default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness (other than Project Financing or Permitted Non-Recourse Indebtedness) of the Borrower or such Subsidiary (other than a Project Finance Subsidiary and Subsidiaries thereof) in excess of $50,000,000, in the aggregate, to declare a default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means a Pension Plan or a Welfare Plan.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
"Pro Rata Share" of any amount means, with respect to any Bank at any time, such amount times a fraction the numerator of which is the amount of such Bank's Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, such Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or Section 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).
"Project Finance Subsidiary" means (a) a Subsidiary of the Borrower designated as a "Project Finance Subsidiary" by the Borrower by notice to the Administrative Agent, and (b) any Person which is not a Subsidiary of the Borrower in which the Borrower or any of its Subsidiaries holds a minority interest with respect to which the Borrower's share of the earnings of such Person are included in the consolidated financial statements of the Borrower and its consolidated Subsidiaries, provided that in the case of (a) and (b), (i) such Subsidiary or other Person is (A) a special-purpose entity created solely to construct or acquire an asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Person that are not prohibited hereby, or (B) a Subsidiary or other Person whose principal purpose is to own Equity Interests in such special purpose entity and substantially all of the assets of such Subsidiary or other Person consists of such Equity Interests and (ii) such Subsidiary has no Indebtedness other than Project Financing.  Schedule 4.01(b) identifies Project Finance Subsidiaries as of the Effective Date.
"Project Financing" means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) to the extent secured, are secured by a Lien of the type permitted under Section 5.02(a)(v) and (c) constitute Permitted Non-Recourse Indebtedness (other than recourse to the assets of, and Equity Interests in, any Project Finance Subsidiary).
"Projections" has the meaning specified in Section 4.01(m).
"Property" or "asset" (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
"Register" has the meaning specified in Section 8.08(b).
"Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Required Banks means, as of any date of determination, Banks having more than 50% of the aggregate Revolving Credit Commitments or, if the Revolving Credit Commitments have terminated or have been terminated, Banks holding more than 50% of the sum of (i) the aggregate principal amount of the Advances outstanding at such time and (ii) the Available Amount of all Letters of Credit outstanding at such time (with the aggregate amount of each Bank's risk participation and funded participation in Letters of Credit and reimbursement obligations of the Borrower in respect of Letters of Credit, including Letter of Credit Advances, being deemed "held" by such Bank for purposes of this definition).
"Responsible Officer" means each of the chairman and chief executive officer, the president, the chief financial officer and the treasurer of the Borrower or, if any such office is vacant, any Person performing any of the functions of such office.
"Revaluation Date" means, with respect to any (a) Advance, each of the following:  (i) each date of a Borrowing of a Eurodollar Rate Advance denominated in a Committed Foreign Currency; (ii) each date of a continuation of a Eurodollar Rate Advance denominated in a Committed Foreign Currency; and (iii) such additional dates as the Borrower, the Administrative Agent, any Issuing Bank, or the Required Banks may reasonably request; and (b) any Foreign Currency Letter of Credit, each of the following:  (i) each date of issuance (or, in the case of the Existing Letters of Credit, the Effective Date), extension and renewal of any Letter of Credit pursuant to Section 2.01(b), (ii) each date of an amendment of any Letter of Credit pursuant to Section 2.01(b) having the effect of increasing the amount thereof, (iii) each date of any Revolving Credit Advance pursuant to Section 2.01(a), (iv) each date of any payment by an Issuing Bank under any Foreign Currency Letter of Credit pursuant to Section 2.06(b)(i), (v) the date of delivery of a monthly report pursuant to Section 2.03(c)(ii) by an Issuing Bank and (vi) such additional dates as the Borrower, the Administrative Agent, any Issuing Bank, or the Required Banks may reasonably request.
"Revolving Credit Advance" means an Advance by a Bank to the Borrower pursuant to Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance.
"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Banks.
"Revolving Credit Commitment" means, with respect to any Bank at any time, the Dollar amount set forth opposite such Bank's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 8.08(b) as such Bank's "Revolving Credit Commitment", as such amount may be reduced, increased or terminated at or prior to such time pursuant to Section 2.05, Section 2.20 or Section 6.01.
"Revolving Credit Exposure" means, with respect to any Bank at any time, the sum of the outstanding Dollar Equivalent of the principal amount of such Bank's Revolving Credit Advances at such time.
"Revolving Credit Facility" means, at any time, the aggregate amount of the Banks' Revolving Credit Commitments at such time.
"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.
"S&P" means Standard & Poor's Ratings Service Group, a division of The McGraw-Hill Companies, Inc. on the Effective Date, or any successor to its debt ratings business.
"Sanction(s)" means any sanction enacted, imposed, administered or enforced by the government of the United States of America (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, Her Majesty's Treasury ("HMT") or other relevant sanctions authority.
"Second Tier Domestic Subsidiary" means a Second Tier Subsidiary that is a Domestic Subsidiary.
"Second Tier Subsidiary" means a direct Subsidiary of a First Tier Subsidiary.
"Shareholders' Equity" means, as of any date of determination, consolidated shareholders' equity of the Borrower and its consolidated Subsidiaries as of that date determined in accordance with GAAP excluding cumulative changes from and after January 1, 2015 in the cumulative foreign currency translation adjustments.
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Special Notice Currency" means at any time a Committed Foreign Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
"Spot Rate" for a currency means the rate determined by the Administrative Agent or any Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Foreign Currency.
"Strategic Disposition" means any Disposition by the Borrower or a Subsidiary that is made in connection with the implementation of the Strategic Plan.
"Strategic Plan" means the plan publicly announced by the Borrower on or before December 11, 2014 (but no later than December 31, 2014) pursuant to which the Borrower intends to implement or has implemented the actions described on Exhibit E.
"Subsidiary" of any Person means any corporation (including a business trust), limited liability company, partnership, joint stock company, trust, unincorporated association or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, others performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.
"Subsidiary Guarantors" means (i) initially, the Subsidiaries of the Borrower listed on Schedule II hereto and (ii) each other Subsidiary which executes and delivers a Guarantee Supplement. Within 30 days (or such longer period of time as agreed to by the Administrative Agent) after the date financial statements are delivered pursuant to Section 5.01(d)(i) or (ii), as the case may be, if revenues of the Subsidiary Guarantors and their respective Subsidiaries on a consolidated basis, equal less than 95% of the aggregate revenues of all Domestic Subsidiaries for the four-quarter period ending on the date of such financial statements, the Borrower shall (A) cause additional Subsidiaries (other than Excluded Subsidiaries) to execute and deliver to the Administrative Agent a Guarantee Supplement, in form and substance reasonably satisfactory to the Administrative Agent, such that the revenues of the Subsidiary Guarantors and their respective Subsidiaries, shall not be less than 95% of the aggregate revenues of all Domestic Subsidiaries for the four-quarter period ending on the date of such financial statements, and (B) within 60 days thereafter (or such longer period of time as agreed to by the Administrative Agent), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (I) such Guarantee Supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (II) such other matters as the Administrative Agent may reasonably request.
"Syndication Agent" means each of Bank of America, N.A., The Bank of Nova Scotia, BNP Paribas and ING Bank, N.V., Dublin Branch, solely in its capacity as Syndication Agent under this Agreement.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
"TARGET Day" means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Termination Date" means Maturity Date, or the earlier date of termination in whole of the Commitments pursuant to Section 2.05 or Section 6.01.
"Type" has the meaning specified in the definition of Advance.
"Undisclosed Administration" means the precautionary appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator, with respect to a solvent Bank, under the law in the country where such Bank is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed, provided that such action does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such supervisory authority or regulator) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

"Unused Revolving Credit Commitment" means, with respect to any Bank at any time, (a) such Bank's Revolving Credit Commitment at such time minus (b) without duplication, the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Bank and outstanding at such time plus (ii) such Bank's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(d) and outstanding at such time, (C) the Foreign Currency Letter of Credit Contingency Amount and (D) to the extent not funded with Advances that remain outstanding at such time, the aggregate amount of any cash collateral that has been pledged and remains pledged at such time pursuant to Section 5.02(a)(ix) (the "Gap Cash Collateral Amount").
"Utilized Commitment Amount" has the meaning set forth in Section 2.01(a).
"Variable Interest Entity" has the meaning set forth in Section 1.03(b)(i).
"Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote to the election of directors (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.
"Welfare Plan" means an employee welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.
"Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
Section 1.02                          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".
Section 1.03                          Accounting Terms; GAAP.
(a)
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time any change in GAAP or adoption of IFRS (and as used in this paragraph the phrase "change in GAAP" includes adoption of IFRS and includes any change in the fiscal year of the Borrower or any Subsidiary) would affect the computation of any financial ratio or other requirement set forth herein, and either the Borrower or the Required Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in GAAP, and (ii) the Borrower shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)
Notwithstanding the foregoing, (i) any entity that is not a Subsidiary but would be required to be consolidated in the financial statements of the Borrower because of accounting for variable interest entities in accordance with FASB ASC 810 (a "Variable Interest Entity"), (A) shall not be considered a "Subsidiary" for purposes of this Agreement and (B) shall not be included in any computation of any financial covenant herein, and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(c)
In this Agreement, except to the extent otherwise specifically stated, references to "pro forma compliance" shall mean pro forma compliance as determined in accordance with GAAP for the immediately preceding four fiscal quarters as of the date of determination and as such methodology is reasonably approved by the Administrative Agent.

Section 1.04                          Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 1.05                          Ratings.  A rating, whether public or private, by S&P or Moody's shall be deemed to be in effect on the date of announcement or publication by S&P or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating.  In the event the standards for any rating by Moody's or S&P are revised, or such rating is designated differently (such as by changing letter designations to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards on the effective day for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith.  Long-term debt supported by a letter of credit, guarantee or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt.  If either Moody's or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof.  For example, if Moody's rates some senior unsecured long-term debt of any Person Baa1 and other such debt of such Person Baa2, the senior unsecured long-term debt of such Person shall be deemed to be rated Baa2 by Moody's.
Section 1.06                          Exchange Rate.
(a)
The Spot Rates used in determining the Dollar Equivalent of Foreign Currency Letters of Credit and Foreign Currency Advances and the Foreign Currency Equivalent shall be the Spot Rates determined as of the most recent Revaluation Date.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)
Whenever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Eurodollar Rate Advance or with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount is expressed in Dollars, but if such Letter of Credit is a Foreign Currency Letter of Credit or Eurodollar Rate Advance is a Foreign Currency Advance, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.07                          Change of Currency.
(a)
Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Advance in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.

(b)
Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)
Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08                          Additional Alternative Currencies.
(a)
The Borrower may from time to time request that Eurodollar Rate Advances be made by the Banks in a currency other than those specifically listed in the definition of "Committed Foreign Currency"; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars. In the case of any such request with respect to the making of Eurodollar Rate Advances, such request shall be subject to the approval of the Administrative Agent and the Banks.

(b)
Any such request shall be made to the Administrative Agent not later than 9:00 a.m., 20 Business Days prior to the date of the desired Eurodollar Rate Advance (or such other time as may be agreed by the Administrative Agent).  The Administrative Agent shall promptly notify each Bank of such request. Each Bank shall notify the Administrative Agent, not later than 8:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Advances in such requested currency.

(c)
Failure by a Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank to permit Eurodollar Rate Advances to be made in such requested currency. If the Administrative Agent and all the Banks consent to making Eurodollar Rate Advances in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Committed Foreign Currency hereunder for purposes of any Borrowings of Eurodollar Rate Advances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II
 AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES
Section 2.01                          The Revolving Credit Advances.
(a)
Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars or one or more Committed Foreign Currencies to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed such Bank's Unused Revolving Credit Commitment at such time; provided that (i) no Revolving Credit Advance shall be required to be made, except as a part of a Revolving Credit Borrowing that is in an aggregate amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in an integral multiple of $1,000,000, (ii) each Revolving Credit Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Banks ratably according to their respective Revolving Credit Commitments, (iii) in the event there are Foreign Currency Letters of Credit then outstanding, the Spot Rates used in determining the Unused Revolving Credit Commitment shall be determined as of the date of the Revolving Credit Advance, and after giving effect to such Revolving Credit Advance, the sum of the aggregate L/C Exposure plus the Foreign Currency Letter of Credit Contingency Amount plus the aggregate Revolving Credit Exposure plus the Gap Cash Collateral Amount (the sum of such amounts being herein referred to as the "Utilized Commitment Amount") shall not exceed the aggregate Revolving Credit Commitments.  The acceptance by the Borrower of the proceeds of a Revolving Credit Advance shall be deemed a representation that such Revolving Credit Advance complies with the conditions set forth in clauses (i), (ii) and (iii) of the preceding sentence.  Within the limits of each Bank's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.  The Borrower agrees to give a Notice of Revolving Credit Borrowing in accordance with Section 2.02(a) as to each Revolving Credit Advance.

(b)
Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (collectively, together with the Existing Letters of Credit, the "Letters of Credit", and each a "Letter of Credit") for the account of the Borrower (such issuance, and any funding of a draw thereunder and any Letter of Credit Advance with respect thereto, to be made by the Issuing Banks (including through such branches or Affiliates as such Issuing Bank and the Borrower shall jointly agree) in reliance on the agreements of the other Banks pursuant to Section 2.03) from time to time on any Business Day during the period from the Effective Date until 10 days prior to the Maturity Date in an aggregate Available Amount (with respect to Foreign Currency Letters of Credit, calculated by the applicable Issuing Bank using the Spot Rates determined as of the date of such issuance, amendment or extension, as applicable) (i) for all Letters of Credit issued by the Issuing Banks, not to exceed at any time the aggregate Letter of Credit Commitments at such time minus the aggregate principal amount of the Letter of Credit Advances outstanding at such time, (ii) for all Letters of Credit issued by such Issuing Bank, not to exceed at any time the Letter of Credit Commitment of such Issuing Bank at such time minus the aggregate principal amount of the Letter of Credit Advances owed to such Issuing Bank outstanding at such time, (iii) each such Letter of Credit, not to exceed an amount equal to the Unused Revolving Credit Commitments of the Banks at such time and (iv) for Financial Standby Letters of Credit issued by the Issuing Banks, not to exceed at any time the Financial LC Sublimit minus the aggregate principal amount of Letter of Credit Advances outstanding at such time in respect of Financial LCs.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation that the requirements with respect to Available Amount as set forth in this paragraph have been satisfied before and after giving effect to the issuance of the requested Letter of Credit or the requested amendment.

No Letter of Credit shall have expiration dates later than 10 Business Days prior to the Maturity Date; provided, however, that if the applicable Issuing Bank and the Administrative Agent each consent, in their sole discretion, the expiration date (including any expiration date which may be extended automatically under the terms of the Letters of Credit) of any Letter of Credit may extend beyond the date referred to in this sentence (each such Letter of Credit, together with any Letter of Credit outstanding on the Effective Date with an expiration date beyond the Maturity Date, an "Extended Letter of Credit"); provided, further, that, on or prior to the date that is 95 days prior to the Maturity Date (or, if later, the date of issuance of the applicable Extended Letter of Credit), the Borrower shall provide cash collateral for each Extended Letter of Credit that is outstanding or is issued after the date that is 95 days prior to the Maturity Date in an amount equal to (x) if the Extended Letter of Credit is not a Foreign Currency Letter of Credit, 102% of the face amount of such Extended Letter of Credit or (y) if the Extended Letter of Credit is a Foreign Currency Letter of Credit, 110% of the face amount of such Extended Letter of Credit; provided, further, that at no time shall the aggregate amount of Extended Letters of Credit plus the unpaid principal amount of Revolving Credit Advances exceed the sum of the Revolving Credit Facility plus the amount of cash collateral then held with respect to the Extended Letters of Credit.  The cash collateral specified in the foregoing sentence shall be provided to the Administrative Agent by the Borrower by requesting a Revolving Credit Advance pursuant to Section 2.01(a).  If the Borrower shall fail to make such request, the Borrower shall be deemed, without any further action by any party hereto, to have requested a Base Rate Advance in an amount equal to the amount of such cash collateral.  The Banks agree that they will make such Revolving Credit Advance whether or not the applicable conditions precedent in Section 3.02 are then satisfied.  Upon the furnishing by the Borrower of such cash collateral on the ninety-fifth day prior to the Maturity Date to the Administrative Agent, the Administrative Agent shall transfer to individual cash collateral accounts established by each Issuing Bank which has issued an Extended Letter of Credit the pro rata share of such cash collateral allocable to such Issuing Bank.  Simultaneous with receipt of such cash collateral, such Extended Letters of Credit, shall for all purposes cease to be Letters of Credit hereunder.  Thereafter, fees, costs and expenses, as well as terms for release of such cash collateral, shall be as agreed from time to time between the Borrower and such Issuing Bank; provided that in the absence of such agreement between the Borrower and such Issuing Bank, the terms of this Agreement shall, as between the Borrower and such Issuing Bank, continue to govern the fees, costs and expenses payable in respect of such Extended Letters of Credit.  Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(d) and request the issuance of additional Letters of Credit under this Section 2.01(b).
Section 2.02                          Making the Revolving Credit Advances.
(a)
Each Revolving Credit Borrowing shall be made on notice (a "Notice of Revolving Credit Borrowing"), given not later than 11:00 A.M. (New York City time) (i) on the date of a proposed Revolving Credit Borrowing comprised of Base Rate Advances, (ii) on the third Business Day prior to the date of a proposed Revolving Credit Borrowing comprised of Eurodollar Rate Advances and (iii) at least four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Advances denominated in Committed Foreign Currencies or of any conversion of Eurodollar Rate Advances denominated in Committed Foreign Currencies to Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof, which notice by Administrative Agent may be by facsimile (or by other electronic communication if arrangements for doing so have been approved by the applicable Bank).  Each Notice of Revolving Credit Borrowing shall be by facsimile (or by other electronic communication if arrangements for doing so have been approved by the Administrative Agent), confirmed immediately in writing, in substantially the form of Exhibit B-1, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) if such Revolving Credit Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Revolving Credit Advance, and (v) the currency of the Advances to be borrowed.  If the Borrower fails to specify a currency in a Notice of Revolving Credit Borrowing requesting a Borrowing, then the Advances so requested shall be made in Dollars.  In addition, in the event that any Foreign Currency Letters of Credit are then outstanding, the Borrower shall also submit with such Notice of Revolving Credit Borrowing, a certificate setting forth the Available Amount of all outstanding Foreign Currency Letters of Credit and the amount of the Unused Revolving Credit Commitment as of the date of such certificate using the London closing mid-rate published by Bloomberg (or any successor) on such date (or, if such exchange rates are not available, the Spot Rates determined as of such date).  Each Bank shall, before 2:00 p.m. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in Same Day Funds, such Bank's Pro Rata Share of such Revolving Credit Borrowing in the applicable currency.  Each Bank may at its option make any Advance by causing any domestic or foreign branch or Affiliate of such Bank to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.  After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

(b)
Notwithstanding any other provision in this Agreement, at no time shall there be more than ten Revolving Credit Borrowings outstanding; provided that for purposes of the limitation set forth in this sentence, all Revolving Credit Borrowings consisting of Base Rate Advances shall constitute a single Revolving Credit Borrowing.

(c)
Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Revolving Credit Advance to be made by such Bank as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)
Unless the Administrative Agent shall have received notice from a Bank (x) in the case of Base Rate Advance, at least two (2) hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Revolving Credit Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Bank has made such share on such date in accordance with subsection (a) of this Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Bank has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to and including the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing.  If the Borrower and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Bank pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank's Revolving Credit Advance included in such Revolving Credit Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Administrative Agent.

(e)
The failure of any Bank to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Advance to be made by such other Bank on the date of any Revolving Credit Borrowing.

Section 2.03                          Issuance of and Drawings and Reimbursement Under Letters of Credit.
(a)
Request for Issuance.  Each Letter of Credit shall be issued upon notice and application, given not later than 11:00 A.M. (New York City time) on at least the third Business Day (or a later day, if acceptable to the relevant Issuing Bank in its sole discretion, but in no event later than the first Business Day) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, with a copy of such notice of issuance and any certificate delivered pursuant to this Section 2.03(a) being delivered concurrently to the Administrative Agent.  Each of the Borrower and such Issuing Bank shall give to the Administrative Agent prompt notice of such notice of issuance by telex or facsimile (or by other electronic communication if arrangements for doing so have been approved by the Administrative Agent).  Each such notice of issuance of a Letter of Credit (a "Notice of Issuance and Application for Letter of Credit") shall be by telephone, confirmed immediately in writing, or telex or facsimile (or by other electronic communication if arrangements for doing so have been approved by the applicable Issuing Bank), in the form of Exhibit B-2, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the Subsidiary on behalf of which such issuance of such Letter of Credit is requested, if applicable, (E) name and address of the beneficiary of such Letter of Credit, (F) form of such Letter of Credit and (G) the requested currency of such Letter of Credit, if other than Dollars.  In addition, in the event that such Letter of Credit is a Foreign Currency Letter of Credit or any Foreign Currency Letters of Credit are then outstanding, the Borrower shall also submit with such Notice of Issuance and Application for Letter of Credit, a certificate setting forth the Available Amount of all outstanding Foreign Currency Letters of Credit and the amount of the Unused Revolving Credit Commitment as of the date of such certificate using the London closing mid-rate published by Bloomberg (or any successor) on such date (or, if such exchange rates are not available, the Spot Rates determined as of such date).  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that

(i)
each Letter of Credit shall be denominated in Dollars or in a Foreign Currency, provided, however, that no Issuing Bank shall be obligated to issue any Foreign Currency Letter of Credit other than a Foreign Currency Letter of Credit denominated in a Committed Foreign Currency, but each Issuing Bank shall be permitted to do so in its sole discretion if requested by the Borrower;

(ii)
notwithstanding anything set forth in clause (i) above, no Issuing Bank shall be obligated to issue a Foreign Currency Letter of Credit in the event that, as of the requested issuance date, (A) such Issuing Bank does not issue letters of credit in the requested currency, (B) the issuance of such Letter of Credit in such requested currency would violate one or more policies of such Issuing Bank applicable to letters of credit generally, or (C) any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall (1) prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit in the requested currency, (2) impose upon such Issuing Bank with respect to letters of credit issued in the requested currency any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement, or (3) shall result in any unreimbursed loss, cost or expense that was not applicable, in effect, or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(iii)
if any Bank becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders, by Cash Collateralization, by other arrangements satisfactory to the applicable Issuing bank it its sole discretion, or by a combination thereof satisfactory to the applicable Issuing Bank;

(iv)
no Issuing Bank shall be required to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; and

(v)
no Issuing Bank shall be required to issue any Letter of Credit if after giving effect to such issuance the aggregate face amount of all outstanding Letters of Credit issued under this Agreement by such Issuing Bank would exceed its Letter of Credit Commitment, unless such Issuing Bank shall have otherwise agreed.

Notwithstanding the foregoing, no Issuing Bank shall issue any Letter of Credit after it has received a notice from the Administrative Agent or the Required Banks that a Default or Event of Default has occurred and is continuing, until it receives a subsequent notice from the Administrative Agent or the Required Banks that such Default or Event of Default has been cured or waived.
(b)
Notice of Issuance, Amendment or Extension of Letters of Credit.  The Borrower and each Issuing Bank shall promptly notify the Administrative Agent of any issuance of, amendment to, or extension of, any Letter of Credit issued hereunder, including, with respect to any Foreign Currency Letter of Credit, the Available Amount of such Letter of Credit (calculated by the applicable Issuing Bank using the Spot Rate determined as of the date of issuance, amendment or extension of such Letter of Credit).

(c)	Letter of Credit Reports.
(i)
Each Issuing Bank shall furnish to the Administrative Agent on the fifth Business Day of each calendar quarter a written report (A) summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding calendar quarter and drawings during such calendar quarter under all Letters of Credit issued by such Issuing Bank and (B) setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.  The Administrative Agent shall promptly deliver such report to the Banks and the Borrower by the means provided for delivery of Communications pursuant to Section 8.02.

(ii)
Each Issuing Bank with one or more outstanding Foreign Currency Letters of Credit shall furnish to the Administrative Agent on the fifth Business Day of each calendar month a written report setting forth the Available Amount of each Foreign Currency Letter of Credit outstanding as of such date (calculated using the Spot Rates determined as of such date).

(d)
Drawing and Reimbursement.  The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the Dollar Equivalent amount of such draft (in the case of Foreign Currency Letters of Credit, calculated by the applicable Issuing Bank using the applicable Spot Rate determined as of the date of such payment).  Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Bank equal to such Bank's Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay such Bank's Pro Rata Share of each Letter of Credit Advance made by such Issuing Bank and not reimbursed by the Borrower forthwith on the date due by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Agent's Account, in Same Day Funds, an amount equal to such Bank's Pro Rata Share of such Letter of Credit Advance.  Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever.  For the avoidance of doubt, the obligation of each Bank to acquire participations and reimburse Letter of Credit Advances pursuant to this Section 2.03(d) shall be absolute regardless of whether such Bank's participation or Pro Rata Share of any Letter of Credit Advance exceeds, by reason of fluctuations of foreign currency exchange rate or otherwise, such Bank's Revolving Credit Commitment.  Upon any such participation of a Bank of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Bank that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or the Borrower.  If and to the extent that any Bank shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Bank agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Letter of Credit Advance is due until the date such amount is paid to the Administrative Agent, at the Overnight Rate for its account or the account of such Issuing Bank, as applicable.  If such Bank shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(e)
Failure to Make Letter of Credit Advances.  The failure of any Bank to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(d) shall not relieve any other Bank of its obligation hereunder to make its Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to make the Letter of Credit Advance to be made by such other Bank on such date.

(f)
Existing Letters of Credit.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.  The Borrower's reimbursement obligations in respect of each Existing Letter of Credit, and each Bank's participation obligations in connection therewith, shall be governed by the terms of this Agreement.

(g)
Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) ("ISP") shall apply to each Performance Letter of Credit and each Financial Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

(h)	Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any L/C Related Documents, the terms hereof shall control.
Section 2.04                          Fees.
(a)
Commitment Fees.  The Borrower agrees to pay in Dollars to the Administrative Agent for the account of each Bank a commitment fee on the amount of such Bank's Unused Revolving Credit Commitment (determined without regard to any Foreign Currency Letter of Credit Contingency Amount and without regard to any Gap Cash Collateral Amount), payable quarterly in arrears (within three Business Days after receipt from the Administrative Agent of an invoice therefor) for each period ending on (and including) the last day of each March, June, September and December hereafter, commencing with the first such date to occur after the Effective Date, and on the Termination Date, at a rate per annum equal to the relevant rate indicated in the definition of "Applicable Margin" as in effect from time to time (the "Commitment Fee").

(b)	Letter of Credit Fees, Etc.
(i)
The Borrower shall pay in Dollars to the Administrative Agent for the account of each Bank a commission, payable in arrears quarterly (within three Business Days after receipt of an invoice therefor) for each period ending on (and including) the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Termination Date, and thereafter on demand if any Letters of Credit remain outstanding after the Termination Date, on such Bank's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit then outstanding at a rate equal to: (1) for Financial Standby Letters of Credit, the Applicable Margin on Eurodollar Rate Advances in effect from time to time; and (2) for Performance Letters of Credit and Commercial Letters of Credit, 50% of such Applicable Margin in effect from time to time.

(ii)
The Borrower shall pay to each Issuing Bank, for its own account, (A) a fee (the "Fronting Fee") with respect to each Letter of Credit issued by such Issuing Bank at the rate per annum as agreed in writing by the Borrower and such Issuing Bank, computed on the daily amount available to be drawn under such Letter of Credit.  Such Fronting Fee shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and (ii) on the Termination Date and thereafter on demand.  In addition, the Borrower shall pay to each Issuing Bank for its own account such other customary administrative fees and other standard costs and charges in connection with the issuance, amendment, extension or administration of each Letter of Credit as the Borrower and Issuing Bank shall agree.

(iii)
Notwithstanding the foregoing, the Letter of Credit Fees set forth in Section 2.04(b)(i) shall accrue at a rate equal to the sum of the rate specified in Section 2.04(b)(i), as applicable, plus 2% (A) while an Event of Default exists under Section 6.01(a)(i) or Section 6.01(a)(ii) or upon the occurrence of an Event of Default described in Section 6.01(e), and (B) at the request of the Required Banks, during the existence of an Event of Default other than an Event of Default of the type described in the preceding clause (A).

(c)	Other Fees. The Borrower agrees to pay to the Administrative Agent, the Joint Lead Arrangers, and the Banks such other fees as may be separately agreed to in writing.
Section 2.05                          Reduction of Commitments.
(a)
Revolving Credit Commitment.  The Borrower shall have the right, upon at least three (3) Business Days' notice to the Administrative Agent and to each Issuing Bank, to terminate in whole or reduce ratably in part the Unused Revolving Credit Commitments; provided that each partial reduction shall be in the minimum aggregate amount of $10,000,000 and in an integral multiple of $5,000,000; provided further, that no such termination or reduction shall be made pursuant to this Section 2.05(a), unless after giving effect thereto, the Revolving Credit Facility equals or exceeds the aggregate Letter of Credit Commitments of the Issuing Banks.  Each reduction of the Unused Revolving Credit Commitments shall be made ratably among the Banks in accordance with their respective Pro Rata Shares, except as otherwise provided in this Agreement.  Any termination or reduction of any of the Commitments under this Section 2.05(a) shall be permanent.  Notwithstanding anything to the contrary contained in this Agreement, any such notice of Commitment termination pursuant to Section 2.05(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent and the Issuing Banks on or prior to the specified effective date) if such condition is not satisfied.

(b)
Letter of Credit Commitment.  The Borrower shall have the right upon at least three (3) Business Days' notice to the Administrative Agent and to an Issuing Bank to reduce or terminate the Letter of Credit Commitment of such Issuing Bank; provided further that no termination or reduction of the Letter of Credit Commitment of any Issuing Bank shall be made pursuant to this Section 2.05(b), unless after giving effect thereto, the Letter of Credit Commitment of such Issuing Bank equals or exceeds the sum of the Available Amount of all outstanding Letters of Credit issued by such Issuing Bank plus the principal amount of all outstanding Letter of Credit Advances relating to any Letter of Credit issued by such Issuing Bank.

Section 2.06                          Repayment of Advances; Required Cash Collateral.
(a)
Revolving Credit Advances.  The Borrower shall repay the principal amount of each Revolving Credit Advance owing to each Bank on the Termination Date or on such earlier date as may be applicable pursuant hereto.

(b)	Letter of Credit Advances.
(i)
Each Issuing Bank, shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or by other electronic communication if arrangements for doing so have been approved by the Administrative Agent or the Borrower, as applicable) of (A) such demand for payment and whether such Issuing Bank has made or will make a Letter of Credit Advance with respect thereto and (B) in the case of a Foreign Currency Letter of Credit, the Dollar Equivalent of the payment made by such Issuing Bank under the applicable Letter of Credit (using a Spot Rate determined as of the date of such payment); provided that any failure to give or delay in giving any such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such Letter of Credit Advance.

(ii)
The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Bank that has made a Letter of Credit Advance on the earlier of the third Business Day following the date on which such Letter of Credit Advance is made and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(iii)
The obligations of the Borrower under this Agreement and any other agreement or instrument, in each case relating to any Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A)
any lack of validity or enforceability of any Loan Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

(B)
any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)
the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)
any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)
any payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Bank under a Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

(F)
any exchange, release or non‑perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents;

(G)	any adverse change in the relevant exchange rates of any relevant Foreign Currencies; or
(H)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c)
Required Payment and Cash Collateral.  If on any date the Utilized Commitment Amount as of such date exceeds an amount equal to the aggregate Revolving Credit Commitments on such date, the Borrower shall, within three Business Days thereafter, (i) prepay Advances in an amount equal to such excess or (ii) if no Advances are outstanding at such time, pay to the Administrative Agent in Same Day Funds at the Administrative Agent's office, for deposit in the L/C Cash Collateral Account, an amount equal to such excess, which amount shall be released within three Business Days after request from the Borrower to the Administrative Agent that the Utilized Commitment Amount as of such date no longer exceeds an amount equal to the aggregate Revolving Credit Commitments, provided that if a Default then exists, such amount shall not be released and shall be held as collateral for the Obligations.

(d)
L/C Cash Collateral Account.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, a security interest in and Lien on the L/C Cash Collateral Account and all cash, deposit accounts and all balances therein and all proceeds of the foregoing, to secure the Obligations of the Borrower in respect of Letters of Credit and the other Obligations of the Borrower.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Citibank.

(e)
Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the successor Issuing Bank and the Administrative Agent (such consent not to be unreasonably withheld), provided that unless otherwise agreed by the replaced Issuing Bank, as a condition to such replacement the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the replaced Issued Bank that are outstanding at the time of such succession, or make other arrangements satisfactory to the replaced Issuing Bank to effectively assume the obligations of such replaced Issuing Bank with respect to such Letters of Credit.  The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank.  From and after the effective date of any such replacement, (i) references herein to the term "Issuing Bank" shall include such successor, and (ii) if any Letter of Credit issued by the replaced Issuing Bank remains outstanding, the replaced Issuing Bank shall continue to have the rights and obligations of an Issuing Bank hereunder with respect to such Letter of Credit.

Section 2.07                          Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)
During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided that the principal amount of Base Rate Advances shall bear interest, payable on demand, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2% (A) upon the occurrence, and during the existence, of an Event of Default under Section 6.01(a)(i), Section 6.01(a)(ii) or Section 6.01(e), and (B) at the request of the Required Banks, during the existence of an Event of Default other than an Event of Default of the type described in the preceding clause (A).

(b)
During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full; provided that the principal of Eurodollar Rate Advances shall bear interest, payable on demand, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin plus 2% (A) upon the occurrence, and during the existence, of an Event of Default under Section 6.01(a)(i), Section 6.01(a)(ii) or Section 6.01(e), and (B) at the request of the Required Banks, during the existence of an Event of Default other than an Event of Default of the type described in the preceding clause (A).

(c)
Upon the occurrence and during the existence of an Event of Default under Section 6.01(a)(i), Section 6.01(a)(ii) or Section 6.01(e), and at the request of the Required Banks, during the existence of any other Event of Default, the Borrower shall pay simple interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal of Advances which is covered by Section 2.07(a) and Section 2.07(b)) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Applicable Margin plus 2%.

Section 2.08                          Additional Interest on Eurodollar Rate Advances.  So long as a Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, Borrower shall pay to Bank additional interest on the unpaid principal amount of each Advance of such Bank during such periods as such Advance is a Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period then in effect for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance.  Such additional interest shall be determined by such Bank and notified to the Borrower through the Administrative Agent.
Section 2.09                          Interest Rate Determination.
(a)
The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(b).  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(b)
If the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Rate for any Eurodollar Rate Advances (whether in Dollars or a Committed Foreign Currency) for any requested Interest Period or in connection with any Base Rate Advance, or the Administrative Agent is advised by the Required Banks that the Eurodollar Rate for any Interest Period with respect to a proposed Eurodollar Rate Advance will not fairly and adequately reflect the cost to such Banks of making or maintaining such Loan:

(i)
the Administrative Agent shall forthwith notify the Borrower and the Banks that the interest rate or Eurodollar Rate component of the definition of "Base Rate", as applicable, cannot be determined for such Eurodollar Rate Advances,

(ii)
each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)
the (x) obligation of the Banks to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances and (y) the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(c)
If, with respect to any Eurodollar Rate Advances, the Required Banks notify the Administrative Agent (A) that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Advances (whether in Dollars or a Committed Foreign Currency) for such Interest Period or (B) that Dollar deposits for the relevant amounts and Interest Period for their respective Advances are not available to them in the London interbank market, the Administrative Agent shall forthwith so notify the Borrower and the Banks, whereupon:

(i)	each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and
(ii)
the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

(d)
If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Banks and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances (or if such Advances are then Base Rate Advances, will continue as Base Rate Advances).

(e)
On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

(f)
Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10                          Optional Prepayments.  The Borrower shall have no right to prepay any principal amount of any Advance other than as provided in this Section 2.10.  The Borrower may, upon notice given to the Administrative Agent before 11:00 A.M. (New York City time) on at least the first Business Day prior to the date of prepayment in the case of Base Rate Advances or upon at least (i) three Business Days' notice to the Administrative Agent in the case of Eurodollar Rate Advances denominated in Dollars; (ii) four Business Days (or five, in the case of prepayment of Advances denominated in Special Notice Currencies) prior to any date of prepayment of Eurodollar Rate Advances denominated in Committed Foreign Currencies, in each case stating (a) the proposed date (which shall be a Business Day), (b) the aggregate principal amount of the prepayment, (c) the Type(s) of Advances to be prepaid and (d) if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances.  Upon the giving of such notice, the Borrower shall, subject to the terms thereof, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in integral multiples of $1,000,000, and after giving effect thereto no Borrowing then outstanding shall have a principal amount of less than $5,000,000; and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.12.  Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 2.10 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
Section 2.11                          Payments and Computations.
(a)
All payments made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent (except that payments under Section 2.08 shall be paid directly to the Bank entitled thereto) at the Agent's Account, in Same Day Funds, except with respect to principal of and interest on Advances denominated in a Committed Foreign Currency.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Advances denominated in a Committed Foreign Currency shall be made to the Administrative Agent, for the account of the respective Banks to which such payment is owed, at the applicable Administrative Agent's Office in such Committed Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in a Committed Foreign Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Committed Foreign Currency payment amount calculated using the applicable Spot Rate determined as of the date of such payment.  Funds received after: (a) 2:00 p.m. in the case of payment in Dollars; and (b) the Applicable Time specified by the Administrative Agent in the case of payments in a Committed Foreign Currency, in each case shall be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or Letter of Credit Fees ratably (except amounts payable pursuant to Section 2.13 or Section 2.14 and except that any Bank may receive less than its ratable share of interest to the extent Section 2.21 or Section 8.06 is applicable to it) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(b), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.  At the time of each payment of any principal of or interest on any Borrowing to the Administrative Agent, the Borrower shall notify the Administrative Agent of the Borrowing to which such payment shall apply.  In the absence of such notice the Administrative Agent may specify the Borrowing to which such payment shall apply.

(b)
All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clauses (b) or (c) of the definition thereof), of Commitment Fees and of Letter of Credit Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Overnight Rate or, during such times as the Base Rate is determined pursuant to clauses (b) or (c) of the definition thereof, the Base Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable, or, in the case of interest in respect of Advances denominated in Committed Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Each determination by the Administrative Agent (or in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)
Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fees and Letter of Credit Fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)
Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of Banks or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.12                          Compensation for Losses.  If any payment or purchase of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.09, Section 2.10, Section 2.16, Section 2.17 or Section 2.18, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason other than a payment by the Borrower under Section 2.02(d), the Borrower shall, within 30 days after receipt of the certificate described below from any Bank (with a copy of such certificate to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.  In addition, if the Borrower fails to make a payment in respect of any drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency or Foreign Currency Advance on its scheduled due date or makes any payment due hereunder in a currency other than the currency required hereunder, the Borrower shall, within 30 days after receipt of the certificate described below from any Bank (with a copy of such certificate to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of thereof.  A certificate as to the amount of such additional losses, costs or expenses, submitted to the Borrower and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.
Section 2.13                          Increased Costs and Capital Requirements.
(a)
Increased Costs Generally.  If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or any Issuing Bank; (ii) subject any Bank or any Issuing Bank to any Taxes with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Letter of Credit Advance, or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Bank or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Bank or Issuing Bank); or (iii) impose on any Bank or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advance made by such Bank or any Letter of Credit, participation therein or Letter of Credit Advance (excluding for purposes of this subsection (iii) any Taxes); and the result of any of the foregoing shall be to increase the cost to such Bank of making, converting to, continuing or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Advance) or any Base Rate Advance the interest on which is determined by reference to the Eurodollar Rate, or to increase the cost to such Bank or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or Letter of Credit Advance, or to reduce the amount of any sum received or receivable by such Bank or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or Issuing Bank, the Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, that such Bank or such Issuing Bank certifies to the Borrower that it is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Bank or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(b)
Capital Requirements.  If any Change in Law affecting a Bank or Issuing Bank or any lending office of a Bank or Issuing Bank or a Bank's or Issuing Bank's Parent Company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank's or Issuing Bank's capital or on the capital of such Bank's or Issuing Bank's Parent Company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Advances made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or Issuing Bank or such Bank's or such Issuing Bank's Parent Company could have achieved but for such Change in Law (taking into consideration such Bank's or such Issuing Bank's policies and the policies of such Bank's or such Issuing Bank's Parent Company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or Issuing Bank or such Bank's or Issuing Bank's Parent Company for any such reduction suffered; provided, that such Bank or such Issuing Bank certifies to the Borrower that it is generally seeking, or intends generally to seek, compensation from similarly situated credit facilities (to the extent such Bank or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity.

(c)
Certificates for Reimbursement.  A certificate of the applicable Bank or Issuing Bank setting forth in reasonable detail the basis for the calculation of such amounts and the amounts necessary to compensate such Bank or Issuing Bank or its Parent Company, as the case may be, as specified in Section 2.13(a) or Section 2.13(b) above and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Bank or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)
Delay in Requests.  Failure or delay on the part of any Bank or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank's or Issuing Bank's right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Bank notifies the Borrower of the Change in Law or compliance requirement giving rise to such increased costs or reductions and of such Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)
Designation of a Different Lending Office.  If any Bank requests compensation under this Section 2.13, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

Section 2.14                          Taxes.
(a)
Payments Free of Taxes.  Any and all payments by any Loan Party hereunder or under any other Loan Documents shall be made, in accordance with Section 2.11, free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Bank or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)
Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 2.14(a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)
Indemnification by the Borrower.  The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, each Bank and each Issuing Bank, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Bank or such Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or an Issuing Bank, shall be conclusive absent manifest error.

(d)
Indemnification by the Banks.  Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 8.08(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this subsection (d).

(e)
Treatment of Certain Refunds.  If an indemnified party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.14, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority.  This Section 2.14(e) shall not be construed to require an indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f)
Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)	Status of Banks.
(i)
Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, a Bank shall not be required to  complete, execute or deliver the documentation described therein (other than such documentation as set forth in Section 2.14(g)(ii)(A) and Section 2.14(g)(ii)(B), as applicable) if in such Bank's reasonable judgment such completion, execution or delivery would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States of America,
(A)
any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax.

(B)
any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)
duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2)	duly completed copies of Internal Revenue Service Form W-8ECI,
(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable,

(4)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, or

(5)
any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(C)
If a payment made to a Bank under any Loan Document would be subject to Tax under FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Each Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent against any and all Taxes and any related penalties, interest and expenses incurred by, or asserted by any Governmental Authority against, the Borrower or the Administrative Agent as a result of the failure by such Bank to timely deliver, or as a result of the inaccuracy or deficiency of, any documentation required to be delivered by such Bank to the Borrower or the Administrative Agent pursuant to this paragraph.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph.  The provisions of the preceding two sentences shall not be construed to limit the obligations of the Banks pursuant to Section 8.04(d).  Solely for purposes of this paragraph, "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii)
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administration Agent in writing of its legal inability to do so.

(h)
For purposes of determining withholding Taxes imposed under FATCA, from and after December 11, 2014, the Borrower and the Administrative Agent shall not treat (and the Banks hereby authorize the Administrative Agent to not treat) this Agreement as qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i)
Designation of a Different Lending Office.  If any Bank requires the Borrower to pay any additional amount to such Bank or any Governmental Authority for the account of such Bank pursuant to this Section 2.14, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.14 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(j)
Survival.  Each party's obligations under this Section 2.14 shall survive the assignment of rights by, or the replacement of, any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.15                          Sharing of Payments, Etc.  If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder (except amounts payable pursuant to Section 2.08, Section 2.13 or Section 2.14, and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it and any Defaulting Lender may receive less than its ratable share of interest, fees and other amounts payable to it under this Agreement to the extent Section 2.21 is applicable to it) resulting in such Bank's receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.15 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15 shall apply), or (C) any collateral obtained by an Issuing Bank in connection with arrangements made to address the risk with respect to a Defaulting Lender.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.
Section 2.16                          Illegality.  Notwithstanding any other provision of this Agreement, if any Bank (each an "Affected Bank") shall notify the Borrower and the Administrative Agent that the introduction of or any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Bank, or its Eurodollar Lending Office, to perform its obligations hereunder to make Eurodollar Rate Advances, to fund or maintain Eurodollar Rate Advances, or to make, fund or maintain Base Rate Advances whose interest is determined by reference to the Eurodollar Rate hereunder or any Committed Foreign Currency, (i) the obligation of the Affected Bank to make, or to Convert Advances into, Eurodollar Rate Advances in the affected currency or currencies or, in the case of Eurodollar Rate Advances in Dollars, shall forthwith be suspended (and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall, as to each Affected Bank, be deemed a request for a Base Rate Advance to be made on the same day as the Eurodollar Rate Advances of the Banks that are not Affected Banks and such Base Rate Advance shall be considered as part of such Borrowing) until the Affected Bank shall notify the Borrower, the Banks and the Administrative Agent that the circumstances causing such suspension no longer exist, (ii) if such notice asserts in good faith the illegality of such Bank making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, (iii) forthwith after such notice from an Affected Bank to the Administrative Agent and the Borrower, all Eurodollar Rate Advances of such Affected Bank shall be deemed to be Converted to Base Rate Advances (the interest rate on which Base Rate Advances of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate) either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Eurodollar Rate Advances to such day, or, promptly, if such Bank may not lawfully continue to maintain Eurodollar Rate Advances, but will otherwise continue to be considered as a part of the respective Borrowings that they were a part of prior to such Conversion, and (iv) if such notice asserts in good faith the illegality of such Bank determining or charging interest rates based upon the Eurodollar Rate the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon the Eurodollar Rate; provided, however, that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank.  In the event any Bank shall notify the Administrative Agent of the occurrence of any circumstance contemplated under this Section 2.16, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Bank or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Bank in lieu of such Eurodollar Rate Advances or resulting from the Conversion of such Eurodollar Rate Advances and shall be made at the time that payments on the Eurodollar Rate Advances of the Banks that are not Affected Banks are made.  Each Bank that has delivered a notice of illegality pursuant to this Section 2.16 above agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to the illegality cease to exist.
Section 2.17                          Conversion/Continuation of Advances.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.02(b), Section 2.09 and Section 2.16, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.16, and (ii) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $10,000,000 or if any Event of Default shall have occurred and be continuing on the date the related notice of Conversion would otherwise be given pursuant to this Section 2.17.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.  If any Event of Default shall have occurred and be continuing on the third Business Day prior to the last day of any Interest Period for any Eurodollar Rate Advances, the Borrower agrees to Convert all such Advances into Base Rate Advances on the last day of such Interest Period.  In the case of a failure to timely request a continuation of Advances denominated in a Committed Foreign Currency, such Advances shall be continued as Eurodollar Rate Advances in their original currency with an Interest Period of one month.  No Advance may be converted into or continued as an Advance denominated in a different currency, but instead must be repaid in the original currency of such Advance and reborrowed in the other currency.
Section 2.18                          Replacement of Bank.  If any Bank requests compensation under Section 2.13, or if the Borrower is required to pay any additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.14 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 2.14(i), or if any Bank becomes a Non-Extending Bank, or if any Bank exercises its rights under Section 2.16, or if any Bank does not consent to a proposed amendment, waiver, consent or modification with respect to any Loan Document that requires the consent of each Bank and that has been approved by the Required Banks (such Bank, a "Non-Consenting Lender"), or if any Bank is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.08, provided that such Bank shall be deemed to have executed such Assignment and Acceptance if it shall have not executed such assignment within ten (10) Business Days after the request to sign such assignment), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that, (i) the Borrower shall have paid (or made arrangements for such payment) to the Administrative Agent the assignment fee specified in Section 8.08; (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee and/or the Borrower; (iii) if such Bank is an Issuing Bank and any Letters of Credit issued by such Issuing Bank remain outstanding, such Issuing Bank shall continue to have the rights and obligations of an Issuing Bank hereunder with respect to each such Letter of Credit, but shall have no further obligation to issue Letters of Credit; (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; (v) such assignment does not conflict with applicable law; (vi) in the case of any assignment resulting from a Bank becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and (vii) in the case of any assignment resulting from a Bank becoming a Non-Extending Bank, the assignee shall have consented to the applicable extension.
Section 2.19                          Evidence of Indebtedness.  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.  The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Bank in a principal amount equal to the Revolving Credit Commitment of such Bank.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
Section 2.20                          Increase in the Aggregate Revolving Credit Commitments; Increase in Letter of Credit Commitment.
(a)
The Borrower may, at any time and from time to time prior to the Termination Date but in any event not more than once in any 12 month period, by notice to the Administrative Agent, elect to increase the aggregate amount of the Revolving Credit Commitments by an amount of not less than $20,000,000 and in integral multiples of $10,000,000 in excess thereof (each a "Commitment Increase") to be effective as of a date (the "Increase Date") as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,500,000,000, (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 shall be satisfied and (iii) since the date of the most recently audited financial statements delivered pursuant to Section 5.01(d)(i), there has been no Material Adverse Change.

(b)
To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and each Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may (i) request that one or more Banks increase their Revolving Credit Commitments, (ii) invite all Banks to increase their respective Revolving Credit Commitment, and/or (iii) invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (each such additional Eligible Assignee, an "Additional Bank").

(c)
In the event that the Borrower has indicated its wish for the Commitment Increase to be comprised in whole or in part from increases in the Revolving Credit Commitments of the Banks, the Administrative Agent shall promptly notify the Banks of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the "Commitment Date").  No Bank shall be required to increase its Revolving Credit Commitment, and may decide whether to do so in its sole discretion.  Each Bank shall notify the Administrative Agent within the requested time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, in what amount.  Any Bank not responding within the requested time period shall be deemed to have declined to increase its Revolving Credit Commitment.  The Administrative Agent shall promptly notify the Borrower of the Banks' responses to each request made hereunder.

(d)
Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower of the amount by which each Bank and/or Eligible Assignee, as the case may be, is willing to commit to the requested Commitment Increase, and the Borrower will promptly notify the Administrative Agent of the Commitment Increase that it wishes to allocate to such Bank (each an "Increasing Lender") or Eligible Assignee (each such Eligible Assignee, an "Assuming Lender"), as the case may be; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.  The Borrower, at its discretion, may withdraw its request for a Commitment Increase at any time prior to the Increase Date.

(e)
On each Increase Date, each Assuming Lender shall become a Bank party to this Agreement with a Revolving Credit Commitment, and the Revolving Credit Commitment of each Increasing Lender shall be increased by, in each case, the amount of the Commitment Increase allocated to it by the Borrower, with the consent of each Issuing Bank; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)
a joinder agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent, duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and

(ii)	confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.
(f)
At any time, any Issuing Bank and the Borrower may agree to increase the Letter of Credit Commitment of such Issuing Bank with the consent of the Administrative Agent which shall not be unreasonably withheld.

(g)
Any Bank may become an Issuing Bank by written agreement between such Bank and the Borrower, subject to notice to and the consent of the Administrative Agent.  The Administrative Agent shall notify the Banks of the designation of any additional Issuing Bank hereunder.

(h)
On each Increase Date, upon fulfillment of the conditions set forth in Section 2.20(e), at the time any Issuing Bank and the Borrower agree to increase the Letter of Credit Commitment of such Issuing Bank pursuant to Section 2.20(f), and at the time any Bank becomes an Issuing Bank pursuant to Section 2.20(g), the Administrative Agent shall notify the Banks (including each Assuming Lender, if applicable) and the Borrower, on or before 1:00 P.M. (New York City time) of the occurrence of the Commitment Increase to be effected on the applicable Increase Date, the Letter of Credit Commitment increase and the effective date thereof or any Bank becoming an Issuing Bank and the effective date thereof, as the case may be, and, in each case shall record in the Register the relevant information with respect to each Increasing Lender, each Assuming Lender, each Letter of Credit Commitment increase or adjustment, as applicable, and any addition of an Issuing Bank, as applicable, on such date.  On the last day of the first Interest Period ending after an Increase Date, the Borrower shall make such Borrowings and prepayments as shall be necessary to cause the outstanding Advances to be ratable with the revised Commitments resulting from any non-ratable increase in the Commitments under this Section 2.20.

Section 2.21                          Defaulting Lenders.
(a)
Reallocation of Defaulting Lender Commitment, Etc.  If a Bank becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure of such Defaulting Lender:

(i)
the L/C Exposure of such Defaulting Lender will, subject to the limitations in proviso (A) below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Lender's total Revolving Credit Exposure and its Pro Rata Share of the L/C Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any other Bank may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)
to the extent that any portion (the "unreallocated portion") of the Defaulting Lender's L/C Exposure cannot be so reallocated, whether by reason of proviso (A) in clause (i) above or otherwise, the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of the applicable Issuing Banks), (A) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks in respect of such L/C Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or (B) make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuing Banks in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b)
Defaulting Lender Waterfall.  Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) shall, in lieu of being paid or distributed to such Defaulting Lender, be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the applicable Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third if requested by an Issuing Bank, in the event and to the extent that the Borrower has not satisfied its obligations under Section 2.21(a)(ii), held in a segregated non-interest bearing account for future funding obligations of such Defaulting Lender in respect of any unreallocated portion of such Defaulting Lender's L/C Exposure, fourth, if such Defaulting Lender's Unused Revolving Credit Commitment has not been terminated pursuant to Section 2.21(f), to make any Revolving Credit Advance not made by such Defaulting Lender to the extent such Revolving Credit Advance was not made by the Non-Defaulting Lenders and fifth to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(c)
Cash Collateral Call.  If any Bank becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the applicable Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.21(a)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to such Issuing Bank in its sole discretion to protect it against the risk of non-payment by such Defaulting Lender.

(d)
Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Bank becomes, and during the period it remains, a Defaulting Lender, each Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Revolving Credit Borrowing pursuant to Section 2.02 in such amounts and in such times as may be required to (i) reimburse an unreimbursed drawing under any outstanding Letter of Credit and/or (ii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit.

(e)
Fees.  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.04(a) and Section 2.04(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).  In the event and to the extent that all or a portion of the L/C Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.21(a), the fees that would have accrued for the benefit of such Defaulting Lender pursuant to Section 2.04(a) and Section 2.04(b) will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments; and to the extent that all or any portion of such L/C Exposure cannot be reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank and the pro rata payment provisions of Section 2.15 will automatically be deemed adjusted to reflect the provisions of this Section.

(f)
Termination of Defaulting Lender Commitment.  The Borrower may terminate any Defaulting Lender's Unused Revolving Credit Commitment, and, if applicable, the unused amount of any Defaulting Lender's Letter of Credit Commitment upon not less than three Business Days' prior notice to the Administrative Agent (which will promptly notify the Banks thereof), and in such event the provisions of Section 2.21(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that neither such termination nor any other provision, or act taken by the Borrower, hereunder will be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks or any Bank may have against such Defaulting Lender.

(g)	Replacement of Defaulting Lender. The Borrower may require a Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement in accordance with Section 2.18.
(h)
Cure.  If the Borrower, the Administrative Agent, and the Issuing Banks agree in writing in their discretion that a Bank that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(b)), such Bank will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure and L/C Exposure of the Banks to be on a pro rata basis in accordance with their respective Commitments, whereupon such Bank will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the Revolving Credit Exposure and L/C Exposure of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Bank's having been a Defaulting Lender.

Section 2.22                          Extension of Maturity Date.
(a)
Requests for Extension.  The Borrower may, no more than once each calendar year, by notice to the Administrative Agent (which shall promptly notify the Banks) given not earlier than 90 days and not later than 30 days prior to any annual anniversary of the Effective Date, request an extension of the Maturity Date then in effect hereunder (the "Existing Maturity Date") to the date that is one year after the then existing Maturity Date; provided that in no event shall the Maturity Date be extended pursuant to this Section 2.22 more than twice.

(b)
Bank Elections to Extend.  Each Bank, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the "Notice Date") that is 30 days after receipt of the Borrower's request for extension (or such later date as may be permitted by the Borrower and the Administrative Agent), advise the Administrative Agent whether or not such Bank agrees to such extension.  Each Bank that determines not to so extend its Maturity Date is herein referred to as a "Non-Extending Bank". Any Bank that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Bank.  The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(c)	Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Bank's determination under this Section promptly after the Notice Date.
(d)	Removal or Replacement of Non-Extending Banks. The Borrower shall have the right on or before the Existing Maturity Date to replace or remove each Non-Extending Bank as provided in Section 2.18.
(e)
Minimum Extension Requirement.  If (and only if) the total of the Revolving Credit Commitments of the Banks that have agreed so to extend their Maturity Date (the "Extending Banks") and the additional Revolving Credit Commitments of the Additional Banks shall be more than 50% of the aggregate amount of the Revolving Credit Commitments, then the Maturity Date of each Extending Bank and of each Additional Bank shall be extended to the date that is one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each such Additional Bank shall thereupon become a "Bank" for all purposes of this Agreement.

(f)
Conditions to Effectiveness of Extensions.  As a condition precedent to each extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party signed by a Responsible Officer and dated as of the effective date of such extension (i) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.22, the representations and warranties contained in Section 4.01(f) and Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to Section 5.01(d)(i) and Section 5.01(d)(ii), (B) no Default exists and (C) since the date of the most recently audited financial statements delivered pursuant to Section 5.01(d)(i), there has been no Material Adverse Change.

(g)
Repayment on Maturity Date.  On the Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Advances outstanding on such date (and pay any additional amounts required pursuant to Section 2.12) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Banks effective as of such date.  In addition, (i) if, after giving effect to the extension, the Utilized Commitment Amount as of such date exceeds an amount equal to the aggregate Revolving Credit Commitments, the Borrower shall prepay Advances in an amount equal to such excess or (ii) if no Advances are outstanding at such time, pay to the Administrative Agent in same day funds at the Administrative Agent's office, for deposit in the L/C Cash Collateral Account, an amount equal to such excess, to be held in accordance with the provisions of this Agreement, including Section 2.06.  If any Issuing Bank is a Non-Extending Lender and any Letter of Credit issued by such Issuing Bank remains outstanding on such Issuing Bank's Maturity Date, (x) the Borrower shall Cash Collateralize each such Letter of Credit, or, if agreed by the Issuing Bank, make other arrangements with respect to each such Letter of Credit, satisfactory to such Issuing Bank and (y) such Issuing Bank shall continue to have the rights and obligations of an Issuing Bank hereunder with respect to each such Letter of Credit, but shall have no further obligation to issue any Letters of Credit.

ARTICLE III
 CONDITIONS OF LENDING
Section 3.01                          Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date (the "Effective Date") on which the Administrative Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks and the following additional conditions precedent shall have been satisfied:
(a)
The Administrative Agent shall have received the following, each dated as of the Effective Date (unless otherwise indicated below), in form and substance reasonably satisfactory to the Administrative Agent and each Bank:

(i)	The Notes duly executed by the Borrower to the order of the Banks to the extent requested by any Bank pursuant to Section 2.19.
(ii)	The Guarantee duly executed by each Subsidiary Guarantor.
(iii)
Certified copies of the resolutions of the Governing Body of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to each Loan Document.

(iv)
A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter or other formation document, as the case may be, of such Loan Party and each amendment thereto on file in such Secretary of State's office and (B) that (1) such amendments are the only amendments to such Loan Party's charter on file in such Secretary's office, and (2) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(v)
A certificate of each Loan Party signed on behalf of such Loan Party by its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter or other formation document, as the case may be, of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws, limited liability company agreement or partnership agreement, as the case may be, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the Effective Date, and (C) the due organization and good standing or valid existence of such Loan Party as a corporation, limited liability company or limited partnership organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party.

(vi)
A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by the Loan Parties hereunder.

(vii)
A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 3.02(a) and Section 3.02(b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2014 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(viii)	A favorable opinion of BethAnn Dranguet, Senior Corporate and M&A Counsel, of the Borrower, in form satisfactory to the Banks.
(ix)	A favorable opinion of Mayer Brown LLP, counsel for the Loan Parties, in form satisfactory to the Banks.
(b)
The Loan Parties shall have provided the documentation and other information to the Administrative Agent and the Banks that are required under applicable "know-your-customer" rules and regulations, including the Patriot Act, and requested by the Administrative Agent or any Bank, at least five Business Days prior to the Effective Date.

(c)	The Borrower shall make such Borrowings and prepayments as shall be necessary to cause any outstanding Loans to be ratable with the Commitments.
(d)
All accrued fees and reasonable out-of-pocket expenses of the Joint Lead Arrangers (including the reasonable fees and expenses of counsel to the Joint Lead Arrangers for which invoices have been submitted) shall have been paid.

(e)
The Borrower shall have paid all accrued fees and reasonable out-of-pocket expenses of the Administrative Agent (including reasonable fees and expenses of counsel for which invoices have been submitted).

(f)	Any other fees required to be paid by the Borrower on or before the Effective Date shall have been paid.
Section 3.02                          Conditions Precedent to Each Revolving Credit Advance, Each Commitment Increase and Each Issuance, Renewal, Amendment, Increase and Extension of Each Letter of Credit.  The obligation of each Bank to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Bank pursuant to Section 2.03(d)) (including the initial Revolving Credit Advance) and each Issuing Bank to issue, renew, extend or amend Letters of Credit (including the initial Letter of Credit), each Commitment Increase and each amendment of a Letter of Credit that has the effect of increasing the Available Amount of such Letter of Credit or extending the expiration date thereof shall be subject to the conditions precedent that on the date of such Advance, such Commitment Increase or such issuance, renewal, extension, amendment or increase of a Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance and Application for Letter of Credit, request for amendment of any Letter of Credit, request for a Commitment Increase, request for increase of a Letter of Credit or extending the expiration date thereof and the acceptance by the Borrower of the proceeds of such Advance or such Commitment Increase, such Letter of Credit or of the renewal, amendment, increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Advance, such Commitment Increase or such issuance, renewal, amendment, increase or extension of such Letter of Credit such statements are true):
(a)
the representations and warranties set forth in Section 4.01 are correct on and as of the date of such Revolving Credit Advance, Commitment Increase or such issuance, renewal, amendment, increase or extension of a Letter of Credit (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 4.01(f) and Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to clauses (i) and (ii), as applicable, of Section 5.01(d)) before and after giving effect to such Revolving Credit Advance, Commitment Increase or such issuance, renewal, amendment, increase or extension of a Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date;

(b)
no event has occurred and is continuing, or would result from such Borrowing or such issuance or renewal or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

(c)
there exists no request or directive issued by any Governmental Authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance or issuance, renewal, amendment, increase or extension of a Letter of Credit or proposed Letter of Credit) contemplated hereby;

(d)
in the case of any Foreign Currency Advance or the issuance of a Foreign Currency Letter of Credit, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent, the Required Banks (in the case of any Advances to be denominated in a Committed Foreign Currency) or the Issuing Bank (in the case of any Foreign Currency Letter of Credit) would make it impracticable for such Advance or Foreign Currency Letter of Credit to be denominated in the relevant currency; and

(e)
the Administrative Agent and any applicable Issuing Bank shall have received a Notice of Revolving Credit Borrowing or Notice of Issuance and Application for Letter of Credit, as applicable, in accordance with the requirements hereof.

The acceptance of the benefits of each Revolving Credit Advance, each Commitment Increase and each issuance, renewal and increase of each Letter of Credit, and each extension or other amendments of a Letter of Credit that has the effect of increasing the Available Amount of such Letter of Credit or extending the expiration date thereof shall constitute a representation and warranty by the Borrower to each of the Banks that each of the conditions specified in clauses (a), (b) and (c) above have been satisfied on and as of the date of such acceptance.
Section 3.03                          Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, a Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Persons unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Person prior to the date that the Borrower, by notice to the Administrative Agent, designates as the proposed Effective Date, specifying its objection thereto.  The Administrative Agent shall promptly notify the Banks and the Borrower of the occurrence of the Effective Date, which notice shall be conclusive and binding.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES
Section 4.01                          Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:
(a)
Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation, company or limited partnership in each other jurisdiction (if applicable) which requires it to so qualify or be licensed and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to (A) own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except in each case referred to in clauses (ii) or (iii)(A) for each Loan Party and its Subsidiaries (and, in addition, clause (a)(i) as to any Subsidiary that is not a Loan Party) any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority which could not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect.

(b)
Set forth on Schedule 4.01(b) hereto is a list of the Loan Parties and their direct Subsidiaries as of the Effective Date, showing as of the Effective Date as to each such Person the jurisdiction of its organization, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date, and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party.  All of the outstanding Equity Interests in each Subsidiary Guarantor have been validly issued, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens.  As of the Effective Date, the copy of the charter of the Borrower and each Subsidiary Guarantor and each amendment thereto provided pursuant to Section 3.01(a)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c)
The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated hereby or thereby (including each Revolving Credit Borrowing and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof) and the transactions contemplated thereby (i) are within such Loan Party's organizational power, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene (A) such Loan Party's certificate of organization, by-laws or other governing document, (B) any law, rule, regulation, order, writ, injunction or decree applicable to such Loan Party, or (C) any contractual restriction under any agreements binding on or affecting such Loan Party or any Subsidiary of such Loan Party the contravention of which would have a Material Adverse Effect.

(d)
No authorization, approval, consent, license or other action by, and no notice to or filing with, any Governmental Authority, and no material approval, consent, license or other action by any other Person, is required to be obtained, given or filed by a Loan Party (i) for the due execution and delivery by, or enforcement against, any Loan Party of each Loan Document to which it is a party, or for the borrowing of Revolving Credit Borrowings, the issuance or renewal of Letters of Credit hereunder and the use of the proceeds thereof or for the payment or performance by any Loan Party of its obligations under any Loan Document, or (ii) to own or lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted, except consents, authorizations, approvals, licenses, actions, filings and notices (A) which have been obtained or made and are in full force and effect, or (B) in the case of clause (ii) of this paragraph, which will be obtained or made in the ordinary course of business as required or the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, or (C) in the case of clause (i), those relating to performance as would ordinarily be made or done in the ordinary course of business after the Effective Date.

(e)
This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

(f)
The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2014, and the related consolidated statement of income, consolidated Shareholders' Equity and consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended (accompanied by an unqualified opinion of KPMG LLP, independent public accountants) and the consolidated results of operations of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, (i) have been furnished to each Bank, (ii) were prepared in accordance with GAAP applied on a consistent basis, and (iii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP applied on a consistent bases, except as otherwise expressly noted therein.  As of the Effective Date, since December 31, 2014 there has been no Material Adverse Change.

(g)
The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries dated as at June 30, 2015, and the related consolidated statements of income or operations, consolidated Shareholders' Equity and cash flows for the fiscal quarter ended on that date (i) have been furnished to each Bank, (ii) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to normal year-end audit adjustments.

(h)
Each Loan Party and its Subsidiaries is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations and orders, including ERISA, Environmental Laws and Environmental Permits, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(i)	As of the Effective Date, each Loan Party is, individually and together with its Subsidiaries, Solvent.
(j)
(i)            There are no actions, suits, investigations, proceedings, claims or disputes pending against or, to the Borrower's knowledge threatened against or affecting, the Borrower, any of its Subsidiaries or any of its or their respective rights or properties, at law, in equity, in arbitration or before any court or by or before any arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (A) that draw into question or purports to affect any transaction contemplated by this Agreement or the legality, validity, binding effect or enforceability of the Borrower's Obligations, the Loan Documents or the rights and remedies of the Banks relating to this Agreement and the other Loan Documents, or (B) as of the Effective Date, other than as set forth in Forms 10-K for the fiscal year ended December 31, 2014 and 10-Q for the fiscal quarter ended September 30, 2015 filed by the Borrower with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, that could reasonably be expected to have a Material Adverse Effect.

(k)
Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance or any Letter of Credit will be used in any manner that is not permitted by Section 5.02(h).  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 5.02(a) or Section 5.02(e) or subject to any restriction contained in any agreement or instrument between the Borrower and any Bank or any Affiliate of any Bank relating to Indebtedness and within the scope of Section 6.01(d) will be margin stock.

(l)	No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.
(m)
No written factual information contained in this Agreement or any other document, certificate or statement furnished to the Administrative Agent or the Banks by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information furnished) (in each case, other than information of a general economic or industry nature) contains as of the date such statement or information was so furnished, taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances under which they were made; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates, pro forma financial information, forward-looking statements and projections regarding the future performance of the Borrower or any of its Subsidiaries ("Projections"), no representation or warranty is made by the Borrower or such Subsidiary other than that such Projections have been prepared in good faith based upon assumptions believed by the Borrower or such Subsidiary to be reasonable at the time (and, to the extent any such Projections appear in any public filing, subject to any disclaimers accompanying such filing) and (ii) as to financial statements, the Borrower represents only as represented in Section 4.01(f) and (g) and as required by Section 3.02(a).

(n)
Other than as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and (ii) no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower's knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(o)
(i)            Each Loan Party and its ERISA Affiliates have operated and administered each Plan in compliance with ERISA and all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

(ii)            No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.
(iii)            Neither Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.
(iv)            Neither Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA to the extent such termination or reorganization has resulted in or is reasonably expected to result in a Material Adverse Effect.
(v)            The present value of the aggregate benefit liabilities under each of the Pension Plans, determined as of the end of such Pension Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan as of such determination date allocable to such benefit liabilities by more than the amount disclosed in the Borrower's financial statements for the year ended December 31, 2014 and each Pension Plan will be able to fulfill its benefit obligations as they come due in accordance with the Pension Plan documents and under GAAP, except in each case where such excess or such inability could not reasonably be expected to have a Material Adverse Effect.  The term "benefit liabilities" has the meaning specified in Section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.
(vi)            The expected post-retirement benefit obligation (determined as of the last day of the Borrower's most recently ended fiscal year in accordance with FASB ASC 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower is properly accounted for in accordance with GAAP in all material respects in the Borrower's financial statements most recently delivered pursuant to Section 5.01(d)(ii) for the relevant year ended.
(p)
(i)            Except where such event could not, individually or in the aggregate with other similar events, reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii)            Except where such event could not, individually or in the aggregate with other similar events, reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (D) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
(iii)            All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.
(q)
(i)            Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than that certain Tax Sharing Agreement dated as of January 1, 2006 by and between Halliburton Company, KBR Holdings, LLC and the Borrower.

(ii)            Each Loan Party and each of its Subsidiaries has filed, or caused to be filed, all Federal, state and other material tax returns and reports required to be filed, and has paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (x) taxes, assessments, fees and other charges that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (y) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
(r)
Each Loan Party and each of its Subsidiaries maintains, or the Borrower or a Subsidiary of the Borrower maintains on behalf of such Loan Party or such Subsidiary, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each Loan Party and such Subsidiary operates.

(s)
Each Loan Party has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets, in each case to the extent reasonably necessary to the conduct of such Loan Party's business.

(t)
The Borrower has disclosed to the Administrative Agent and the Banks all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it (other than information of a general economic or industry nature), that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(u)
Other than in connection with charges prior to 2010 which have been publicly reported, (i) the Borrower and its Subsidiaries have conducted their businesses in compliance with Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, and (ii) none of the Borrower, any of its Subsidiaries, or any of their respective directors or officers, or, to the best knowledge of the Borrower, any Affiliate, agent or employee of the Borrower or any Subsidiary, has engaged in any activity or conduct which would violate any Anti-Corruption Laws or anti-money laundering laws or regulations in any applicable jurisdiction.

(v)
None of the Borrower, any of its Subsidiaries or any of their respective officers or directors, or, to the knowledge of the Borrower and its Subsidiaries, any employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC's List of Specially Designated Nationals, HMT's Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.  The Borrower and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Sanctions.

ARTICLE V
 COVENANTS OF THE BORROWER
Section 5.01                          Affirmative Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid (other than contingent indemnification obligations not then due and payable), any Letter of Credit shall be outstanding (unless Cash Collateral or other credit support, in each case on terms and conditions reasonably satisfactory to the applicable Issuing Banks, has been pledged or otherwise provided to such Issuing Banks) or any Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:
(a)
Compliance with Laws, etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including ERISA, Environmental Laws and Environmental Permits) except to the extent that failure to so comply (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

(b)
Preservation of Corporate or Organizational Existence, etc.  (i) Preserve and maintain and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary, the Borrower or such Subsidiary determines that such preservation and maintenance is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole), its corporate or organizational existence, rights (charter and statutory), franchises, permits, licenses, approvals and privileges in the jurisdiction of its organization; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation conveyance, transfer, lease, Disposition, spin-off, split-off or similar transaction that does not contravene Section 5.02(d) or Section 5.02(e) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege, franchise or, solely in the case of Subsidiaries that are not Loan Parties, existence, where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) qualify and remain qualified and cause each of its Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to so qualify or remain qualified could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

(c)
Payment of Taxes and Other Obligations, etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, within 90 days after becoming due or, in the case of taxes, assessments, charges and like levies, if later, prior to the date on which penalties are imposed for such unpaid taxes, assessments, charges and like levies (i) all taxes, assessments, charges and like levies levied or imposed upon it or upon its income, profits or Property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided (x) that neither the Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as (A) the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of a Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction) or (B) if the failure to pay, discharge or contest (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect and (y) this Section 5.01(c) shall not apply to the repayment of Indebtedness, which is governed by Section 6.01(d).

(d)	Reporting Requirements. Furnish to the Administrative Agent:
(i)
not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to normal year-end adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and fairly presenting in all material respects the financial condition, results of operations, Shareholders' Equity and the cash flows of the Borrower and its Subsidiaries in accordance with GAAP together with (A) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.03, including a reconciliation in reasonable detail of the effect on Consolidated EBITDA of non-cash estimated project losses (including non-extraordinary items) and cash payments related thereto and the effect of excluding Variable Interest Entities, on the computation of compliance with the covenants contained in Section 5.03 and (C) together with the certificates delivered pursuant to this Section 5.01(d)(i), calculations showing the exclusion from Shareholders' Equity made pursuant to the definition thereof;

(ii)
not later than 90 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing (without a "going concern" or like qualification or exception and without any qualified as to the scope of such audit), together with a certificate of a Responsible Officer of the Borrower (A) as to compliance with the terms of this Agreement, (B) stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (C) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and reconciling in reasonable detail the effect of excluding Variable Interest Entities, on the computation of compliance with the covenants contained in Section 5.03;

(iii)
promptly, and in any event within five days after any Responsible Officer has obtained knowledge of the occurrence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions that the Borrower has taken and proposes to take with respect thereto;

(iv)
if the Indebtedness of the Borrower becomes rated by Moody's or S&P, promptly upon the Borrower obtaining knowledge thereof, notice of any withdrawal or change or proposed withdrawal or change of the rating of any of the Borrower's Indebtedness by Moody's or S&P;

(v)
promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Act of 1934, or any Governmental Authority succeeding to any or all of the functions of said Commission;

(vi)	promptly after the sending or filing thereof, copies of each report, proxy, or financial statement or other report or communication sent to the stockholders of Borrower;
(vii)
promptly, and in any event within 10 Business Days, after a Responsible Officer has obtained knowledge of the commencement or occurrence thereof, notice of (A) any action, suit, investigation, litigation or proceeding before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(j) which could reasonably be expected to have a Material Adverse Effect; and (B) any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(viii)
in addition to any information, records, reports, notices, or other documents required to be provided under subsections (A) through (D) below, any information provided by each Loan Party pursuant to this provision will include a written statement setting forth details as to such ERISA Event and the action, if any, that each Loan Party and its ERISA Affiliates propose to take with respect thereto.

(A)
Within 10 Business Days after any Loan Party knows or has reason to know that any ERISA Event has occurred which is reasonably likely to result in liability to the Loan Party in excess of $25,000,000, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or its ERISA Affiliate has taken and proposes to take with respect thereto and on the date any records, documents or other information must be furnished to the PBGC with respect to any Pension Plan pursuant to ERISA, a copy of such records, documents and information;

(B)
Within 10 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (1) the imposition of Withdrawal Liability by any such Multiemployer Plan, (2) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, if the amount of liability incurred, or that may be incurred, by such Loan Party in connection with any event described in clause (1) or (2) is reasonably likely to be in excess of $25,000,000;

(C)
Within 10 Business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC of its intention to seek termination of any Pension Plan or of the appointment of a trustee thereunder, which in either case is reasonably likely to result in liability to such Loan Party in excess of $25,000,000;

(D)
Within 10 Business Days of the occurrence of any event affecting any Pension Plan which could result in the incurrence by any Loan Party or any ERISA Affiliate of any liability incurred, or that may be incurred, by any Loan Party or any ERISA Affiliate under any post-retirement Welfare Plan that is reasonably likely to be in excess of $25,000,000, copies of all notices related thereto;

(ix)	any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
(x)	such other information as any Bank through the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to Section 5.01(d)(i) or Section 5.01(d)(ii) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower's website on the Internet at http://www.kbr.com or at another website identified in such notice and accessible by the Banks without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Administrative Agent for distribution to (x) any Bank to which the above referenced websites are for any reason not available if such Bank has so notified the Borrower and (y) any Bank that has notified the Borrower that it desires paper copies of all such information; provided further that the Administrative Agent shall notify the Banks as provided in Section 8.02 of any materials delivered pursuant to this Section 5.01(d) (other than clause (v) and (vi) hereof).  Information required to be delivered pursuant to Section 5.01(d)(v) or Section 5.01(d)(vi) shall be deemed to have been delivered on the date when posted at the Borrower's website on the Internet at http://www.kbr.com (or at another website as identified by the Borrower) and notice given to the Administrative Agent (provided that such other website shall be accessible by the Banks without charge).
(e)
Inspections.  At any reasonable time and from time to time, in each case upon reasonable notice to the Borrower and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit each Bank to visit and inspect the properties of the Borrower or any Material Subsidiary of the Borrower, and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Material Subsidiaries and discuss the affairs, finances and accounts of the Borrower and its Material Subsidiaries with its and their officers and independent accountants (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants' customary policies and procedures); provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion; provided, further, that the Borrower shall bear the cost and expense of only one such visit per calendar year as well as any such visits after and during the continuance of any Default or Event of Default.  Notwithstanding anything to the contrary in this Section 5.01(e), neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets, or non-financial proprietary information, not reasonably related to the actual or projected financial results of operation of the Borrower and its Subsidiaries, (ii) to the extent disclosure to the Administrative Agent or any Bank (or their respective representatives or contractors) is prohibited by any requirement of law or court or regulatory order or any binding agreement not entered into for the purpose of avoiding disclosure to the Banks or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(f)	Keeping of Books. Keep proper books of record and account, as may be necessary or required to permit the preparation of consolidated financial statements in accordance with GAAP or IFRS.
(g)
Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of the business of the Borrower and its Material Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section 5.01(g) shall prohibit any transaction permitted by Section 5.02(d) and Section 5.02(e).

(h)
Maintenance of Insurance.  Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates; provided that the Loan Parties shall be permitted to self-insure in such amounts and covering such risks as is usual and customary among companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

(i)
Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions involving in the aggregate payments or considerations in excess of $5,000,000 with any Affiliate on terms that are, taken as a whole, substantially no less favorable to the Borrower or such Subsidiary, than it would obtain in a comparable arm's‑length transaction with a Person not an Affiliate, as determined by the board of directors of the Borrower or such Subsidiary in good faith; provided, however, that the foregoing restriction shall not apply:

(i)
to transactions between or among the Borrower and its Subsidiaries, and guarantees, indemnities, bankers acceptances, surety bonds and letters of credit issued by, or for the account of, and Liens granted for the benefit of, the Borrower or a Subsidiary for the benefit of the Borrower or a Subsidiary, in each case otherwise permitted by this Agreement;

(ii)	the issuance of Equity Interest (other than Disqualified Equity Interests) of the Borrower to any Person;
(iii)	transactions with a Person that is an Affiliate of Borrower solely because Borrower owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;
(iv)	payment of customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Borrower or any of its Subsidiaries;
(v)
transactions between the Borrower or any of its Subsidiaries and any other Person, a director of which is also on the board of directors of the Borrower, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Borrower or any of its Subsidiaries; provided, however, that such director abstains from voting as a member of the board of directors of the Borrower, on any transaction with such other Person;

(vi)
transactions entered into by a Person prior to the time such Person becomes an Affiliate or is merged or consolidated into the Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such event);

(vii)
(a) guarantees by the Borrower and its Subsidiaries for the benefit of Joint Ventures and Variable Interest Entities, to the extent otherwise permitted by this Agreement and (b) Liens of the type described in Section 5.02(a)(v)(A) and Section 5.02(a)(vi);

(viii)
any transaction to the extent the consideration paid by the Borrower or Subsidiary is (a) Equity Interests of the Borrower or (b) proceeds from the issuance or sale of Equity Interests of the Borrower or (c) proceeds from a capital contribution to the Borrower;

(ix)
any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors or management of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally-recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that such transaction is (i) fair, from a financial point of view, to the Borrower or such Subsidiary or (ii) on terms, taken as a whole, that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm's length transaction with a person that is not an Affiliate;

(x)
payments to or from, and transactions with, any Joint Venture or any Variable Interest Entity in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(xi)
so long as the Borrower is subject to the filing requirements of the SEC, any transaction that is otherwise permitted by any Borrower policy regarding such transactions to the extent such policy was approved by the Borrower's board of directors; and

(xii)
any payments or other transaction pursuant to any tax sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes.

(j)
Covenant to Guarantee Obligations.  After the Effective Date, upon (i) the formation or acquisition of any Material Domestic Subsidiary (other than an Excluded Subsidiary) that is a First Tier Domestic Subsidiary or a Second Tier Domestic Subsidiary, or (ii) a Subsidiary (other than an Excluded Subsidiary) becoming a Material Domestic Subsidiary that is either a First Tier Domestic Subsidiary or a Second Tier Domestic Subsidiary, at the Borrower's expense: (A) within 30 days (or such longer period of time as agreed to by the Administrative Agent) after such formation or acquisition or, in case of clause (ii) above, within 30 days (or such longer period of time as agreed to by the Administrative Agent) after the delivery of the financial statements required by Section 5.01(d) for the fiscal quarter during which such Subsidiary becomes a Material Domestic Subsidiary that is a First Tier Subsidiary or a Second Tier Subsidiary, cause each such Material Domestic Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties' Obligations under the Loan Documents (each a "Guarantee Supplement"); (B) within 60 days (or such longer period of time as agreed to by the Administrative Agent) after such request, formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Banks, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (1) such Guarantee Supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (2) such other matters as the Administrative Agent may reasonably request; and (C) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each such additional Subsidiary Guarantor to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each such additional Subsidiary Guarantor to take, all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of the Guarantee.  In addition, the Borrower (i) shall comply with the requirements set forth in the definition of "Subsidiary Guarantor" and (ii) may cause any other Subsidiary to become a Subsidiary Guarantor by delivering a Guarantee Supplement to the Guarantee and within 60 days (or such longer period of time as agreed to by the Administrative Agent) thereafter, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, an opinion of counsel for the Loan Parties, addressed to the Administrative Agent and the Banks and reasonably acceptable to the Administrative Agent as to (A) such Guarantee Supplement being the legal, valid and binding obligations of each additional Subsidiary Guarantor party thereto enforceable in accordance with its terms and (B) such other matters as the Administrative Agent may reasonably request.

(k)            Anti-Corruption Laws and Sanctions.  The Borrower will, and will cause each Subsidiary to, conduct its businesses in compliance with Anti-Corruption Laws, applicable anti-money laundering laws and Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
Section 5.02                          Negative Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid (other than contingent indemnification obligations not then due and payable), any Letter of Credit shall be outstanding (unless Cash Collateral or other credit support, in each case on terms and conditions reasonably satisfactory to the applicable Issuing Banks, has been pledged or otherwise provided to such Issuing Banks) or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:
(a)
Liens, Etc.  (x) Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired, or (y) assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)	Liens on or with respect to any of the properties of the Borrower and any of its Subsidiaries existing on the Effective Date and set forth on Schedule 5.02(a)(i);
(ii)
(A) Liens on property acquired (including acquisitions through merger or consolidation or the acquisition of Equity Interests of any Person owning such Property) or constructed, improved or repaired by the Borrower or any of its Subsidiaries and created contemporaneously with, or within 12 months after, such acquisition or the completion of construction, repair or improvement, to secure Indebtedness (including Capitalized Leases) incurred to finance the payment of all or a portion of the purchase price of such property or the cost of construction, repair or improvements thereon, or assumed in connection therewith, as the case may be (including any Indebtedness and other obligations incurred to finance such acquisition, construction, improvement or repair) and (B) Liens on property (including any unimproved portion of partially improved property) of the Borrower or any of its Subsidiaries created within 12 months of completion of construction of a new plant or plants on such property to secure Indebtedness incurred to finance such construction (including Indebtedness incurred to finance such construction if, in the opinion of the Borrower, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by the Borrower); provided, however, no such Lien described in clause (A) or (B) shall extend to or cover any property other than the property being acquired, constructed or improved (including any unimproved portion of a partially improved property); provided, that individual financings of equipment provided by one lender otherwise permitted by this clause (a)(ii) may be cross-collateralized to other financings of equipment provided by such lender permitted hereby;

(iii)
Any Lien existing on any property prior to the acquisition (including acquisition through merger or consolidation or the acquisition of the Equity Interests of the Person owning such Property) thereof by the Borrower or any of its Subsidiaries or existing on any property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary, provided that such a Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary and no such Lien shall be extended to cover property other than the property being acquired;

(iv)
Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness secured by any Lien referred to in clauses (ii) and (iii); provided that (A) the principal amount of the Indebtedness secured thereby is no greater than the outstanding principal amount of such Indebtedness, or, if greater, the existing commitment amount of such Indebtedness (provided that such commitment amount has not been increased in contemplation of such event), immediately before such extension, renewal, refinancing, refunding or replacement plus any amount necessary to pay any accrued interest, fees or expenses, premiums and original issue discount related thereto and (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Indebtedness;

(v)
(A) Liens on Equity Interests in (and assets of) any Project Finance Subsidiary, so long as such Liens secure only Project Financing and (B) Liens on property acquired or constructed with the proceeds of Permitted Non-Recourse Indebtedness so long as such Liens secure only such Permitted Non-Recourse Indebtedness;

(vi)
(A) Liens on Equity Interests in any Joint Venture, and Liens on assets of a JV Subsidiary, in each case to secure Joint Venture Debt of such Joint Venture.  "Joint Venture Debt" shall mean Indebtedness and other obligations of a Joint Venture or of a JV Subsidiary that owns Equity Interests in such Joint Venture, as to which the creditors will not, pursuant to the terms in the agreements governing such Indebtedness or other obligations, have any recourse to the Equity Interests in or assets of the Borrower or any Subsidiary, other than the assets of such JV Subsidiary related to such Joint Venture, and the assets of and Equity Interests in, such Joint Venture, provided that neither the Borrower nor any Subsidiary (other than such JV Subsidiary) (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness;

(vii)
Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP (or in the case of any Foreign Subsidiary, the comparable accounting principles in the relevant jurisdiction), or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(viii)
Liens on Permitted L/C Collateral securing reimbursement obligations in respect of  letters of credit, acceptances and bank guarantees, provided that the aggregate principal amount of obligations secured by Liens permitted by this clause (viii) shall not exceed at any time in the aggregate the sum of (1) $150,000,000 plus (2) the aggregate amount of letters of credit which had been Extended Letters of Credit but ceased to be Letters of Credit hereunder following being cash collateralized as contemplated by Section 2.01(b) hereof;

(ix)
in addition to the Liens on Permitted L/C Collateral permitted by the preceding clause (viii), in the event that the aggregate Letter of Credit Commitments at any time are less than the aggregate Revolving Credit Commitments at such time (the "Gap Amount") and the Borrower and/or its Subsidiaries obtain letters of credit, bankers' acceptances or bank guarantees issued for its or their account in a face amount not to exceed the Gap Amount, the Borrower shall be permitted to pledge Permitted L/C Collateral to secure such letters of credit, bankers' acceptances and bank guarantees in an amount not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments at such time (calculated immediately prior to giving effect to such cash collateral pledge), provided however, that to the extent such Permitted L/C Collateral is not funded with Advances that remain outstanding hereunder, the Unused Revolving Credit Commitments under this Agreement shall be calculated as though the full amount of any such Permitted L/C Collateral were funded through Advances that remain outstanding hereunder;

(x)
Liens securing obligations under surety bonds issued in the ordinary course of the Borrower's and its Subsidiaries' business and indemnification agreements related thereto on assets related to the work bonded by such surety bonds, including equipment, property, contracts, distributions and accounts related thereto and cash collateral required thereby;

(xi)
banker's Liens, Liens in favor of securities intermediaries, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts, and Liens on such accounts, maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of its business or consistent with Ordinary Course Industry Norms, in favor of the bank or other securities intermediary with which such an account is maintained, securing amounts owing to such bank or other securities intermediary with respect to cash management, brokerage and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness other than customary liability for account and margin overdrafts;

(xii)	Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 6.01(f);
(xiii)	Liens pursuant to any Loan Document or securing any Obligations in respect of Letters of Credit as contemplated by Section 2.21(c) hereof;
(xiv)
Liens incurred in the ordinary course of the Borrower's and its Subsidiaries' business or consistent with Ordinary Course Industry Norms, securing Indebtedness, reimbursement obligations in respect of letters of credit or other obligations, provided that the outstanding principal amount of such Indebtedness, the amount of such obligations, and the maximum possible amount of reimbursement obligations in respect of such letters of credit (assuming compliance at such time with all conditions to drawing) secured by Liens permitted by this clause (xiv) shall not in the aggregate exceed at any time $75,000,000;

(xv)
Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law or agreement, such as landlords', vendors', suppliers', carriers', warehousemen's, repairmen's, construction contractors', workers', materialmen's, producers', operators', workmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens (x) arise in the ordinary course of business and (y) are with respect to amounts which are not yet delinquent for a period of thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as required in conformity with GAAP is made therefor, and (z) do not individually or in the aggregate have a Material Adverse Effect;

(xvi)
(A) pledges or deposits made in the ordinary course of its business or consistent with Ordinary Course Industry Norms (x) to secure obligations incurred in the ordinary course of its business or consistent with Ordinary Course Industry Norms in connection with workers' compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or (y) to secure (or secure the Liens securing) liability for reimbursement or indemnification obligations, incurred in the ordinary course of its business or consistent with Ordinary Course Industry Norms, to (including obligations in respect of letters of credit or bank guarantees issued in the ordinary course of its business or consistent with Ordinary Course Industry Norms for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary, or (B) deposits made in the ordinary course of its business or consistent with Ordinary Course Industry Norms to secure the performance of bids, trade contracts, governmental contracts and leases (other than Capitalized Leases), statutory obligations, performance bonds and other obligations (including health, safety and environmental obligations) of a like nature, in each case incurred in the ordinary course of its business or consistent with Ordinary Course Industry Norms;

(xvii)	ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(xviii)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, in each case arising in the ordinary course of its business or consistent with Ordinary Course Industry Norms and are with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as required in conformity with GAAP is made therefor;

(xix)	leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(xx)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;
(xxi)
encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property;

(xxii)
(A) Liens on cash and Cash Equivalents consisting of proceeds of Indebtedness permitted hereunder issued by the Borrower or a Subsidiary under any indenture or similar debt instrument,  pursuant to customary escrow arrangements that require the release of such cash and Cash Equivalents within 120 days after the date that such escrow is established and funded, provided that such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the holders of such Indebtedness (or any agent or trustee for such Person or Persons); and

(B)  Liens on cash and Cash Equivalents that are earmarked to be used to satisfy, defease or discharge Indebtedness; provided that (w) such cash and Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied, defeased or discharged, (x) such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied, defeased or discharged and (y) the satisfaction, defeasance or discharge of such Indebtedness is permitted hereunder;
(xxiii)
Liens (i) on cash advances and earnest money deposits in favor of the seller of any property to be acquired in an acquisition of property or other Investment permitted pursuant to Section 5.02(f) to be applied against the purchase price for such acquisition or Investment (or as payment of breakup fees), (ii) consisting of an agreement to Dispose of any property in a transaction permitted by this Agreement, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (iii) on cash in  escrows established for an adjustment in purchase price or liabilities or indemnities for Dispositions, to the extent the relevant Disposition is permitted hereby;

(xxiv)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms;

(xxv)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xxvi)
Liens in favor of a trustee or agent in an indenture or similar document relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee or agent;

(xxvii)	Liens on assets of Foreign Subsidiaries securing obligations of Foreign Subsidiaries permitted hereunder; and
(xxviii)	Liens on the Investments described in Section 5.02(f)(xvi) securing the obligations described therein.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, contract rights and other general intangibles relating primarily thereto, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
(b)
Indebtedness of Subsidiaries (other than Subsidiary Guarantors).  Permit any of its Subsidiaries which is not a Subsidiary Guarantor to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)	Indebtedness under the Loan Documents;
(ii)
Indebtedness of Subsidiaries outstanding on the Effective Date specified in Schedule 5.02(b)(ii) and any refinancings, refundings, renewals, replacements or extensions thereof; provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to accrued interest, premiums and other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, replacement or extension (or, if such permitted refinancing indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement, plus any increase due to the foregoing items);

(iii)
(A) Indebtedness of any Person that becomes a Subsidiary of any Loan Party or is merged or consolidated into a Subsidiary of any Loan Party after the Effective Date in accordance with the terms of Section 5.02(d), which Indebtedness is existing at the time such Person becomes a Subsidiary of such Loan Party or at the time of such merger or consolidation, as the case may be (other than Indebtedness incurred in contemplation of such Person becoming a Subsidiary of such Loan Party or in connection with such acquisition), (B) Indebtedness secured by a Lien encumbering any asset acquired by a Subsidiary, and Indebtedness assumed by a Subsidiary in connection with the acquisition of assets by such Subsidiary, in each case which Indebtedness is existing at the time such asset is acquired by such Subsidiary (other than Indebtedness incurred in contemplation of or in connection with such acquisition), and any refinancings, refundings, renewals, replacements or extensions thereof, provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to accrued interest, premiums and other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, replacement or extension;

(iv)	Indebtedness owed to the Borrower or to other Subsidiaries (other than Project Finance Subsidiaries);
(v)
obligations (including in respect of letters of credit, bank guarantees, bankers' acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of its business or consistent with its past practice or Ordinary Course Industry Norms) in respect of bids, tenders, trade contracts, governmental contracts and leases, construction contracts, statutory obligations, surety, stay, customs, bid bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case entered into in the ordinary course of such Subsidiary's business or consistent with past practice or Ordinary Course Industry Norms, and in each case including, for the avoidance of doubt, any such obligations with respect to any Joint Venture;

(vi)
Indebtedness in respect of (A) purchase money obligations, Capitalized Leases or other Indebtedness described in Section 5.02(a)(ii) secured by Liens of the type permitted by Section 5.02(a)(ii), in an aggregate principal amount not to exceed $200,000,000 at any time outstanding, and (B) any refinancings, refundings, renewals, replacements or extensions thereof, provided that the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, replacement or extension except by an amount equal to accrued interest, premiums and other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, replacement or extension;

(vii)	Indebtedness constituting Project Financing and other Permitted Non-Recourse Indebtedness;
(viii)
Indebtedness not to exceed $200,000,000 in aggregate principal amount at any time outstanding, provided that such Indebtedness shall be unsecured except as permitted by Section 5.02(a)(xiv), Section 5.02(a)(xxii) or Section 5.02(a)(xxvii); and

(ix)
Indebtedness in respect of such Subsidiary's cash management operations, netting services, cash pooling arrangements, automatic clearinghouse arrangements, daylight overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms.

(c)	Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries as carried on the Effective Date, taken as a whole.
(d)
Mergers, etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of related transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however:

(i)
the Borrower may merge with a Person if (A) the Borrower is the surviving corporation, and (B) after giving effect to such merger no Default or Event of Default shall have occurred and all representations and warranties shall be true and correct;

(ii)
any Subsidiary may merge or consolidate with, or Dispose of all or a substantially all of its assets to any one or more Persons, provided that (A) if a Subsidiary Guarantor is a party to such transaction and the Borrower is not a party, a Subsidiary Guarantor shall be the continuing or surviving Person (in the case of a merger or consolidation) or shall be the transferee (in the case of a Disposition); (B) if a Domestic Subsidiary is a party to such transaction and the Borrower is not a party, a Domestic Subsidiary shall be the surviving or continuing Person (in the case of a merger or consolidation) or shall be the transferee (in the case of a Disposition) except in a Disposition permitted by any of  subsections (iii) through (xiv) of Section 5.02(e); (C) if the Borrower is a party to such transaction, the Borrower shall be the surviving or continuing Person (in the case of a merger or consolidation) or shall be the transferee (in the case of a Disposition); and (D) if a wholly-owned Subsidiary is a party to such transaction and the Borrower is not a party, such wholly-owned Subsidiary shall be the surviving or continuing person (in the case of a merger or consolidation) or shall be the transferee (in the case of a Disposition) except in a Disposition permitted by any of subsections (iii) through (xiv) of Section 5.02(e); and

(iii)
any Subsidiary may dissolve, liquidate or wind-up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to the Banks in any material respect, provided that such dissolution, liquidation or wind-up (x) does not result in a Disposition of all or substantially all of the assets of the Borrower and (y) the resulting Disposition of assets is permitted by any of  subsections (iii) through (xiv) of Section 5.02(e).

(e)	Disposition of Assets. Dispose of, or permit any of its Subsidiaries to Dispose of, any assets, except:
(i)
sales of inventory in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms, and the granting of any option or other right to purchase, lease or otherwise acquire inventory, in the ordinary course of its business or consistent with past practices or Ordinary Course Industry Norms;

(ii)	in a transaction authorized by Section 5.02(d), Section 5.02(f) or Section 5.02(g);
(iii)
Dispositions of assets among the Borrower and its Subsidiaries; provided, however no Subsidiary Guarantor shall be permitted to Dispose of, all or substantially all of its assets to a Foreign Subsidiary of the Borrower;

(iv)
goods, equipment or other property that are, in the reasonable opinion of the Borrower or such Subsidiary, obsolete or unproductive or utilized as trade-in for goods, equipment or other property of at least comparable value;

(v)
in order to resolve disputes that occur in the ordinary course of business, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi)
licenses or sublicenses by Borrower and its Subsidiaries of software, trademarks, patents and other intellectual property and leases of real property interests in the ordinary course of its or their business or consistent with past practice or Ordinary Course Industry Norms, and in each case which do not materially interfere with the business of Borrower or any of its Subsidiaries;

(vii)
transfers of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(viii)
sales, transfers or other Dispositions by the Borrower or any of its Subsidiaries of Equity Interests (and assets of) in Project Finance Subsidiaries and Joint Venture interests held by the Borrower or any of its Subsidiaries;

(ix)
Dispositions by the Borrower or any of its Subsidiaries of assets with an aggregate book value not to exceed $200,000,000 during any fiscal year of the Borrower (plus any sales, transfers or other Dispositions the net cash proceeds of which are reinvested in equipment or other productive assets within one year of such sale, transfer or other Disposition);

(x)	Permitted Dispositions;
(xi)	Strategic Dispositions;
(xii)
 Dispositions by the Borrower and its Subsidiaries of assets acquired after the Effective Date pursuant to an acquisition permitted hereby, if such Dispositions are required to comply with relevant antitrust laws in connection with such acquisition;

(xiii)	Dispositions of assets within 365 days after the acquisition thereof if such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate;
(xiv)
Dispositions of shares of Equity Interests of any of its Subsidiaries in order to qualify members of the board of directors or equivalent governing body of any such Subsidiary if required by applicable law; and

(xv)	Dispositions of cash and Cash Equivalents.
(f)	Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:
(i)	Investments existing on the Effective Date;
(ii)
Investments by the Borrower and its Subsidiaries in their Subsidiaries (including, if as a result of such Investment (A) a Person becomes a Subsidiary of the Borrower or (B) a Person is merged, consolidated or amalgamated with or into, or conveys assets comprising a division or business unit or a substantial part or all of its assets to, or is liquidated into, the Borrower or a Subsidiary); provided that any such merger, consolidation or amalgamation is permitted by Section 5.02(d);

(iii)	any Investment in Cash Equivalents;
(iv)	Investments with the net cash proceeds from the sale of Equity Interests in the Borrower, and any Investments in exchange for an issuance of Equity Interests of the Borrower;
(v)
other Investments in any Person made on or after the Effective Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, that do not exceed the sum of (A) $400,000,000 plus (B) any dividends, interest payments, return of capital received on or after the Effective Date, from Joint Ventures and other minority interests and subsequent reduction in the amount of any Investment made pursuant to this clause as a result of the repayment or other Disposition thereof plus (C) the net cash proceeds of sales of Investments in Joint Ventures and other minority interests received on or after the Effective Date; provided, however, that if any Investment pursuant to this clause (v) is made in any Person that is not a Subsidiary at the date of the making of such Investment (including any Investment as a result of any such Person becoming a Subsidiary) and such Person becomes a Subsidiary after such date (or such Person is merged, consolidated or amalgamated with or into the Borrower or any Subsidiary in compliance with this Agreement), such Investment shall thereafter be deemed to have been made pursuant to clause (ii) above and shall cease to have been made pursuant to this clause (v) for so long as such Person continues to be a Subsidiary;

(vi)
Investments received in settlement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms;

(vii)
Investments acquired after the Effective Date as a result of the acquisition by the Borrower or any Subsidiary of another Person in a transaction consummated after the Effective Date that is not otherwise prohibited by this Agreement, provided that (A) such Person becomes a Subsidiary of the Borrower as a result of such acquisition or is merged or consolidated with or into the Borrower or another Subsidiary and (B) such Investments were not made in contemplation of such acquisition and were in existence on the date of such acquisition;

(viii)	Investments represented by Hedging Obligations;
(ix)
loans or advances to officers, directors or employees of the Borrower or any Subsidiary of Borrower made in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms;

(x)	any Guaranty Obligation of a Subsidiary that is permitted to be incurred by such Subsidiary pursuant to Section 5.02(b);
(xi)	guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of its business or consistent with past practice;
(xii)
Investments in earnest money deposits, prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation and similar deposits entered into as a result of the operations of the business of the Borrower and its Subsidiaries in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms;

(xiii)
Investments in respect of prepaid expenses, negotiable instruments held for collection or lease, utility, workers' compensation, performance and similar deposits provided to third parties in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms;

(xiv)	Investments constituting non-cash consideration received in connection with Dispositions permitted by Section 5.02(e);
(xv)	any Restricted Payment constituting an Investment permitted by Section 5.02(g); and
(xvi)
Investments held to meet obligations of the Borrower and its Subsidiaries to pay benefits under nonqualified retirement and deferred compensation plans maintained for the benefits of employees in the ordinary course of its business or consistent with past practice or Ordinary Course Industry Norms.

For purposes of this Section 5.02(f), the amount of an Investment shall be determined as of the date of such Investment, and such amount shall be equal to the cash amount or the fair market value of other property or asset invested.
(g)
Restricted Payments.  Purchase, redeem, retire, defease or otherwise acquire for value, any of the Equity Interests in the Borrower now or hereafter outstanding, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value, any of Equity Interests in the Borrower or any Subsidiary now or hereafter outstanding (payment on account of any of the foregoing being herein referred to as a "Restricted Payment", provided that an Investment in another Person by the Borrower or by a Subsidiary that is permitted by Section 5.02(f) shall not constitute a "Restricted Payment"), except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom Borrower or any Subsidiary may make a Restricted Payment:

(i)
provided that the aggregate Restricted Payments by the Borrower and its Subsidiaries to any Person other than the Borrower or a wholly-owned Subsidiary pursuant to this Section 5.02(g)(i) from and after the Effective Date to (but excluding) the Investment Grade Rating Date, when added to the amount of dividends (excluding Excluded Dividends and  in the case of dividends paid by a non-wholly owned Subsidiary, excluding dividends paid ratably to holders of Equity Interests in such Subsidiary) paid by the Borrower or paid by any Subsidiary to any Person other than the Borrower or any wholly-owned Subsidiary from and after the Effective Date to (but excluding) the Investment Grade Rating Date, shall not exceed an amount (such amount, as decreased by any such dividends and/or purchases, the "Distribution Cap") equal to the sum of (x) $750,000,000 plus (y) the lesser of (1) $400,000,000 and (2) the amount received by the Borrower in connection with the arbitration and subsequent litigation of those certain contracts entered into with PEMEX in 1997 and 1998 to build offshore platforms, pipelines and related structures in the Bay of Campeche, offshore Mexico, provided that no Restricted Payments shall be made from the proceeds of a Borrowing hereunder.  In the event that the Borrower issues additional Equity Interests (other than Disqualified Equity Interests) in the form of common stock after the Borrower shall have paid any such dividends and/or made any such Restricted Payments, the Distribution Cap shall be replenished by (A) the amount of the net cash proceeds of the issuance of any such Equity Interests and/or (B) the amount of any portion of the purchase price for an Investment permitted by Section 5.02(f)(iv) paid by the issuance of any such Equity Interests, so long as, in the case of either of clauses (i) and (ii), the Distribution Cap does not exceed an amount equal to the sum of clauses (x) and (y) of this Section 5.02(g)(i) at any time;

(ii)
in connection with a compensation plan, program or practice, provided that prior to (but excluding) the Investment Grade Rating Date the aggregate amount of all such Restricted Payments made from and after the Effective Date shall not exceed $25,000,000 in any fiscal year of the Borrower;

(iii)	in exchange for the substantially concurrent issuance of new Equity Interests (other than Disqualified Equity Interests); and
(iv)
deemed to occur upon exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants, and any Restricted Payment made in lieu of withholding taxes in connection therewith.

(h)
Use of Proceeds.  Use the proceeds of any Advance or any Letter of Credit for any purpose other than for working capital and general corporate purposes of the Borrower and its Subsidiaries; or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation U), (iii) to extend credit for the purpose of purchasing or carrying any margin stock (as defined in Regulation U), or (iv) to pay dividends or repurchase any Equity Interests in the Borrower or any Subsidiary.

(i)	Restrictive Agreements. Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any agreement or other arrangement that
(i)
prohibits or otherwise limits the ability (x) of the Borrower or any Material Subsidiary to create, incur or permit to exist any Lien upon any of its property to secure the Obligations, (y) of any Material Subsidiary to pay dividends or other distributions in respect of its Equity Interests (whether in cash, securities or otherwise) to, or transfer property to, the Borrower or any Subsidiary Guarantor, or (z) of any Material Subsidiary to repay loans or advances to the Borrower or any Subsidiary Guarantor; provided that the foregoing restrictions in this clause (i)(i) shall not apply to restrictions and conditions:

(A)	imposed by law, regulation, order, writ, injunction or decree or by any Loan Document,
(B)	contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold, or
(C)
imposed by any agreement relating to any Indebtedness or other obligations secured by Liens permitted under Section 5.02(a) provided that such restrictions or conditions relate only to the property covered by such Liens;  and provided further that clause (x) in the first paragraph of Section 5.02(i)(i) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof;

(D)
(x) existing on the Effective Date as described on Schedule 5.02(i) and (y) to the extent such existing restrictions or conditions are set forth in an agreement evidencing Indebtedness, this clause (D) also permits restrictions and conditions set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual restriction or condition;

(E)	contained in an agreement governing Indebtedness of a Subsidiary that is not a Material Subsidiary and applicable only to such Subsidiary;
(F)
contained in an agreement governing Indebtedness of a Subsidiary at the time such Subsidiary becomes a Subsidiary, provided that such Indebtedness is permitted hereunder and such restrictions were not entered into in contemplation of such Person becoming a Subsidiary;

(G)
which are restrictions on the sale or transfer of Equity Interests in a Joint Venture permitted hereunder, contained in joint venture agreements and other similar agreements applicable to Joint Ventures permitted hereunder, provided that such restrictions are applicable solely to such Joint Venture, entered into in the ordinary course of the Borrower's business or consistent with past practice or Ordinary Course Industry Norms;

(H)	which are customary restrictions imposed by leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto;
(I)
which constitute a negative pledge imposed by any agreement evidencing Indebtedness which is permitted by Section 5.02(b)(iii), solely to the extent such negative pledge relates only to the property financed by, securing or otherwise the subject of such Indebtedness;

(J)	imposed by any agreement evidencing Indebtedness or any other obligation of a Foreign Subsidiary which is permitted hereunder, applicable only to such Foreign Subsidiary;
(K)
which are restrictions, contained in any agreement evidencing Indebtedness permitted hereunder, with respect to any property or asset acquired after the Effective Date (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any property or assets other than the property or assets so acquired and any refinancings, refundings, renewals, replacements or extensions thereof  (collectively "refinancings"), provided that (x) the aggregate principal amount of all such Indebtedness is not increased at the time of any such refinancing except by an amount equal to accrued interest, premiums and other amounts paid, and fees and expenses incurred, in connection with such refinancing, and (y) the encumbrances and restrictions in any such refinancings do not apply to any property or assets other than those acquired and are, in the reasonable good faith judgment of the Borrower, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; or

(ii)
requires that if a Lien is granted to secure the Obligations, a Lien, other than a Lien permitted by Section 5.02(a), must also be granted to secure the obligations of a Material Subsidiary under such agreement;

provided that for purposes of Section 5.02(i)(i): (x) the priority that any series of preferred stock of a Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Equity Interests, (y) the subordination of loans or advances made to the Borrower or any Subsidiary to other Indebtedness incurred by the Borrower or any Subsidiary shall not be deemed a restriction on the ability to make payments with respect to such loans or advances, and (z)  a permitted encumbrance on a specified asset or property or group or type of assets or property may include encumbrances on all improvements, additions, repairs, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
(j)
Sanctions.  The Borrower will not, and not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Advance or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, (i) to fund any activities of or business with any individual, entity, vessel or aircraft or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (except to the extent  licensed by OFAC or otherwise authorized under U.S. law, so long as no Sanctions violation (as defined in this paragraph ) exists), or (ii) in any other manner that will result in a Sanctions violation.  As used in this paragraph, "Sanctions violation" means a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Bank, an Arranger, Administrative Agent, Issuing Bank, or otherwise) of Sanctions.

Section 5.03                          Financial Covenants.  So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid (other than contingent indemnification obligations not then due and payable), any Letter of Credit shall be outstanding (unless Cash Collateral or other credit support, in each case on terms and conditions reasonably satisfactory to the Issuing Banks, has been pledged or otherwise provided to such Issuing Banks) or any Bank shall have any Commitment hereunder, the Borrower:
(a)
Consolidated Debt to Consolidated EBITDA.  Shall not permit, as of September 30, 2015, the ratio of Consolidated Debt to Consolidated EBITDA for the three fiscal quarters ending on such date to be greater than 3.50 to 1.00, or (2) as of the last day of any fiscal quarter thereafter, the ratio of Consolidated Debt to Consolidated EBITDA, for the four fiscal quarters ending on such date to be greater than 3.50 to 1.00.

(b)
Consolidated Net Worth.  Shall maintain at all times a Consolidated Net Worth of not less than the sum of (i) $1,200,000,000, plus (ii) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending on or after September 30, 2015 (with no deduction for a net loss in any such fiscal quarter) plus (iii) an amount equal to 100% of the aggregate increases in Shareholders' Equity of the Borrower after September 30, 2015 by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances (i) to the Borrower or a wholly-owned Subsidiary or (ii) to an employee stock ownership plan, option plan or similar trust), including upon any conversion of debt securities of the Borrower into such Equity Interests.

ARTICLE VI
 EVENTS OF DEFAULT
Section 6.01                          Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:
(a)
(i) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Advance or shall fail to pay any fees hereunder within five days of when the same becomes due and payable, or (iii) the Borrower or any other Loan Party shall fail to make any other payment under any Loan Document within five days of when the same becomes due and payable; or

(b)
Any representation, warranty or certification made by any Loan Party (or any of its Responsible Officers) herein pursuant to or in connection with any Loan Document or in any certificate or document furnished to any Bank pursuant to or in connection with any Loan Document, or any representation or warranty deemed to have been made by any Loan Party pursuant to Section 3.02, shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made; or

(c)
(i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.21(a)(ii)(A), Section 5.01(b) (as to the Borrower), (d)(iii), (e), (i) or (j), Section 5.02 or Section 5.03 of this Agreement; or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than any term, covenant or agreement covered by Section 6.01(a)) and, in each case under this clause (ii), such failure shall remain unremedied for 30 days after notice thereof shall have been given to such Loan Party by the Administrative Agent (which notice will be given at the request of any Bank); or

(d)
(i) Any Loan Party or any of its Material Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Loan Party or such Material Subsidiary (as the case may be) that is outstanding in a principal amount of at least $100,000,000 either individually or in the aggregate for all such Loan Parties and Material Subsidiaries (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall become due prior to its stated maturity (other than by a regularly-scheduled required payment, mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds, and mandatory payments due by reason of, and in an amount required to, eliminate the effect of currency fluctuations); provided that for the avoidance of doubt the parties acknowledge and agree that (x) any payment required to be made under a guarantee described in the definition herein of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guarantee (taking into account any applicable grace period) and such payment shall not be deemed to have been accelerated or have become due as a result of the obligation guaranteed having become due and (y) the conversion of any convertible Indebtedness in exchange for Equity Interests (other than Disqualified Equity Interests) shall not be a Default or Event of Default; or (ii) any Loan Party or any of its Material Subsidiaries shall fail to pay when due any amount owed in respect of any Hedging Obligation in an amount equal to or greater than $100,000,000 either individually or in the aggregate for all such Loan Parties and Material Subsidiaries; or

(e)
Any Loan Party or any Material Subsidiary of any Loan Party shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or such Loan Party or any such Material Subsidiary shall take any corporate or organizational action to authorize any of the actions set forth above in this subsection (e); or

(f)
There is entered against any one or more of the Loan Parties or Material Subsidiaries (i) one or more final, non-appealable judgments or orders by a court of competent jurisdiction for the payment of money in excess of $100,000,000 in the aggregate (to the extent not covered by insurance available from a financially sound insurer that has acknowledged coverage) or (ii) any one or more final, non-appealable non-monetary judgments or orders by a court of competent jurisdiction that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and in either case (x) enforcement proceedings are commenced by a creditor upon such judgment or order or (y) any such judgment or order shall remain undischarged and unstayed for a period of 30 days (or, in the case of non-monetary judgments or orders, 60 days); or

(g)
Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(h)	A Change of Control shall occur; or
(i)
Any Loan Party shall incur liability in excess of $100,000,000 in the aggregate as a result of the occurrence of an ERISA Event or the termination of a Multiemployer Plan and such liability shall not be paid within 15 days of such incurrence;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(d)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same (and all of the Commitments) shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, and (iii) the obligation of the Borrower to deposit Cash Collateral as described in Section 6.02 shall automatically be effective, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower, and (iv) shall at the request, or may with the consent, of the Required Banks, exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents; provided, however, that in the event of any actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, (A) the Commitment of each Bank and the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(d)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, and (B) the Advances, all interest thereon and all other amounts payable under this Agreement shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 6.02                          Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Banks in same day funds at the Administrative Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or the Banks, as applicable, to the extent permitted by applicable law.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations, if any, in the order set forth below.
Section 6.03                          Application of Funds.  After the exercise of remedies provided for in this Article VI (or after the Advances have automatically become immediately due and payable as set forth in the proviso at the end of Section 6.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Banks and Issuing Banks) and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances, Letter of Credit Advances and other Obligations arising under the Loan Documents, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and Letter of Credit Advances, ratably among the Banks and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.
ARTICLE VII
 THE ADMINISTRATIVE AGENT
Section 7.01                          Appointment and Authority.  Each of the Banks and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Banks and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02                          Duties of Administrative Agent; Exculpatory Provisions.
(a)
The Administrative Agent's duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability, or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(b)
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01, Section 6.02 and Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Bank shall have given notice to the Administrative Agent in writing describing such Default and such event or events.

(c)
Neither the Administrative Agent nor any member of the Agent's Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereunder or thereunder or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)
Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any "know your customer" or other checks in relation to any Person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.03                          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.04                          Rights as a Bank.
(a)
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term "Bank" or "Banks" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b)
Each Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the "Agent's Group") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.04(b) as "Activities") and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  The Agent's Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Bank understands and agrees that in engaging in the Activities, the Agent's Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to the Banks that are not members of the Agent's Group.  None of the Administrative Agent nor any member of the Agent's Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Banks.

(c)
Each Bank further understands that there may be situations where members of the Agent's Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder and under the other Loan Documents).  Each Bank agrees that no member of the Agent's Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent's Group, and that each member of the Agent's Group may undertake any Activities without further consultation with or notification to any Bank.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent's Group of information (including Information (as such term is used in Section 8.14)) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent's Group to any Bank including any such duty that would prevent or restrict the Agent's Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 7.05                          Bank Credit Decision.
(a)
Each Bank and Issuing Bank confirms to the Administrative Agent, each other Bank and Issuing Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank, any other Issuing Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (A) entering into this Agreement, (B) making Advances and other extensions of credit hereunder and under the other Loan Documents and (C) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)
Each Bank and Issuing Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their respective Related Parties continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)	the financial condition, status and capitalization of the Borrower and each other Loan Party;
(ii)
the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)
determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 7.06                          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the "Administrative Agent" under the Loan Documents) as if set forth in full herein with respect thereto.
Section 7.07                          Resignation; Removal of Administrative Agent.
(a)
The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and not to be required if a Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 20 days after the retiring Administrative Agent gives notice of its resignation  (or such earlier day as shall be agreed by the Required Banks) (the "Resignation Effective Date"), then the retiring Administrative Agent may on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.  If no such successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within 10 days after expiration of said 20-day time period, the Required Banks shall, upon the request of the Borrower, appoint a successor in accordance with the second sentence of this subsection (a).  Whether or not a successor has been appointed, the resignation of the retiring Administrative Agent shall become effective on the 30th day following the date that it gives its notice of resignation.

(b)
Anything herein to the contrary notwithstanding, if at any time the Required Banks determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of "Defaulting Lender" requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (v) of the definition thereof, the Required Banks (determined after giving effect to Section 8.01) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and not to be required if a Default or Event of Default has occurred and is continuing), appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 Business Days after the giving of such notice by the Required Banks (regardless of whether a replacement Administrative Agent has been appointed) (the "Removal Effective Date").

(c)
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)
Any resignation by or removal of Citibank as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Bank, (b) the resigning Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit of the resigning Issuing Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

Section 7.08                          Joint Lead Arrangers, Joint Bookrunners, Syndication Agents, Documentation Agents.  Anything herein to the contrary notwithstanding, no Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or an Issuing Bank hereunder.
Section 7.09                          Guarantee Matters.  Each of the Banks (including in its capacity as an Issuing Bank or a potential Issuing Bank, as applicable) irrevocably authorize the Administrative Agent, to release a Subsidiary Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent's authority to release any Subsidiary Guarantor from its obligations under the Guarantee pursuant to this Section 7.09.  In each case as specified in this Section 7.09, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 7.09.
Section 7.10                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Section 2.04 and Section 8.04) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks or the Issuing Banks, as the case may be, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.04 and Section 8.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank and any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
ARTICLE VIII
 MISCELLANEOUS
Section 8.01                          Amendments, Etc.
(a)
No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:  (i) waive any of the conditions specified in Section 3.01(a) of this Agreement without the written consent of each Bank; (ii) extend or increase the Commitment of any Bank or subject any Bank to any additional obligations without the written consent of such Bank; (iii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, without the written consent of each Bank to whom such amount is payable; provided, however, that only the consent of the Required Banks shall be necessary to amend the default rate of interest payable pursuant to Section 2.07(a), Section 2.07(b) or Section 2.07(c) hereof or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the default rate specified in Section 2.04 or Section 2.07(c), as applicable; (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of each Bank to whom such amount is payable; (v) amend the definition of "Required Banks" or the definition of "Committed Foreign Currency" without the written consent of each Bank; (vi) amend Section 2.15 in a manner that would alter the pro rata sharing of the payments required thereby, or this Section 8.01 or any other provision hereof specifying the number of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank; or (vii) except as provided in Section 8.01(b) and to the extent the release of any Subsidiary Guarantor from its obligations under the Guarantee is permitted pursuant to Section 7.09 (in which in each such case such release may be made by the Administrative Agent acting alone), release all or substantially all of the value of the Guarantee without the written consent of each Bank; and provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, amend, modify or otherwise affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Banks required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement or any L/C Related Document related to a Letter of Credit issued by it.

(b)
Notwithstanding the foregoing, any guarantee of a Subsidiary Guarantor under the Guarantee shall be terminated from time to time as necessary to effect the sale, merger or consolidation of any Subsidiary Guarantor permitted by this Agreement and the Administrative Agent shall execute and deliver all release and termination documents reasonably requested in connection therewith.

(c)
Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, to the fullest extent permitted by applicable law, the Commitment and the outstanding Revolving Credit Advances or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any amendment or waiver hereunder (and the definition of "Required Banks" will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, alter the payment application provisions of Section 2.21(b) in a manner adverse to such Defaulting Lender or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 8.02                          Notices, Etc.
(a)
All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Borrower or any other Loan Party,
For all notices, etc. other than invoices:
KBR, Inc.
601 Jefferson Street
Houston, Texas  77002
Facsimile No.:  (713) 753-2517
E-Mail Address: phil.mccormick@kbr.com
Attention:   Phil McCormick
                   Vice President, Finance & Treasurer

With a copy to:
KBR, Inc.
601 Jefferson Street
Houston, Texas  77002
Facsimile No.:  (713) 753-2017
E-Mail Address: Eileen.akerson@kbr.com
Attention:   Eileen Akerson
                   Vice President and General Counsel

For invoices only:
KBR, Inc.
601 Jefferson Street
Houston, Texas  77002
Facsimile No.:  (713) 753-2517
E-Mail Address: Cecilia.delafuente@kbr.com
Attention:  Cecilia DeLaFuente
     Assistant Treasurer

(ii)	if to the Administrative Agent,
Two Penns Way, Suite 200
New Castle, Delaware 19720
Facsimile No.:  (302) 894-6120
E-Mail Address:  global.loans.support@citi.com
Attention:  Bank Loan Syndications Department

with a copy to:

388 Greenwich Street, 34th Floor
New York, New York 10013
Facsimile No.:  (646) 291-1688
E-Mail Address:  robert.malleck@citi.com
Attention:  Robert Malleck, Managing Director

(iii)	if to any Issuing Bank listed on the signature pages hereof, to it at the address on file with the Administrative Agent,
(iv)	if to any other Issuing Bank, to the address specified in the agreement pursuant to which it becomes an Issuing Bank,
(v)	if to any other Bank, to it at its address (or telecopier number or e-mail address, as applicable) set forth in its Administrative Questionnaire.
or at such other address as shall be notified in writing (x) in the case of the Borrower or the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)
All notices, demands, requests, consents and other communications described in Section 8.02(a) shall be effective (i) if delivered by hand, including any overnight courier service, or mailed by certified or registered mail, upon receipt, (ii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(a); to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to and the sender receives receipt of an acknowledgment from an electronic mail address (or by another means of electronic delivery) as provided in Section 8.02(a); provided, if such notice, electronic mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  Notwithstanding the foregoing, all notices and communications to the Administrative Agent pursuant to Article II or Article VII) shall not be effective until received by the Administrative Agent.

(c)
The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish, or otherwise chooses to furnish, to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding (A) any request for or other communication that relates to a request for a new, or a conversion of an existing, borrowing, letter of credit or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) any notice pursuant to Section 2.10 and any other notice that relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) any notice of any Default or Event of Default, (D)any notice, information and other material required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein, collectively as "Communications") by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic email address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in such other manner as may be specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower and the Banks agree that the Administrative Agent may, but shall not be obligated to, make the Communications and the other notices and information described in clauses (A) through (D) above (collectively, the "Approved Electronic Communications") available to the Banks by posting the Approved Electronic Communications on Intralinks, DebtDomain or a substantially similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform"); provided that the foregoing provisions of this sentence shall not apply to notices to any Bank or Issuing Bank described in clauses (A) and (B) above in this subsection (c) if such Bank or Issuing Bank has notified the Administrative Agent that it is incapable of receiving such notices via the Approved Electronic Platform.  THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED "AS IS" AND "AS AVAILABLE".  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, "AGENT PARTIES") HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)
Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks and the Borrower, on behalf of itself and each other Loan Party, hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(e)
Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication to any Loan Party pursuant to any Loan Document in any other manner specified in such Loan Document.

(f)
Each of the Banks and the Borrower, on behalf of itself and each other Loan Party, agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally-applicable document retention procedures and policies.

Section 8.03                          No Waiver; Remedies; Enforcement.  No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all Banks and Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (c) any Bank from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.15), or (d) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Banks shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
Section 8.04                          Expenses and Taxes; Compensation; Indemnification.
(a)
The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) of the Administrative Agent and its Affiliates in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses incurred by the Administrative Agent, any Bank or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Bank or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)
The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Banks, the Joint Lead Arrangers and their respective directors, officers, employees, affiliates, advisors, attorneys and agents (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including fees and expenses of counsel) for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties by any Person (including the Loan Parties) in connection with or arising out of (i) any Loan Document or any other document or instrument delivered in connection herewith or the actual or proposed use of the proceeds of any Advance or Letter of Credit or any of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iii) any investigation, litigation, or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document, including any transaction in which any proceeds of any Advance or Letter of Credit are applied, including in each of the foregoing cases, any such claim, damage, loss, liability or expense resulting from the negligence of any Indemnified Party, but excluding any such claim, damage, loss, liability or expense (A) sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (B) results from a dispute solely between or among Indemnified Parties which does not arise, directly or indirectly, from any act or omission of any Loan Party or any of its Subsidiaries or from any circumstance constituting a Default or Event of Default; provided that the foregoing clause (B) shall not limit the Borrower's obligation to indemnify and hold harmless the Administrative Agent in its capacity as such.

(c)
To the fullest extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against the Borrower, its Subsidiaries and any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof, provided that, nothing in this Section 8.04(c) shall relieve the Borrower and its Subsidiaries of any obligation they may have to indemnify an Indemnified Party against special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby.

(d)
To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 8.04(a) or Section 8.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing but without affecting the Borrower's obligation to pay such amounts, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), any Issuing Bank or such Related Party, as the case may be, such Bank's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), an Issuing Bank in its capacity as such, or against any such Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank in connection with such capacity.  The obligations of the Banks under this Section 8.04(d) are subject to the provisions of Section 2.02(e) and Section 2.03(e).

(e)	All amounts due under this Section shall be payable within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request.
(f)
Without prejudice to the survival of any other agreement of the Borrower hereunder, all obligations of the Borrower under Section 2.13, Section 2.14 and this Section 8.04 shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts hereunder and under the Notes.

(g)
For the avoidance of doubt, this Section 8.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 8.05                          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Bank and each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank, Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Bank or such Issuing Bank, irrespective of whether or no such Bank or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Bank or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Banks and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Bank, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bank, Issuing Bank or their respective Affiliates may have.  Each Bank and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 8.06                          Limitation and Adjustment of Interest.
(a)
Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law.  Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower.  In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.

(b)
In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to Article II had at all times been in effect.  In the event that upon the final payment of the Advances made by any Bank and termination of the Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or (ii) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.

Section 8.07                          Binding Effect.  This Agreement shall become effective as provided in Section 3.01 hereof and thereafter the provisions of this Agreement shall be binding upon and inure to the benefit of the Borrower and the Administrative Agent and each Bank and their respective successors and assigns permitted hereby, except that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Banks and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 8.08(a), Section 8.08(d), Section 8.08(g) or Section 2.18, (b) by way of participation in accordance with the provisions of Section 8.08(c) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.08(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.08(c) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 8.08                          Assignments and Participations.
(a)
Assignments by Banks.  Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Advances at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date) shall be in increments of $1,000,000 and shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default exists under Section 6.01(a) or Section 6.01(e) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)
Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(i)(B) of this Section and, in addition:
(A)
the consent of the Borrower (such consent not to unreasonably withheld or delayed) shall be required unless (x) an Event of Default exists under Section 6.01(a) or Section 6.01(e) at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof.

(B)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Bank with a Commitment, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and

(C)	the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)
Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)	No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.
(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)
No Assignment to Defaulting Lender.  No such assignment will be made to any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause.

(viii)
Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances and participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.08(b), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from is obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party thereto) but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank's having been a Defaulting Lender.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 8.08(c).
(b)
Register.  The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount (and stated interest) of the Revolving Credit Advances owing to, each Bank from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  Upon its receipt of an Assignment and Acceptance executed and delivered to it in accordance with the terms of this Agreement, the Administrative Agent shall accept such Assignment and Acceptance and record such assignment in the Register.  The Register shall be available for inspection by the Borrower or any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(c)
Participations.  Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of its Affiliates) (each a "Participant") in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Banks and the Issuing Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (iv) the terms of any such participation shall not restrict such Bank's ability to make any amendment or waiver of this Agreement or any Note or such Bank's ability to consent to any departure by the Borrower therefrom without the approval of the Participant; provided that such participation may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 8.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, Section 2.13 and Section 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 8.08(a); provided that such Participant (A) agrees to be subject to the provisions of Section 2.13(e) and Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.14, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Bank, provided such Participant agrees to be subject to Section 2.15 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Advances or other obligations under the Loan Documents (the "Participant Register"); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)
Assignment by an Issuing Bank.  Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(e)
Disclosure of Information.  Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower or any of its Subsidiaries; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree to comply with Section 8.14.

(f)
Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that not such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledge or assignee for such Bank as a party hereto.

(g)
Resignation as an Issuing Bank After Assignment or Replacement.  Notwithstanding anything to the contrary contained herein, if at any time a Bank that is also an Issuing Bank assigns all of its Commitment and Advances pursuant to subsection (b) above or Section 2.18 hereof, such Issuing Bank may, upon 30 days' notice to the Borrower and the Banks, resign as an Issuing Bank.  In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Banks (subject to the consent of the applicable Bank) one or more successor Issuing Banks hereunder.  The failure by the Borrower to appoint a successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank.  Such resigning Issuing Bank shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all obligations of the Borrower or any Bank under this Agreement with respect to any outstanding Letter of Credit (including the right to require the Banks to make Letter of Credit Advances or otherwise fund participations in Letters of Credit pursuant to Section 2.03(d)).  Upon the appointment of a successor Issuing Bank (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such resigning Issuing Bank with respect to such Letters of Credit.

Section 8.09                          No Liability of Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
Section 8.10                          Counterparts; Integration, Effectiveness; Electronic Execution.
(a)
Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)
Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document and any documents executed in connection therewith by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart.

(c)
Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.11                          Judgment.
(a)
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the applicable Issuing Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

(b)
The obligation of the Borrower in respect of any such sum due from it to Administrative Agent or the Banks hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or the applicable Issuing Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or the applicable Issuing Bank from the Borrower in the Foreign Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or the applicable Issuing Bank in such currency, Administrative Agent or the applicable Issuing Bank agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 8.12                          Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 8.13                          Jurisdiction; Damages.
(a)
Each of the parties hereto irrevocably and unconditionally agrees that it will not commence, or permit any of its Subsidiaries to commence, any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)
Each of the parties hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.13(a) and any objection that it may now or hereafter have to the laying of venue of any action or proceeding in any such court.

(c)
Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)
Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e)
Each of the Borrower, the Administrative Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any exemplary or punitive damages.  The Borrower hereby further irrevocably waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any special or consequential damages.

Section 8.14                          Confidentiality.
(a)
Each of the Administrative Agent and each of the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent or any Bank or any of its respective Affiliates may be a party, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (B) any actual or prospective party (or its Related Parties) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.

For purposes of this Section, "Information" means all information received from a Loan Party or any of its respective Subsidiaries relating to a Loan Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by any Loan Party or any of its respective Subsidiaries, provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)
Treatment of Information.  (i) Certain of the Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities ("Restricting Information").  Other Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Bank acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Bank, by participating in any conversations or other interactions with a Bank or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Bank may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (A) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Bank has or has not limited its access to Restricting Information, such Bank's policies or procedures regarding the safeguarding of material, nonpublic information or such Bank's compliance with applicable laws related thereto or (B) shall have, or incur, any liability to any Loan Party or Bank or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Bank.

(ii)
Each Loan Party agrees that (A) all Communications it provides to the Administrative Agent intended for delivery to the Banks whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked "PUBLIC" if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof, (B) by marking Communications "PUBLIC," each Loan Party shall be deemed to have authorized the Administrative Agent and the Banks to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Section) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (C) all Communications marked "PUBLIC" may be delivered to all Banks and may be made available through a portion of the Approved Electronic Platform designated "Public Side Information," and (D) the Administrative Agent shall be entitled to treat any Communications that are not marked "PUBLIC" as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated "Public Side Information."  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Bank or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Bank that may decide not to take access to Restricting Information.  Nothing in this subsection (b) shall modify or limit a Bank's obligations under Section 8.14(a) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)
Each Bank acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Bank agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee's contact information) on such Bank's Administrative Questionnaire.  Each Bank agrees to notify the Administrative Agent from time to time of such Bank's designee's e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)
Each Bank acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Banks generally.  Each Bank that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Banks may have access to Restricting Information that is not available to such electing Bank.  None of the Administrative Agent nor any Bank with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Bank or to use such Restricting Information on behalf of such electing Bank, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)
The provisions of the foregoing subsections of this Section are designed to assist the Administrative Agent, the Banks and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Banks express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Banks hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party's or Bank's adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Bank with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Banks and each Loan Party assumes the risks associated therewith.

Section 8.15                          Patriot Act Notice.  Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  The Borrower shall provide, upon request by the Administrative Agent or any Bank, such documentation or other information as the Administrative Agent or such Bank requests in order to assist the Administrative Agent and such Bank in maintaining compliance under any applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.
Section 8.16                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.17                          Substitution of Currency.  If a change in any Committed Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement will be amended to the extent determined by an Issuing Bank to be necessary to reflect the change in currency and to put such Issuing Bank and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Foreign Currency had occurred.
Section 8.18                          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, and the Banks are arm's-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, and the Banks, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Joint Lead Arrangers and the Banks each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Bank has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Banks, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, nor any Bank has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each hereby waivers and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 8.19                          Amendment and Restatement.  This Agreement amends and restates the Existing Credit Agreement in its entirety but shall not be deemed a novation thereof.  Any Notes delivered pursuant to the Existing Credit Agreement shall continue to evidence Loans under this Agreement and shall constitute "Notes" as defined herein, and all references to the Existing Credit Agreement contained therein shall mean this Agreement as it may be further amended and/or restated from time to time.  In the event that any Loans are outstanding on the Closing Date, the Banks who are parties to the Existing Credit Agreement (the "Existing Banks") hereby waive any advance notice of prepayment required pursuant to the Existing Credit Agreement, and to the extent that Schedule I attached to this Agreement reflects a reduction in the amount of any Existing Bank's Commitment as shown on Schedule I as in effect immediately prior to the Effective Date, to the extent that the Existing Credit Agreement requires advance notice of such reduction and/or requires that Commitment reductions be pro rata among Existing Banks, the undersigned Banks who are Existing Banks waive such requirements.
[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:

KBR, INC.

By:        /s/ James Philip McCormick, Jr.
 James Philip McCormick, Jr.
 Vice President – Finance, Treasurer

CITIBANK, N.A., as Administrative Agent

By:        /s/ Richard Rivera
 Name: Richard Rivera
 Title:   Vice President

CITIBANK, N.A., as a Bank and as an Issuing Bank

By:        /s/ Richard Rivera
 Name: Richard Rivera
 Title:   Vice President

BANK OF AMERICA, N.A.,
as an Issuing Bank and a Bank

By:     /s/ Patrick N. Martin
Name: Patrick N. Martin
Title:   Managing Director

BNP PARIBAS
as an Issuing Bank and a Bank

By:        /s/ Brendan Heneghan
 Name: Brendan Heneghan
 Title:   Director

By:        /s/ Karim Remtoula
 Name: Karim Remtoula
 Title:   Vice President

ING BANK N.V., DUBLIN BRANCH
as an Issuing Bank and a Bank

By:        /s/ Barry Fehily
 Name: Barry Fehily
 Title: Country Manager

By:        /s/ Maurice Kenny
 Name: Maurice Kenny
 Title: Director

THE BANK OF NOVA SCOTIA,
as an Issuing Bank and a Bank

By:        /s/ John Frazell
 Name: John Frazell
 Title: Director

BARCLAYS BANK PLC,
as a Bank

By:        /s/ Samuel Coward
 Name: Samuel Coward
 Title:   VP

COMPASS BANK,
as an Issuing Bank and a Bank

By:        /s/ Khoa Duong
 Name:    Khoa Duong
 Title:      Vice President

LLOYDS BANK PLC,
as a Bank

By:        /s/ Erin Doherty
Name: Erin Doherty
Title: Assistant Vice President – D006

By:        /s/ Daven Popat
Name: Daven Popat
Title: Senior Vice President – P003

MUFG UNION BANK, N.A.,
as a Bank

By:        /s/ Lauren Hom
 Name:  Lauren Hom
 Title:    Director

REGIONS BANK,
as a Bank

By:        /s/ Joey Powell
 Name:  Joey Powell
 Title:  Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION,
as a Bank

By:        /s/ James D. Weinstein
 Name:  James D. Weinstein
 Title:  Managing Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Bank

By:        /s/ Robert Grillo
 Name:  Robert Grillo
 Title:    Director

STANDARD CHARTERED BANK,
as a Bank

By:        /s/ Felipe Macia A2789
 Name: Felipe Macia A2789
 Title:   Managing Director
                       Syndications, Americas

By:        /s/ Hsing H. Huang
 Name:  Hsing H. Huang
 Title:    Associate Director
                        Standard Chartered Bank NY

NATIONAL BANK OF KUWAIT S.A.K., GRAND CAYMAN BRANCH,
as a Bank

By:        /s/ Wendy B. Wanninger
Name:  Wendy B. Wanninger
Title:    Executive Manager

By:        /s/ Michael G. McHugh
Name:  Michael G. McHugh
Title:    Executive Manager

COMERICA BANK,
as a Bank

By:        /s/ L. J. Perenyi
 Name:  L. J. Perenyi
 Title:    Vice President

NBAD AMERICAS N.V.,
as a Bank

By:        /s/ David J. Young
 Name: David J. Young
 Title:   Director, Client Relationships

By:        /s/ Pamela Sigda
 Name: Pamela Sigda
 Title:   Sr. Vice President

RIYAD BANK HOUSTON AGENCY,
as a Bank

By:        /s/ Michael Meiss
Name: Michael Meiss
Title:   General Manager

By:        /s/ Tim S. Hartnett
Name: Tim S. Hartnett
Title:   VP & Administrative Officer

SCHEDULE I

COMMITMENTS

Name of Bank	Revolving Credit Commitment	Letter of Credit Commitment
Citibank, N.A.	$85,000,000	$200,000,000
Bank of America, N.A.	$85,000,000	$100,000,000
BNP Paribas	$85,000,000	$350,000,000
ING Bank N.V., Dublin Branch	$85,000,000	$200,000,000
The Bank of Nova Scotia	$85,000,000	$200,000,000
Barclays Bank plc	$65,000,000
Compass Bank	$65,000,000	$150,000,000
Lloyds Bank Plc	$65,000,000
MUFG Union Bank, N.A.	$65,000,000
Regions Bank	$65,000,000
Sumitomo Mitsui Banking Corporation	$65,000,000
Australia and New Zealand Banking Group Limited	$45,000,000
Standard Chartered Bank	$45,000,000
National Bank of Kuwait S.A.K., Grand Cayman Branch	$35,000,000
Comerica Bank	$20,000,000
NBAD Americas N.V.	$20,000,000
Riyad Bank Houston Agency	$20,000,000
Total	$1,000,000,000

SCHEDULE II

SUBSIDIARY GUARANTORS

1.            KBR Holdings, LLC

2.            Kellogg Brown & Root Services, Inc.

3.            Kellogg Brown & Root LLC

4.            KBR USA LLC

5.            KBR Group Holdings, LLC

SCHEDULE 4.01(b)

LOAN PARTIES
AND THEIR RESPECTIVE SUBSIDIARIES

BORROWER:

KBR, INC.

Incorporated in the State of Delaware, United States of America

SUBSIDIARY GUARANTORS:

1.	KBR HOLDINGS, LLC

Organized in the State of Delaware, United States of America
No. of Shares Authorized:  135,627,000                                                                                                  Issued:  135,627,000
Outstanding:  135,627,000
All shares are Common
100% of the 135,627,000 Shares of Common Stock owned by KBR, Inc.

2.	KELLOGG BROWN & ROOT LLC

Organized in the State of Delaware, United States of America
No. of Shares Authorized:  1,000                                                                      Issued:  1,000                                        Outstanding:  1,000
All shares are Common
100% of the 1,000 Shares of Common Stock owned by KBR Holdings, LLC

3.	KELLOGG BROWN & ROOT SERVICES, INC.

Incorporated in the State of Delaware, United States of America
No. of Shares Authorized:  18,000                                                                                    Issued:  18,000                                        Outstanding:  18,000
All shares are Common
100% of the 18,000 Shares of Common Stock owned by KBR Holdings, LLC

4.	KBR USA LLC

Organized in the State of Delaware, United States of America
No. of Shares Authorized:  1,000                                                                      Issued:  1,000                                        Outstanding:  1,000
All shares are Common
100% of the 1,000 Shares of Common Stock owned by KBR Holdings, LLC

5.	KBR GROUP HOLDINGS, LLC

Incorporated in the State of Delaware, United States of America
No. of Shares Authorized:  100                                                                                    Issued:  10                          Outstanding:  10
All shares are Common
100% of the 10 Shares of Common Stock owned by KBR Holdings, LLC
DIRECT SUBSIDIARIES OF THE SUBSIDIARY GUARANTORS

A.            KBR Holdings, LLC

Subsidiary	Percentage Ownership by KBR Holdings, LLC	Entity Type	Jurisdiction
KBR USA LLC	100%	LLC	Delaware
KBR Group Holdings, LLC	100%	LLC	Delaware
Kellogg Brown & Root LLC	100%	LLC	Delaware
Kellogg Brown & Root Services, Inc.	100%	Corporation	Delaware
R and S Engineering (India) Private Limited	97.1371429%	Private Limited Company	India

B.            Kellogg Brown & Root LLC

Subsidiary	Percentage Ownership by Kellogg Brown & Root LLC	Entity Type	Jurisdiction
Turnaround Group of Texas, Inc.	100%	Corporation	Texas
KBR Charitable Foundation, Inc.	100%	Corporation	Delaware
Kellogg International Services Limited	100%	Corporation	Cayman Islands
Kellogg Brown & Root Services Limited	100%	Corporation	Canada
Kellogg Brown & Root (California), Inc.	100%	Corporation	Delaware
Kellogg Brown & Root Algeria Inc.	100%	Corporation	Delaware
Kellogg Pan American Corporation	100%	Corporation	Delaware
Kellogg Brown & Root de Venezuela, C.A.	100%	Corporation	Venezuela, Monagas
Kellogg Services, Inc.	100%	Corporation	Delaware
Kellogg Overseas Corporation	100%	Corporation	Delaware
Kellogg Mexico, Inc.	100%	Corporation	Delaware
Kellogg Korea, Inc.	100%	Corporation	Delaware
Kellogg International Services Corporation	100%	Corporation	Delaware
Kellogg China, Inc.	100%	Corporation	Delaware
Kellogg Brown & Root Far East, Inc.	100%	Corporation	Delaware
DKES, Inc.	100%	Corporation	Delaware
Kellogg (Malaysia) Sdn. Bhd.	100%	Private Company	Malaysia
SubSahara Services Inc.	100%	Corporation	Delaware
Brown & Root - Murphy, L.L.C.	100%	LLC	Delaware
KBR Canada Ltd	100%	Corporation	Saskatchewan, Canada
Kellogg Brown & Root International, Inc.	100%	Corporation	Delaware
Kellogg Brown & Root, S. de R.L.	99.96% (*Kellogg Brown & Root International, Inc. owns the other 0.04% interest)	LLC	Panama
KBR Government Services S de R.L.	99% (*Kellogg Brown & Root International, Inc. owns the other 1% interest)	Corporation	Panama
KRW Energy Systems Inc.	80%	Corporation	Delaware
Brown & Root/Espey Padden	70%	Unincorporated joint venture	N/A

C.	Kellogg Brown & Root Services, Inc.

Company	Percentage Ownership by Kellogg Brown & Root Services, Inc.	Entity Type	Jurisdiction
BE&K LLC	100%	LLC	Delaware
Kellogg Brown & Root Services International, Inc.	100%	Corporation	Delaware
World Wide Services I, Incorporated	100%	Corporation	Delaware
Kellogg Brown & Root Services, Inc. and Espey Consultants, Inc. Joint Venture	70%	Unincorporated joint venture	N/A
KBR-TRIPLE CANOPY, LLC	75%	LLC	Delaware

D.	KBR USA LLC
Company	Percentage Ownership by KBR USA LLC	Entity Type	Jurisdiction
Kellogg Brown & Root International Holding, Inc.	100%	Corporation	Delaware
BE&K, Inc.	100%	Corporation	Delaware

E.            KBR Group Holdings, LLC

Subsidiary	Percentage Ownership by KBR Group Holdings LLC	Entity Type	Jurisdiction
Roberts & Schaefer Holdings, Inc.	100%	Corporation	Delaware
PBC HOLDINGS, LLC	100%	LLC	Delaware
MMM-SS Holdings, LLC	100%	LLC	Delaware
KBRDC Egypt Cayman Ltd.	64.345%	Corporation	Cayman Islands
KBR Plant Services, Inc.	100%	Corporation	Delaware
KBR Services, S.A.R.L.	100%	LLC	Djibouti
KBR Indonesia Holdings, Inc.	100%	Corporation	Delaware
Kellogg Brown & Root Asia Pacific Pte Ltd	100%	Corporation	Singapore
HBR NL Holdings, LLC	100%	LLC	Delaware
GVA Consultants Aktiebolag	100%	Corporation	Sweden
KBR Holdings Pty Ltd	100%	Corporation	Australia
KBR Oil and Gas Services Limited	100%	Corporation	Nigeria
Kellogg Energy Services Nigeria Limited	100%	Corporation	Nigeria
Kellogg Brown & Root Consultancy (Malaysia) Sdn Bhd	100%	Corporation	Malaysia
Overseas Administration Services, Ltd.	100%	Corporation	Cayman Islands
Brown & Root Nigeria Limited	60%	Corporation	Nigeria
Service Employees International, Inc.	100%	Corporation	Cayman Islands
KBR Technical Services, Inc.	100%	Corporation	Delaware
Kellogg Brown & Root International, Inc.	100%	Corporation	Panama
KBR Overseas, Inc.	100%	Corporation	Delaware
Kellogg Brown & Root Eurasia Limited	100%	Corporation	Russia

F.            Project Finance Subsidiaries

Project Finance Subsidiary	Entity Type	Jurisdiction
Road Management Group Limited	Corporation	United Kingdom
Road Management Consolidated Plc	Corporation	United Kingdom
Road Management Limited	Corporation	United Kingdom
Road Management Services (Gloucester) Limited	Corporation	United Kingdom
Road Management Services (Peterborough) Limited	Corporation	United Kingdom
Road Management Services (A13) Holdings Limited	Corporation	United Kingdom
Road Management Services (A13) Plc	Corporation	United Kingdom
Road Management Services (Darrington) Holdings Limited	Corporation	United Kingdom
Road Management Services (Finance) Plc	Corporation	United Kingdom
Road Management Services (Darrington) Limited	Corporation	United Kingdom
Aspire Defence Holdings Limited	Corporation	United Kingdom
Aspire Defence Limited	Corporation	United Kingdom
Aspire Defence Finance Plc	Corporation	United Kingdom
Fastrax Limited	Corporation	United Kingdom
Fastrax Holdings Limited	Corporation	United Kingdom
Directroute (Fermoy) Holdings Limited	Corporation	Ireland
Directroute (Fermoy) Limited	Corporation	Ireland
S.A.N.T. (MGT-HOLDING) Pty Ltd	Company	Australia
S.A.N.T. (MGT-OPCO) Pty Ltd	Company	Australia
S.A.N.T. (MGT-UJV) Pty Ltd	Company	Australia
S.A.N.T. (TERM-HOLDING) Pty Ltd	Company	Australia
S.A.N.T. (TERM-OPCO) Pty Ltd	Company	Australia
S.A.N.T. (TERM-UJV) Pty Ltd	Company	Australia
Egyptian Basic Industries Corporation, S.A.E.	Company	Egypt
Middle East Petroleum Co PC	Corporation	Cayman Islands
KBRDC Egypt Cayman Ltd.	Corporation	Cayman Islands

SCHEDULE 5.02(a)(i)

EXISTING LIENS

None

SCHEDULE 5.02(b)(ii)

EXISTING DEBT

1.	Capital lease for mail equipment. Remaining balance as of August 31, 2015 is approximately $82,000. The obligor is Kellogg Brown & Root LLC.
2.	Unsecured note payable to JV partner totaling $951,000 related to working capital and other assets. The obligor is Kellogg Brown & Root Limited-Azmi Abdullatif Abdulhadi and Abdullah Mahana Al-Moiabed.
3.	Term note with Saipem International of $350,000. The obligor is Southern Gas Constructors Limited.

SCHEDULE 5.02(i)

EXISTING RESTRICTIVE AGREEMENTS

None

EXHIBIT A

FORM OF NOTE

Dated:  _________ __, ____

FOR VALUE RECEIVED, the undersigned, KBR, INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of [_________________________] or its registered assigns (the "Bank") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances and the Letter of Credit Advances (each as defined in the Credit Agreement referred to below) owing to the Bank by the Borrower pursuant to the Amended and Restated Revolving Credit Agreement dated as of September  25, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Bank and certain other lender parties party thereto, Citibank, N.A., as Administrative Agent, and the Issuing Banks party thereto.
The Borrower promises to pay to the Bank or its registered assigns interest on the unpaid principal amount of each Revolving Credit Advance and Letter of Credit Advance from the date of such Revolving Credit Advance or Letter of Credit Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A. as Administrative Agent, at Two Penns Way, Suite 200, New Castle, Delaware 19720 in same day funds.  Each Revolving Credit Advance and Letter of Credit Advance owing to the Bank by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Bank to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of advances (variously, the Revolving Credit Advances or the Letter of Credit Advances) by the Bank to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance and Letter of Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.
KBR, INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-1

FORM OF
 NOTICE OF REVOLVING CREDIT BORROWING

Citibank, N.A.,
as Administrative Agent
under the Credit Agreement
referred to below
Two Penns Way, Suite 200
New Castle, Delaware  19720

[Date]

Attention:  KBR, Inc. Account Officer

Ladies and Gentlemen:
The undersigned, KBR, Inc., refers to the Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among the undersigned, the Banks party thereto, Citibank, N.A., as Administrative Agent for the Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:
(i)            The Business Day of the Proposed Borrowing is [_________ __, ____].
(ii)            The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
(iii)            The aggregate amount of the Proposed Borrowing is $[__________].
(iv)            [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [____________].
(v)            Currency of the Advances to be borrowed ______________.
(vi)            Insert the following if any Foreign Currency Letters of Credit are outstanding:  Attached hereto is a certificate setting forth the Available Amount of each outstanding Foreign Currency Letter of Credit, the exchange rate used in calculating such Available Amount, and the amount of the Unused Revolving Credit Commitment, each as of the date of this notice.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)            The representations and warranties contained in each Loan Document are correct on and as of the date of such Revolving Credit Advance or such Letter of Credit (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 4.01(f) and Section 4.01(g) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (i) and (ii), as applicable, of Section 5.01(d) of the Credit Agreement) before and after giving effect to such Proposed Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date;
(B)            No event has occurred and is continuing, or would result from such Proposed Borrowing or such issuance or renewal or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and
(C)            There exists no request or directive issued by any Governmental Authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance or issuance or renewal of a Letter of Credit or proposed Letter of Credit) contemplated hereby.
Delivery of an executed counterpart of this Notice of Borrowing by facsimile shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

KBR, INC.

By
Title:

EXHIBIT B-2

FORM OF
NOTICE OF ISSUANCE AND
APPLICATION FOR LETTER OF CREDIT

NOTICE OF [MODIFICATION][ISSUANCE AND APPLICATION]* FOR LETTER OF CREDIT

Date: ________________

[ISSUING BANK] Attn: [______________________]	Letter of Credit Reference No.
Advising Bank (Name and Address)
Applicant:
(address)

For Account of / Named Applicant on the Letter of Credit
(Name and address (PO Box is not acceptable), if different from Applicant):

Confirm that this party is legally related to Applicant through ownership.
     Yes

Confirm that this party is a Subsidiary of Applicant
     Subsidiary

Provide the following:
Tax id number/country equivalent:

Beneficiary (Name and Address)	Amount (In specific currency): ____________
Expiry Date and Place:
Brief description of underlying transaction:

This Application is for the issuance of a standby letter of credit under and subject to the terms and conditions of the Five Year Revolving Credit Agreement dated as of September 25, 2015 among KBR, Inc., a Delaware corporation, the Banks party thereto, and Citibank, N.A., as Administrative Agent, as amended from time to time in accordance with the terms thereof (hereinafter called the "Revolving Credit Agreement").  Capitalized terms used herein but not defined are used as defined in the Revolving Credit Agreement.
The Business Day of the Proposed Issuance is _______________________.
Insert the following if the requested Letter of Credit is a Foreign Currency Letter of Credit:  As of the date hereof, the Available Amount of the requested Letter of Credit is $ __________.  The exchange rate used in calculating such Available Amount is __________.
Insert the following if any Foreign Currency Letters of Credit are outstanding:  Attached hereto is a certificate setting forth the Available Amount of each outstanding Foreign Currency Letter of Credit, the exchange rate used in calculating such Available Amount, and the amount of the Unused Revolving Credit Commitment, each as of the date of this notice.
ATTACHED HERETO IS THE FORM OF LETTER OF CREDIT THE APPLICANT IS REQUESTING BE ISSUED.
All banking charges, other than [ISSUING BANK] charges, are for account of:   □  Beneficiary  □  Applicant
Transmit the Credit by:
Cable/SWIFT                                        □  Airmail                                        □  Courier Service                                                      □  Other (Specify): ______________________
Special Instructions to Issuing Bank:

Authorized Signatory                                                                                                                                              Authorized Signatory

* Delete as applicable.

KBR, INC. certifies that the following statements are true on the date hereof, and will be true on the date of the proposed issuance:
(A)            The representations and warranties contained in each Loan Document are correct on and as of the date of such proposed issuance of such Letter of Credit (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in Section 4.01(f) and Section 4.01(g) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (i) and (ii), as applicable, of Section 5.01(d) of the Credit Agreement) before and after giving effect to such issuance or renewal or proposed Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date;
(B)            No event has occurred and is continuing, or would result from such proposed issuance or renewal or proposed Letter of Credit or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and
(C)            There exists no request or directive issued by any Governmental Authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any proposed issuance or renewal of a Letter of Credit or proposed Letter of Credit) contemplated hereby.
Delivery of an executed counterpart of this Notice of Issuance and Application for Letter of Credit by facsimile shall be effective as delivery of an original executed counterpart of this Notice of Issuance.

Applicant's Signature                                                                                                  Date

EXHIBIT C

FORM OF GUARANTEE

AMENDED AND RESTATED
SUBSIDIARY GUARANTEE
Dated as of September 25, 2015
From
THE GUARANTORS NAMED HEREIN
and
THE ADDITIONAL GUARANTORS REFERRED TO HEREIN
as Guarantors
in favor of
THE LENDER PARTIES REFERRED TO HEREIN

T A B L E  O F  C O N T E N T S
Section                                                                                                                                                                          Page
Section 1.                          Guarantee; Limitation of Liability
Section 2.                          Guarantee Absolute
Section 3.                          Waivers and Acknowledgments
Section 4.                          Subrogation
Section 5.                          Payments Free and Clear of Taxes, Etc.
Section 6.                          Representations and Warranties
Section 7.                          Covenants
Section 8.                          Amendments, Guarantee Supplements, Etc.
Section 9.                          Notices, Etc.
Section 10.                          No Waiver; Remedies
Section 11.                          Right of Set-off
Section 12.                          Indemnification
Section 13.                          Subordination
Section 14.                          Continuing Guarantee; Assignments under the Revolving Credit Agreement
Section 15.                          Joint and Several Obligations.
Section 16.                          Execution in Counterparts
Section 17.                          Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

Exhibit A - Guarantee Supplement

AMENDED AND RESTATED SUBSIDIARY GUARANTEE
AMENDED AND RESTATED SUBSIDIARY GUARANTEE dated as of September 25, 2015 (this "Guarantee") made by the Persons listed on the signature pages hereof under the caption "Subsidiary Guarantors" and the Additional Guarantors (as defined in Section 8(b) (such Persons so listed and the Additional Guarantors being, collectively, the "Guarantors" and, individually, each a "Guarantor") in favor of the Lender Parties (as defined below).
PRELIMINARY STATEMENT.  KBR, Inc., a Delaware corporation (the "Company"), has entered into an Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Revolving Credit Agreement") with the Banks party thereto (the "Revolving Credit Banks" and each, individually, a "Revolving Credit Bank") and Citibank, N.A., as Administrative Agent (the "Administrative Agent" and, together with the Revolving Credit Banks, the "Lender Parties").  Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Advances under the Revolving Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Revolving Credit Agreement.  It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Revolving Credit Banks under the Revolving Credit Agreement that each Guarantor shall have executed and delivered this Guarantee.  Capitalized terms used herein but not defined herein shall be used herein as defined in the Revolving Credit Agreement.
Reference is made to that certain Subsidiary Guarantee dated as of December 2, 2011, executed by the Guarantors in favor of the Lender Parties (as defined therein) (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Existing Guarantee").  This Guarantee amends and restates the Existing Guarantee in its entirety.
NOW, THEREFORE, in consideration of the premises and in order to induce the Revolving Credit Banks to make Advances and issue Letters of Credit under the Revolving Credit Agreement, each Guarantor, jointly and severally with each other Guarantor, hereby agrees with the Administrative Agent for the ratable benefit of the Lender Parties as follows:
Section 1.	Guarantee; Limitation of Liability.
(a)
Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and the punctual performance of, all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by any Lender Party in enforcing any rights under this Guarantee or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)
Each Guarantor, and by its acceptance of this Guarantee, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guarantee and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(c)
Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lender Parties (up to the amount of the payment so  required to be made) under or in respect of the Loan Documents.

Section 2.                          Guarantee Absolute.  This is a guarantee of payment and not of collection.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guarantee are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Company or any other Loan Party or whether the Company or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)	any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)
any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)
any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guarantee, for all or any of the Guaranteed Obligations;

(d)
any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other Disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its subsidiaries;

(e)	any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its subsidiaries;
(f)
any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g)
the failure of any other Person to execute or deliver this Guarantee, any Guarantee Supplement (as hereinafter defined) or any other guarantee or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)
any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.
Section 3.	Waivers and Acknowledgments.
(a)
Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guarantee and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)
Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guarantee and acknowledges that until the Guarantee Termination Date (as defined in Section 14 hereof) this Guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)
Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)
Each Guarantor acknowledges that the Administrative Agent may, except as otherwise required by non-waivable provisions of the Uniform Commercial Code as in effect from time to time in the State of New York or other, non-waivable provisions of applicable law, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guarantee, foreclose under any mortgage by non-judicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable law.

(e)
Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of any other Loan Party or any of its subsidiaries now or hereafter known by such Lender Party.

(f)
Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.                          Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guarantee or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Company, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guarantee Termination Date (as defined in Section 14 hereto) has occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Guarantee Termination Date, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.
Section 5.                          Payments Free and Clear of Taxes, Etc.  Any and all payments made by any Guarantor under or in respect of this Guarantee or any other Loan Document shall be made, in accordance with Section 2.11 of the Revolving Credit Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto subject to the terms and conditions of Section 2.14 of the Revolving Credit Agreement.
Section 6.                          Representations and Warranties.  Each Guarantor hereby makes each representation and warranty made in Section 4.01 of the Revolving Credit Agreement to the extent applicable to such Guarantor and each Guarantor hereby further represents and warrants as follows:
(a)	There are no conditions precedent to the effectiveness of this Guarantee that have not been satisfied or waived.
(b)
Such Guarantor has, independently and without reliance upon any Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guarantee and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements and prospects of such other Loan Party.

Section 7.                          Covenants.  Each Guarantor covenants and agrees that, until the Guarantee Termination Date, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Company has agreed to cause such Guarantor or such Subsidiaries to perform or observe.
Section 8.	Amendments, Guarantee Supplements, Etc.
(a)
No amendment or waiver of any provision of this Guarantee and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall comply with the requirements of Section 8.01 of the Revolving Credit Agreement.

(b)
Upon the execution and delivery by any Person of a guarantee supplement in substantially the form of Exhibit A hereto (each, a "Guarantee Supplement"), (i) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guarantee to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a "Subsidiary Guarantor" shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to "this Guarantee", "hereunder", "hereof" or words of like import referring to this Guarantee, and each reference in any other Loan Document to the "Subsidiary Guarantee", "thereunder", "thereof" or words of like import referring to this Guarantee, shall mean and be a reference to this Guarantee as supplemented by such Guarantee Supplement.

Section 9.                          Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:  if to any Guarantor, addressed to it in care of the Company at the Company's address specified in Section 8.02 of the Revolving Credit Agreement, if to the Administrative Agent, at its address specified in Section 8.02 of the Revolving Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Delivery by facsimile of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guarantee or of any Guarantee Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.
Section 10.                          No Waiver; Remedies.  No failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 11.                          Right of Set-off.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Revolving Credit Bank, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Revolving Credit Bank, such Issuing Bank or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent, such Revolving Credit Bank or such Issuing Bank shall have made any demand under this Guarantee or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Revolving Credit Bank or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The Administrative Agent and each Revolving Credit Bank and each Issuing Bank agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, each Revolving Credit Bank, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Revolving Credit Bank, such Issuing Bank or their respective Affiliates may have.
Section 12.	Indemnification.
(a)
Without limitation on any other Obligations of any Guarantor or remedies of the Lender Parties under this Guarantee, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)
Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)
Without prejudice to the survival of any of the other agreements of any Guarantor under this Guarantee or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guarantee.

Section 13.                          Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:
(a)
Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)
Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before such Guarantor receives payment of any Subordinated Obligations.

(c)
Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, use commercially reasonable efforts to collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guarantee.

(d)
Administrative Agent's Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14.                          Continuing Guarantee; Assignments under the Revolving Credit Agreement.  This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the later of the following (the "Guarantee Termination Date"): (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit or when such Letters of Credit have been fully cash collateralized; (b) be binding upon the Guarantor, its successors and assigns; and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, permitted transferees and permitted assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Revolving Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 8.08 of the Revolving Credit Agreement.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.
Section 15.                          Joint and Several Obligations.  Each Guarantor acknowledges that (i) this Guarantee is a master Guarantee pursuant to which other Subsidiaries of the Borrower now or hereafter may become parties, and (ii) the guaranty obligations of each of the Guarantors hereunder are joint and several.
Section 16.                          Execution in Counterparts.  This Guarantee and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Guarantee by facsimile or electronic mail in "Portable Document Format" (PDF)  shall be effective as delivery of an original executed counterpart of this Guarantee.
Section 17.	Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.
(a)	This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)
Each Guarantor irrevocably and unconditionally agrees that it will not commence, or permit any of its Subsidiaries to commence, any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Bank, any Issuing Bank, or any other Related Party of the foregoing in any way relating to this Guarantee or any other Loan Document to which it is or is to be a party or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each Guarantor agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)
Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) any right it may have to claim or recover in any action or proceeding referred to in this Section 17 any exemplary or punitive damages or any special or consequential damages.

(d)
Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 8.02 of the Revolving Credit Agreement.  Nothing in this Guarantee will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e)
EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.  EACH GUARANTOR (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT, THE OTHER PARTIES HERETO, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
SUBSIDIARY GUARANTORS:
KBR HOLDINGS, LLC
KELLOGG BROWN & ROOT LLC
KELLOGG BROWN & ROOT SERVICES, INC.

KBR USA LLC

KBR GROUP HOLDINGS, LLC

By:            _______________________________________
Name:
Title:

Exhibit A
To The
 Subsidiary Guarantee
FORM OF SUBSIDIARY GUARANTY SUPPLEMENT
_________ __, ____
Citibank, N.A.,
 as Administrative Agent
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention:  Bank Loan Syndications Department
Ladies and Gentlemen:
Reference is made to (i) the Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Revolving Credit Agreement") among KBR, Inc., a Delaware corporation (the "Company"), the Banks party thereto (the "Revolving Credit Banks"), Citibank, N.A., as Administrative Agent (the "Administrative Agent") and (ii) the Subsidiary Guarantee referred to therein (such Subsidiary Guarantee, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guarantee Supplement, being the "Subsidiary Guarantee").  The capitalized terms defined in the Subsidiary Guarantee or the Revolving Credit Agreement and not otherwise defined herein are used herein as therein defined.
Section 1.                          Guarantee; Limitation of Liability.  (a)  The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and the punctual performance of, all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guarantee Supplement, the Subsidiary Guarantee or any other Loan Document.  Without limiting the generality of the foregoing, the undersigned's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
(b)            The undersigned, and by its acceptance of this Guarantee Supplement, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guarantee Supplement, the Subsidiary Guarantee and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee Supplement, the Subsidiary Guarantee and the Obligations of the undersigned hereunder and thereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guarantee Supplement and the Subsidiary Guarantee at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guarantee Supplement and the Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.
(c)            The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guarantee Supplement, the Subsidiary Guarantee or any other guarantee, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties (up to the amount of the payment so required to be made) under or in respect of the Loan Documents.
Section 2.                          Obligations Under the Guarantee.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guarantee to the same extent as each of the other Guarantors thereunder.  The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guarantee to an "Additional Guarantor" or a "Guarantor" shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a "Subsidiary Guarantor" or a "Loan Party" shall also mean and be a reference to the undersigned.
Section 3.                          Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 6 of the Subsidiary Guarantee to the same extent as each other Guarantor.
Section 4.                          Delivery by Facsimile or Electronic Mail.  Delivery of an executed counterpart of a signature page to this Guarantee Supplement by facsimile or electronic mail in "Portable Document Format" (PDF) shall be effective as delivery of an original executed counterpart of this Guarantee Supplement.
Section 5.                          Governing Law; Jurisdiction; Waiver of Jury Trial, Etc..  (a)  This Guarantee Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)            The undersigned irrevocably and unconditionally agrees that it will not commence, or permit any of its Subsidiaries to commence, any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Bank, any Issuing Bank, or any other Related Party of the foregoing in any way relating to this Guarantee Supplement, the Subsidiary Guarantee or any of the other Loan Documents to which it is or is to be a party or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  The undersigned agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)            The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee Supplement, the Subsidiary Guarantee or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) any right it may have to claim or recover in any action or proceeding referred to in this Section 5 any exemplary or punitive damages or any special or consequential damages.
(d)            The undersigned irrevocably consents to service of process in the manner provided for notices in Section 8.02 of the Revolving Credit Agreement.  Nothing in this Guarantee Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
(e)            THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.  THE UNDERSIGNED (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT THE UNDERSIGNED, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THE GUARANTEE AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By: _____________________________
Name:
Title:

EXHIBIT D

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this "Assignment and Acceptance") is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]2 Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended to date, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation the Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.
1.            Assignor[s]:                                        ________________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]
2.            Assignee[s]:                                        ______________________________
______________________________
            [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]
3.            Borrower:                                        KBR, Inc.
4.            Administrative Agent:                                                      Citibank, N.A., as the administrative agent under the Credit Agreement
5.            Credit Agreement:                                        Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 among KBR, Inc., the Banks from time to time party thereto, the Issuing Banks from time to time party thereto and Citibank, N.A., as Administrative Agent.
6.            Assigned Interest[s]:
Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Revolving Credit Advances for all Banks[7]	Amount of Commitment/ Revolving Credit Advances Assigned[8]	Percentage Assigned of Commitment/Revolving Credit Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.            Trade Date:                                        ______________]9
[Page break]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR[S]10

 [NAME OF ASSIGNOR]

By:            ______________________________
 Title:
[NAME OF ASSIGNOR]

By:            ______________________________
 Title:
ASSIGNEE[S]11

 [NAME OF ASSIGNEE]

By:            ______________________________
 Title:
Domestic Lending Office:

Eurodollar Lending Office:

[NAME OF ASSIGNEE]

By:            ______________________________
 Title:
Domestic Lending Office:

Eurodollar Lending Office:

[Consented to and]12 Accepted:

CITIBANK, N.A., as
   Administrative Agent

By:          _________________________________
            Title:

[Consented to:]13
KBR, INC.

By:          ________________________________
 Title:

CITIBANK, N.A., as
   an Issuing Bank

By:          _________________________________
            Title:

BANK OF AMERICA, N.A., as
   an Issuing Bank

By:          _________________________________
            Title:

BNP PARIBAS, as
   an Issuing Bank

By:          _________________________________
            Title:

ING BANK, N.V., DUBLIN BRANCH, as
   an Issuing Bank

By:          _________________________________
            Title:

THE BANK OF NOVA SCOTIA, as
   an Issuing Bank

By:          _________________________________
            Title:

10 Add additional signature blocks as needed.
11 Add additional signature blocks as needed.
12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of the Borrower and/or the Issuing Banks is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
 ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties.
1.1            Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.08 (a)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.08 (a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(d) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.            General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

STRATEGIC PLAN
A.    Dispositions related to exits from non-strategic business:
1.	Stand-alone Fixed Price EPC Power;
2.	Fixed-Price U.S. Infrastructure & U.S. Minerals;
3.	Building Group; and
4.	Fixed Priced Stand-Alone Construction.
B.    Dispositions related to exits from business under review:
1.	U.S. military support activities; and
2.	Canadian Module Fabrication.
Notwithstanding the preceding, nothing in this Exhibit E restricts the Borrower from engaging in other Dispositions or transactions that are not included in the list above, provided that such Dispositions or transactions are otherwise permitted under this Agreement, and in which case such Disposition would not be a Strategic Disposition.